Exhibit 4.2

EXECUTION COPY

LOAN AND SERVICING AGREEMENT

dated as of January 6, 2005

among

TEC RECEIVABLES CORP.,

as Borrower

TAMPA ELECTRIC COMPANY,

as Servicer

THE PERSONS FROM TIME TO TIME

PARTY HERETO AS CONDUIT LENDERS,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME

PARTY HERETO AS COMMITTED LENDERS,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME

PARTY HERETO AS MANAGING AGENTS,

and

CITICORP NORTH AMERICA, INC.,

as Program Agent

Exhibit 4.2

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS	1

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Other Terms and Constructions	30
SECTION 1.03. Computation of Time Periods	30

ARTICLE II AMOUNTS AND TERMS OF THE LOANS	30

SECTION 2.01. The Loans	30
SECTION 2.02. Borrowing Procedures	31
SECTION 2.03. LIBOR Tranches	33
SECTION 2.04. Interest and Fees	34
SECTION 2.05. Optional Prepayments	34
SECTION 2.06. Application of Collections Prior to Termination Date	35
SECTION 2.07. Application of Collections After Termination Date	36
SECTION 2.08. Deemed Collections	37
SECTION 2.09. Payments and Computations, Etc.	37
SECTION 2.10. Tranches	33
SECTION 2.11. Interest Protection	38
SECTION 2.12. Increased Capital	39
SECTION 2.13. Funding Losses	40
SECTION 2.14. Taxes	40
SECTION 2.15. Security Interest	41
SECTION 2.16. Evidence of Debt	42

ARTICLE III CONDITIONS OF EFFECTIVENESS AND LOANS	42

SECTION 3.01. Conditions Precedent to Effectiveness and Initial Borrowing	42
SECTION 3.02. Conditions Precedent to All Borrowings and Releases	42

ARTICLE IV REPRESENTATIONS AND WARRANTIES	43

SECTION 4.01. Representations and Warranties of the Borrower	43
SECTION 4.02. Representations and Warranties of the Servicer	47

ARTICLE V GENERAL COVENANTS	49

SECTION 5.01. Affirmative Covenants of the Borrower	49
SECTION 5.02. Reporting Requirements of the Borrower	54
SECTION 5.03. Negative Covenants of the Borrower	56
SECTION 5.04. Affirmative Covenants of the Servicer	58
SECTION 5.05. Reporting Requirements of the Servicer	60
SECTION 5.06. Negative Covenants of the Servicer	60

ARTICLE VI ADMINISTRATION OF RECEIVABLES	61

SECTION 6.01. Designation of Servicer	61

i

Exhibit 4.2

ii

Exhibit 4.2

EXHIBITS AND SCHEDULES

EXHIBIT A	Credit and Collection Policy
EXHIBIT B	Form of Borrowing Request
EXHIBIT C-1	Form of Monthly Report
EXHIBIT C-2	Form of Weekly Report
EXHIBIT D-1	Form of Blocked Account Agreement
EXHIBIT D-2	Form of Lock-Box Processor Agreement
EXHIBIT E	List of Offices of Borrower where Records Are Kept
EXHIBIT F	List of Alternate Payment Locations; Deposit Account Banks, Deposit Accounts, Lock-Box Processors and Lock-Boxes
EXHIBIT G	List of Closing Documents
EXHIBIT H	Form of Assignment and Acceptance
EXHIBIT I	Form of Joinder Agreement
EXHIBIT J	Form of Prepayment Notice
EXHIBIT K	Form of Lock-Box Transfer Notice
EXHIBIT L	Form of True Sale and Substantive Consolidation Opinion

SCHEDULE I	Lender Groups
SCHEDULE II	Notice Addresses
SCHEDULE III	Special Concentration Limits
SCHEDULE IV	Concentration Percentages
SCHEDULE V	Approved Sub-servicers
SCHEDULE VI	Excluded Receivables

iii

LOAN AND SERVICING AGREEMENT

This LOAN AND SERVICING AGREEMENT dated as of January 6, 2005 is among TEC RECEIVABLES CORP., a Delaware corporation, as Borrower, TAMPA ELECTRIC COMPANY, a Florida corporation, as Servicer, CAFCO, LLC, as Conduit Lender, THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO, as Committed Lenders, THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO, as Managing Agents, and CITICORP NORTH AMERICA, INC., as Program Agent for the Conduit Lenders and the Committed Lenders. Capitalized terms used herein shall have the meanings specified in Section 1.01.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower may from time to time purchase Receivables from the Originator pursuant to the Purchase Agreement;

WHEREAS, to fund its purchases under the Purchase Agreement, the Borrower may from time to time request Loans from the Lenders on the terms and conditions of this Agreement;

WHEREAS, the Conduit Lenders may, in their sole discretion, make Loans so requested from time to time, and if a Conduit Lender in any Lender Group elects not to make any such Loan, the Committed Lenders in such Lender Group have agreed that they shall make such Loan, in each case subject to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adjusted LIBO Rate” means, for any Tranche Period, an interest rate per annum obtained by dividing (i) the LIBO Rate for such Tranche Period by (ii) a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Tranche Period.

“Administrative Services Agreement” means the Administrative Services Agreement dated as of the date hereof between the Purchaser and Tampa Electric.

“Adverse Claim” means a Lien other than any Permitted Lien.

“Affected Party” means any Lender, CNAI, individually and in its capacity as Program Agent, any Managing Agent, any Liquidity Provider and, with respect to each of the foregoing, the parent company that controls such Person.

Exhibit 4.2

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such specified Person.

“Aggregate Commitment” means, at any time, the sum of the Commitments then in effect. The initial Aggregate Commitment as of the Effective Date is $150,000,000.

“Aggregate Contra Balance” means, at any time, the sum of the Contra Balances for all Obligors at such time.

“Aggregate Principal Balance” means, at any time, the aggregate outstanding principal balance of the Loans hereunder at such time.

“Agreement” means this Loan and Servicing Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Payment Location” means each location listed on Exhibit F where Obligors are permitted to make payments in respect of the Receivables, as amended from time to time in accordance herewith.

“Alternative Rate” for any Tranche during any Tranche Period means an interest rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBO Rate for such Tranche Period; provided, however, that in case of:

(i) any Tranche Period with respect to which the Adjusted LIBO Rate is not available pursuant to Section 2.03,

(ii) any Tranche Period of less than one month,

(iii) any Tranche Period as to which the applicable Lender does not receive a request, by no later than 1:00 P.M. (New York City time) on the second Business Day preceding the first day of such Tranche Period, that the related Tranche be funded at the Adjusted LIBO Rate,

(iv) any Tranche Period for a Tranche, the Principal Balance of which is less than $500,000, or

(v) any Tranche Period for which the Borrower elects to fund the related Tranche at the Base Rate,

the Alternative Rate for such Tranche Period shall be an interest rate per annum equal to the Base Rate in effect from time to time during such Tranche Period.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Approved Sub-servicer” means each Person (i) appointed by the Servicer pursuant to Section 6.01(d) to perform certain of the obligations of the Servicer hereunder, (ii) approved by the Borrower, the Servicer, the Program Agent and the Managing Agents and (iii)

Exhibit 4.2

identified on Schedule V hereto, as such Schedule V may be amended from time to time with the consent of the Borrower, the Servicer, the Program Agent and the Managing Agents.

“Asset Purchase Agreement” means any asset purchase or other agreements pursuant to which a Conduit Lender may from time to time assign part or all of the Loans made by such Conduit Lender to a Liquidity Provider, as amended, restated, supplemented or otherwise modified from time to time.

“Assignment and Acceptance” means an agreement substantially in the form set forth as Exhibit H hereto pursuant to which a new Conduit Lender or Committed Lender becomes party to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as amended from time to time, or any successor thereto.

“Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall at all times be equal to the higher of: (A) the Prime Rate, and (B) the Federal Funds Rate plus 0.50%.

“Base Rate Tranche” has the meaning specified in Section 2.03(a).

“Billed Receivable” means any Receivable which is not an Unbilled Receivable.

“Blocked Account Agreement” means an agreement with respect to a Deposit Account at a Deposit Account Bank, in substantially the form of Exhibit D-1 or such other form as may be acceptable to the Program Agent and the Servicer, in their discretion, among the Borrower, the Originator, the Program Agent and such Deposit Account Bank and, if applicable, a Lock-Box Processor.

“Borrower” means TEC Receivables Corp., a Delaware corporation, in its capacity as Borrower hereunder, together with its successors and permitted assigns.

“Borrower Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Secured Parties arising under this Agreement or any other Facility Document or the transactions contemplated hereby or thereby, and shall include, without limitation, the repayment of the Aggregate Principal Balance and the payment of Interest, Fees and all other amounts due or to become due from the Borrower under the Facility Documents (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Transaction Party (in each case whether or not allowed as a claim in such proceeding).

“Borrowing” means a borrowing of Loans under this Agreement.

Exhibit 4.2

“Borrowing Base” means, at any time, an amount equal to (a) the product of (i) the Borrowing Base Percentage in effect at such time and (ii) the Net Receivables Pool Balance at such time minus (b) the Required Reserves at such time.

“Borrowing Base Deficiency” means, at any time, the excess, if any, of (i) the Aggregate Principal Balance over (ii) the Borrowing Base.

“Borrowing Base Percentage” means (i) during any Level 1 Ratings Period, 100%; (ii) during any period of time one Debt Rating of Tampa Electric is BBB- or higher by S&P or Baa3 or higher by Moody’s and the other Debt Rating of Tampa Electric is BB+ by S&P or Ba1 by Moody’s, 100%; (iii) during any period of time the Debt Rating of Tampa Electric is BB+ by S&P and Ba1 by Moody’s, 100% minus the highest Monthly Borrowing Base Decline during the previous twelve (12) months; and (iv) during any other period of time, the percentage equal to (a) 100% minus the highest Monthly Borrowing Base Decline during the previous twelve (12) months divided by (b) 4.

“Borrowing Date” has the meaning specified in Section 2.02(a)(i).

“Borrowing Request” has the meaning specified in Section 2.02(a)(i).

“Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York City, New York and, if the term “Business Day” is used in connection with the LIBO Rate, any day on which dealings are carried on in the London interbank market.

“Capitalization” means, with respect to Tampa Electric, the sum of Total Debt and Consolidated Shareholders Equity, in each case, as of the date of any determination thereof.

“Capitalized Lease Obligations” means, as to any Person, all rental obligations as lessee which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Change in Control” means (i) the Originator shall cease to own, directly or indirectly, 100% of the issued and outstanding capital stock of the Borrower or (ii) all of the issued and outstanding capital stock of Tampa Electric shall cease to be owned, directly or indirectly, by TECO.

“CNAI” means Citicorp North America, Inc., a Delaware corporation.

“Collateral” has the meaning set forth in Section 2.15.

“Collection Account” means the account to be maintained at Citibank, N.A. in the name of the Program Agent on behalf of the Lenders, for the purpose of receiving Collections, or any other account which may be designated by the Program Agent from time to time upon written notice to the Servicer and the Borrower.

Exhibit 4.2

“Collections” means, with respect to any Receivable, any and all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, all amounts collected as fees or charges for late payments with respect to such Receivable, all recoveries with respect to each written off Receivable (net of amounts, if any, retained by any third party collection agent), and any amounts deemed to have been received with respect to such Receivable pursuant to Section 2.08 hereof.

“Commitment” of any Committed Lender means the Dollar amount set forth on Schedule I hereto or, in the case of a Committed Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance or a Joinder Agreement the amount set forth therein as such Committed Lender’s “Commitment”, in each case as such amount may be (i) reduced or increased by any Assignment and Acceptance entered into by such Committed Lender and the other parties thereto in accordance with the terms hereof and (ii) reduced pursuant to Section 2.01(b).

“Commitment Termination Date” has the meaning assigned to that term in Section 2.01(c).

“Committed Lender” means, as to any Lender Group, each of the financial institutions listed on Schedule I as a “Committed Lender” for such Lender Group, together with its respective successors and permitted assigns.

“Concentration Limit” means, for any Obligor at any time, (a) the Normal Concentration Limit or (b) such other higher percentages (each, a “Special Concentration Limit”) for such Obligors as are set forth on Schedule III or such other Obligors and percentages as may otherwise be consented to by all of the Managing Agents in writing from time to time, which Special Concentration Limit is subject to reduction or cancellation by any Managing Agent upon five (5) days’ notice to the Borrower, the other Managing Agents, the Program Agent and the Servicer.

“Conduit Lender” means, means, collectively, the Persons identified as “Conduit Lenders” on Schedule I and their respective successors and permitted assigns.

“Conduit Lending Limit” means, for any Conduit Lender, the maximum principal amount of the Loans which may be advanced by such Conduit Lender as set forth on Schedule I (or on the signature pages to the Assignment and Acceptance or Joinder Agreement pursuant to which such Conduit Lender became a party hereto), subject to assignment pursuant to Section 10.03, as such amount may be modified from time to time by notice from the related Managing Agent to the Borrower and the Program Agent.

“Consolidated Shareholders Equity” means, as of the date of any determination, the consolidated tangible net worth of Tampa Electric and its Subsidiaries, and including amounts attributable to (a) junior subordinated debentures, provided that such junior subordinated debentures have subordination and deferral features substantially similar to those in the TECO Subordinated Debentures; and (b) preferred stock to the extent excluded from Total Debt, minus the value of minority interests in any of Tampa Electric’s Subsidiaries, and

Exhibit 4.2

disregarding unearned compensation associated with Tampa Electric’s employee stock ownership plan or other benefit plans, foreign currency translation adjustments and other comprehensive income adjustments, all determined in accordance with GAAP.

“Consolidated Subsidiary” means, with respect to any Person on any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing any Indebtedness or lease obligation (each a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (c) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be the maximum probable liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith by Tampa Electric in accordance with GAAP.

“Contra Balance” means, at any time with respect to any Obligor, the lesser of (i) the Outstanding Balance of Pool Receivables that are Eligible Receivables owed by such Obligor at such time and (ii) the aggregate amount payable by the Originator to such Obligor or any of its Affiliates pursuant to any contract between the Originator and such Obligor or any of its Affiliates at such time.

“Contract” means an agreement, tariff or other arrangement, including a purchase order or invoice, pursuant to or under which a Person is obligated to pay for goods purchased from, or services rendered by, the Originator from time to time.

“CP Rate” means, with respect to any Conduit Lender for any Tranche Period for any Tranche, to the extent such Conduit Lender funds such Tranche by issuing Promissory Notes, the per annum rate equivalent to the weighted average cost (as reasonably determined by the related Managing Agent, and which shall include (without duplication) the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to Promissory Notes maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender and any other costs associated with the issuance of Promissory Notes) to the extent related to the issuance of Promissory Notes that are allocated, in whole or in part, by such Conduit Lender or its related Managing Agent to fund or maintain such Tranche during such Tranche Period; provided, however, that if any component of any such rate is a discount rate, in calculating the “CP Rate” for such Tranche Period, the related Managing Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

Exhibit 4.2

“Credit and Collection Policy” means, with respect to any Receivable, the credit and collection policies and practices attached as Exhibit A hereto relating to such Receivable and the related Obligor as modified from time to time in accordance with the terms of Section 5.03(c).

“Customer Deposits” means any cash or credits held by the Originator for the account of an Obligor as security for, or for application to, the payment of the Receivables of such Obligor.

“Customer Deposit Overconcentration Amount” means, at any time, the amount by which (a) the aggregate Customer Deposits at such time exceeds (b) the product of (i) the percentage set forth on Schedule IV hereto under the heading “Customer Deposit Overconcentration Percentage” applicable to the Ratings Period then in effect at such time and (ii) the aggregate Customer Deposits at such time.

“Debt Rating” means, with respect to any Person at any time, the then current rating by S&P or Moody’s of such Person’s long-term public senior unsecured non-credit enhanced debt.

“Default Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, the fraction (expressed as a percentage) determined as of the last day of the immediately preceding Monthly Period by dividing (i) the aggregate Outstanding Balance of all Defaulted Receivables on such date by (ii) the aggregate Outstanding Balance of all Receivables on such date.

“Defaulted Receivable” means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for sixty-one (61) or more days from the original due date thereof, (ii) as to which the Obligor thereof is subject to an Event of Bankruptcy or (iii) which, consistent with the Credit and Collection Policy, has been or should be written off as uncollectible.

“Delinquency Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, the fraction (expressed as a percentage) determined as of the last day of the immediately preceding Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables that are Delinquent Receivables on such date by (ii) the aggregate Outstanding Balance of all Receivables on such date.

“Delinquent Receivable” means a Receivable which is not a Defaulted Receivable (i) as to which any payment, or part thereof, remains unpaid for thirty-one (31) or more days from the original due date thereof or (ii) which, consistent with the Credit and Collection Policy, has been or should be classified as delinquent by the Originator or the Servicer.

“Deposit Account” means each depositary account, concentration account or other similar account into which Collections are collected or deposited.

“Deposit Account Bank” means a financial institution at which a Deposit Account is maintained.

Exhibit 4.2

“Diluted Receivable” means that portion, and only that portion, of any Receivable which is either (a) reduced or canceled as a result of a Dilution Factor or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever (in each case, except any such reduction, cancellation, dispute, offset, counterclaim or defense due to, or resulting from or relating to, the financial inability to pay or insolvency of the related Obligor).

“Dilution Factor” means any of the following factors giving rise to dilution: (i) any defective, rejected or returned merchandise or services, any cash discount, or any failure by the Originator to deliver any merchandise or perform any services or otherwise perform as required by the underlying Contract or invoice, (ii) any change, allowance or cancellation of any terms of such Contract or invoice or any other adjustment by the Originator which reduces the amount payable by the Obligor on the related Receivable (except any such change, allowance, cancellation or adjustment due to, or resulting from or relating to, the financial inability to pay or insolvency of the related Obligor) and (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction).

“Dilution Horizon Factor” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, a fraction (expressed as a percentage) determined as of the last day of the immediately preceding Monthly Period the numerator of which is (i) the sum of (a) the aggregate Outstanding Balance (in each case, at the time of creation) of all Receivables generated during the immediately preceding Monthly Period and (b) the aggregate Outstanding Balance of all Unbilled Receivables as of the close of business on such day and the denominator of which is (ii) the aggregate Outstanding Balance of all Receivables as of such date minus the aggregate Outstanding Balance of all Defaulted Receivables as of such date.

“Dilution Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, a fraction (expressed as a percentage) determined as of the last day of the immediately preceding Monthly Period the numerator of which is (i) the portion of all Receivables which became Diluted Receivables during such Monthly Period and the denominator of which is (ii) the aggregate Outstanding Balance (in each case, at the time of creation) of all Receivables generated during the Monthly Period immediately preceding the Monthly Period referred to in clause (i); provided that for purposes of calculating the Dilution Ratio only, the amount included in clause (i) above will exclude the portion of Diluted Receivables representing payments of interest to Obligors on such Obligors’ Customer Deposits.

“Dilution Reserve” means, at any time, an amount equal to the product of (i) the Dilution Reserve Percentage at such time and (ii) the Net Receivables Pool Balance at such time.

“Dilution Reserve Percentage” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, a percentage, determined as of the last day of the immediately preceding Monthly Period, equal to the product of (a) the sum of (i) the product of (A) the Stress Factor and (B) the average of the Dilution Ratios for the twelve (12) most recently ended Monthly Periods, plus (ii) the Dilution Volatility Ratio as of such day, and (b) the Dilution Horizon Factor as of such day.

Exhibit 4.2

“Dilution Volatility Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, a percentage determined as of the last day of the immediately preceding Monthly Period equal to:

(HDR – ADR) x (HDR/ADR)

where:

HDR    =  the highest Dilution Ratio during the twelve (12) most recently ended Monthly Periods; and

ADR    =  the average of the Dilution Ratios for each of the twelve (12) most recently ended Monthly Periods.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Dynamic Loss Reserve Percentage” means, as of any Monthly Reporting Date and contiuning to (but exlcuding) the next succeeding Monthly Reporting Date, a percentage determined as of the last day of the immediately preceding Monthly Period equal to the product of (i) the Stress Factor on such date, (ii) the Loss Horizon Ratio on such date and (iii) the highest average Loss Ratio for any three (3) consecutive Monthly Periods during the preceding twelve (12) Monthly Periods.

“EBITDA” means, for any period, the consolidated Net Income of Tampa Electric and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such consolidated Net Income, the sum of (i) Interest Expense for such period, (ii) consolidated income tax expense for such period, and (iii) all amounts attributable to depreciation and amortization for such period and (iv) any extraordinary non-cash charges for such period, minus (b) without duplication and to the extent included in determining such consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.

“EBITDA to Interest Ratio” shall mean, as of the last day of each calendar quarter, the ratio of (a) Tampa Electric’s EBITDA for the 12-month period ending on such day to (b) Tampa Electric’s Interest Expense for the 12-month period ending on such day.

“Effective Date” means January 6, 2005.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which (a) is a resident of, and has a billing address in, the United States, (b) is not an Affiliate of any Transaction Party, (c) is not subject to an Event of Bankruptcy and (d) has not been objected to by the Program Agent;

(ii) which is not a Defaulted Receivable;

(iii) which is denominated and payable only in Dollars within the United States;

Exhibit 4.2

(iv) which, together with the Contract related thereto, does not contravene, in any material respect, any laws, tariffs, rules or regulations applicable thereto (including, without limitation, laws, tariffs, rules or regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which the Originator is not in violation of any such law, tariff, rule or regulation applicable to such Contract in any material respect;

(v) which is freely assignable and the Contract with respect to which does not require the consent, authorization or approval of, or notice to, the Obligor thereof or any Governmental Authority (except for such consent, authorization or approval that has been obtained or such notice that has been given) to (a) convey such Receivable, the related Contract, the Related Security and the Collections from the Originator to the Borrower, and (b) grant a security interest in such Receivable, the related Contract, the Related Security and the Collections by the Borrower to the Program Agent, for the benefit of the Secured Parties;

(vi) which was originated by the Originator in accordance, and complies, with all applicable requirements of the Credit and Collection Policy and is in compliance with any other reasonable criteria specified by the Program Agent in the exercise of its reasonable credit judgment upon at least thirty (30) days prior written notice to the Borrower, the Originator and the Managing Agents;

(vii) which, pursuant to the Contract related thereto, is required to be paid in full within thirty-one (31) days of the original billing date therefor;

(viii) which (1) is an “account” within the meaning of 9-102 of the UCC, (2) is an account receivable representing all or a part of the sales price of merchandise sold or services rendered within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, (3) together with the Contract related thereto, (x) has been duly authorized, (y) is in full force and effect, and (z) represents a bona fide obligation of the related Obligor to pay the stated amount and constitutes the legal, valid and binding obligation of the Obligor thereof enforceable against such Obligor in accordance with its terms, subject to the Enforceability Exceptions, (4) has not been satisfied, released, canceled, subordinated or rescinded, nor has any instrument been executed by the Originator or the Borrower which would effect any such satisfaction, release, cancellation, subordination or rescission and (5) is not subject to any dispute, right of rescission, setoff, recoupment, counterclaim or defense whether arising out of transactions concerning such Receivable or otherwise (provided, that only the portion of the Receivable subject to any such dispute, right of rescission, setoff, recoupment, counterclaim or defense shall be deemed ineligible);

(ix) good and marketable title to which (including all of its interest in all Related Security and Collections with respect thereto) with respect to any Receivable originated by the Originator, has been conveyed by the Originator to the Borrower pursuant to the terms of the Purchase Agreement, free of any Adverse Claim;

Exhibit 4.2

(x) which arises from the sale of goods or the provision of services by the Originator to an Obligor in the ordinary course of the Originator’s business pursuant to a Contract governed by the laws of one of the United States of America;

(xi) with respect to which all obligations on the part of the Originator (other than, in the case of an Unbilled Receivable, the rendering of an invoice) have been performed to the extent necessary to establish the right to receive full payment;

(xii) which has not been compromised, adjusted or modified (including by extension of time of payment or the granting of any discounts, allowances or credits), other than as permitted in this Agreement;

(xiii) which, if an Unbilled Receivable, has not remained unbilled for more than thirty (30) days and once billed is due and payable in full within thirty-one (31) days from its original billing date;

(xiv) which if funded with the proceeds of Promissory Notes, would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended; and

(xv) which is not a Wholesale Electric Receivable.

“Enforceability Exceptions” means exceptions to the enforceability of an obligation arising under (i) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, regardless of whether considered in a proceeding at equity or at law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor statute.

“ERISA Affiliate” means (a) a corporation which is a member of a controlled group of corporations with Tampa Electric within the meaning of Section 414(b) of the IRC, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with Tampa Electric within the meaning of Section 414(c) of the IRC or Section 4001(b)(1) of ERISA, (c) a member of an affiliated service group with Tampa Electric within the meaning of Section 414(m) of the IRC, or (d) an entity treated as under common control with Tampa Electric by reason of Section 414(o) of the IRC.

“ERISA Plan” means any employee benefit plan (a) maintained by Tampa Electric or any ERISA Affiliate, or to which any of them contributes or is obligated to contribute, for its employees and (b) covered by Title IV of ERISA or to which Section 412 of the IRC applies.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

Exhibit 4.2

“Event of Bankruptcy” means, with respect to any Person:

(i) such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Federal Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or seeking the entry of an order for relief or the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets; or such Person shall take any corporate or limited liability company action to authorize any of such actions; or

(ii) a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Federal Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Event of Termination” has the meaning assigned to that term in Section 7.01.

“Excluded Receivables” means (i) the accounts receivable described on Schedule VI hereto and (ii) on and after the date on which the Program Agent has acknowledged receipt of written notice from the Borrower that Collections on the Wholesale Electric Receivables are not, and will no longer be, commingled with Collections on any other Receivables, all Wholesale Electric Receivables.

“Face Amount” means in relation to any Promissory Notes (a) if issued on a discount basis, the face amount stated therein and (b) if issued on an interest-bearing basis, the principal amount stated therein plus the amount of all interest accrued or to accrue thereon on or prior to its stated maturity date.

“Facility Documents” means collectively, this Agreement, the Purchase Agreement, the Subordinated Note, each Fee Letter, each Blocked Account Agreement, each Lock-Box Processor Agreement, each Lock-Box Transfer Notice, the Administrative Services Agreement and all other agreements, documents and instruments delivered pursuant thereto or in connection therewith.

“Facility Limit” means at any time $150,000,000, adjusted as necessary to give effect to the application of any Joinder Agreement, any reduction pursuant to Section 2.01(b) and any change in the amount of any Lender Group Limit.

Exhibit 4.2

“Federal Funds Rate” means, with respect to any Lender for any period, a fluctuating interest rate per annum equal (for each day during such period) to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York; or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the applicable Managing Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated as of the date hereof between the Managing Agent, the related Lenders and the Borrower, and each other fee letter executed in connection with this Agreement or in connection with a Joinder Agreement, each as amended, restated, supplemented or otherwise modified from time to time.

“Fee Payment Date” means the third (3rd) Business Day of each Monthly Period.

“Fees” means, collectively, all Liquidity Fees, Program Fees and Other Fees.

“Final Collection Date” means the date on or following the Termination Date on which the Aggregate Principal Balance has been reduced to zero and all other Borrower Obligations have been paid in full.

“FPSC” means the Florida Public Service Commission and its successors.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Government Receivable” means any Receivable the Obligor of which is a Governmental Authority.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, the Federal Energy Regulatory Commission, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party to this Agreement at law.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Governmental Authority Overconcentration Amount” means, at any time, the aggregate, for all Obligors which are Governmental Authorities, of the amounts by which the aggregate Outstanding Balance of all Eligible Receivables of such Obligors at such time exceeds the product of (x) the percentage set forth on Schedule IV hereto under the heading “Government Receivables Overconcentration Percentage” applicable to the Ratings Period then in effect at such time and (y) the aggregate Outstanding Balance of all Pool Receivables at such time.

Exhibit 4.2

“Hedge Transactions” means transactions under any interest swap agreements, caps, collars or other interest rate hedging mechanisms.

“Incipient Event of Termination” means any event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination.

“Incipient Servicer Default” means any event which, with the giving of notice or lapse of time or both, would constitute a Servicer Default.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person (other than letters of credit issued to secure a financial obligation of such Person to the extent such obligation is not outstanding at the time) and all unreimbursed drafts drawn thereunder, (d) all Indebtedness of another Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under any subscription or similar agreement, (g) the discounted present value of all obligations of such Person (other than Tampa Electric) payable under agreements for the payment of a specified purchase price for the purchase and resale of power whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (h) any unfunded or underfunded obligation subject to the minimum funding standards of Section 412 of the IRC of such Person to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained at any time, or contributed to, by such Person or any other Person which is under common control (within the meaning of Section 414(b) or (c) of the IRC) with such Person, (i) all Contingent Obligations of such Person and (j) all obligations of such Person in respect of Hedge Transactions; provided, however, that Indebtedness shall specifically exclude accounts payable arising in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 8.01.

“Initial Borrowing” means the first Borrowing made pursuant to this Agreement.

“Interest” means, for any Tranche and any Tranche Period, the sum for each day during such Tranche Period of the following:

IR x PB/CB

where:

IR	=	the Interest Rate for such Tranche for such day.

PB	=	the Principal Balance of such Tranche on such day.

CB	=	(i) in the case of a Tranche, the Interest Rate for which is based on the Base Rate, 365 and (ii) in the case of any other Tranche, 360.

Exhibit 4.2

“Interest and Fee Reserve” means, at any time, an amount equal to the sum of (a) the product of (i) the Liquidation Interest and Program Fee Percentage at such time and (ii) the Aggregate Principal Balance at such time plus (b) the product of (i) the Liquidation Servicer Fee Percentage at such time and (ii) the aggregate Outstanding Balance of all Pool Receivables at such time.

“Interest Expense” means, for any period, the sum of Base Interest Expense (a) of Tampa Electric and its Subsidiaries and (b) accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by Tampa Electric or any of its Subsidiaries, but excluding any Interest Expense (i) on Non-Recourse Indebtedness; and (ii) on Indebtedness of a Person before the date (A) it becomes a Subsidiary of Tampa Electric, (B) it is merged or consolidated with Tampa Electric or (C) a Subsidiary of Tampa Electric or its assets are acquired by Tampa Electric to the extent that income or loss of such Person is excluded under the definition of Net Income, each determined for such period on a consolidated basis in accordance with GAAP. For purposes of this definition, “Base Interest Expense” means, with respect to any Person, for any period, total cash interest expense of such Person payable for such period with respect to all outstanding Indebtedness of such Person, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements to the extent such net costs are allocable to such period in accordance with GAAP.

“Interest Payment Date” means, (i) with respect to any Tranche which accrues interest at the CP Rate, the third (3rd) Business Day of the month immediately succeeding the related Tranche Period, (ii) with respect to any Base Rate Tranche, the third (3rd) Business Day of the month immediately succeeding the month in which the related Tranche Period ends, and (iii) with respect to any LIBOR Tranche, the last day of the related Tranche Period and with respect to any such Tranche Period longer than three (3) months, the third (3rd) Business Day of each calendar quarter.

“Interest Rate” means, with respect to any Tranche for any day (a) to the extent such Tranche is funded on such day by a Conduit Lender through the issuance of Promissory Notes, the CP Rate and (ii) otherwise, the Alternative Rate; provided, that at all times following the occurrence and during the continuation of an Event of Termination, the Interest Rate for each Tranche on each day shall be an interest rate per annum equal to the Base Rate in effect from time to time plus 2.00%.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“IRS” means the Internal Revenue Service of the United States of America.

“Joinder Agreement” means a joinder agreement substantially in the form set forth as Exhibit I hereto pursuant to which a new Lender Group becomes party to this Agreement.

Exhibit 4.2

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, tariff, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“Lender” means any Conduit Lender or Committed Lender, as applicable, and “Lenders” means, collectively, the Conduit Lenders and the Committed Lenders.

“Lender Group” means any Managing Agent and its related Conduit Lenders and Committed Lenders.

“Lender Group Limit” means, for any Lender Group, the amount set forth on Schedule I (or in the Joinder Agreement pursuant to which such Lender Group became party hereto) subject to assignment pursuant to Section 10.03, as such amount may be reduced in accordance with Section 2.01(b).

“Lender Group Percentage” means, for any Lender Group, the percentage equivalent of a fraction (expressed out to five decimal places), the numerator of which is the aggregate Commitments of all Committed Lenders in such Lender Group and the denominator of which is the Aggregate Commitment.

“Level 1 Ratings Period” means any period of time during which the Debt Rating of Tampa Electric is (i) BBB- or higher by S&P and (ii) Baa3 or higher by Moody’s.

“Level 2 Ratings Period” means any period of time, other than a Level 3 Ratings Period, Level 4 Ratings Period or Level 5 Ratings Period, during which the Debt Rating of Tampa Electric is below (i) BBB- by S&P or (ii) Baa3 by Moody’s.

“Level 3 Ratings Period” means any period of time, other than a Level 4 Ratings Period or Level 5 Ratings Period, during which the Debt Rating of Tampa Electric is below (i) BB+ by S&P or (ii) Ba1 by Moody’s.

“Level 4 Ratings Period” means any period of time, other than a Level 5 Ratings Period, during which the Debt Rating of Tampa Electric is below (i) BB- by S&P or (ii) Ba3 by Moody’s.

“Level 5 Ratings Period” means any period of time during which the Debt Rating of Tampa Electric is (a) below (i) B by S&P or (ii) B2 by Moody’s, or (b) withdrawn by either S&P or Moody’s.

“Level A Ratings Period” means any period of time during which the Debt Rating of Tampa Electric is (i) BB+ or higher by S&P and (ii) Ba1 or higher by Moody’s.

“Level B Ratings Period” means any period of time during which the Debt Rating of Tampa Electric is (a) below (i) BB+ by S&P or (ii) Ba1 by Moody’s or (b) withdrawn by S&P or Moody’s.

“LIBO Rate” means, for any Tranche for any Tranche Period, the rate determined by the related Managing Agent by reference to the British Bankers’ Association Interest

Exhibit 4.2

Settlement Rate for deposits in Dollars, with a maturity comparable to such Tranche Period, appearing on page 3750 of the Telerate Service (or any such page as may replace page 3750 on such service or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by the related Managing Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on the second Business Day before the first day of such Tranche Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate at which deposits in Dollars in a principal amount of not less than $1,000,000 and for a maturity comparable to such Tranche Period are offered by the related Reference Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the second Business Day before (and for value on) the first day of such Tranche Period.

“LIBO Rate Reserve Percentage” means, for any Tranche Period in respect of which Interest is computed by reference to the LIBO Rate, the reserve percentage applicable two Business Days before the first day of such Tranche Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Tranche Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Tranche Period.

“LIBOR Tranche” has the meaning set forth in Section 2.03(a).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority, charge or other security agreement or preferential arrangement of any kind or nature whatsoever that is intended as security.

“Liquidation Fee” means for any Tranche Period of any Tranche held by a Lender (i) the amount, if any, by which the additional Interest which would have accrued during such Tranche Period on the reductions of the Principal Balance of the Tranche relating to such Tranche Period had a reduction of the Principal Balance not occurred, exceeds (ii) the income, if any, received by the Lender which holds such Tranche from the investment of the proceeds of such reductions of Principal Balance. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the affected Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Liquidation Interest and Program Fee Percentage” means, at any time for purposes of calculating the Interest and Fee Reserve, an amount equal to the product of (a) 1.5; (b) the sum of (i) the Alternative Rate for a period of thirty (30) days deemed to have commenced on the date of the calculation of the Interest and Fee Reserve, (ii) the Applicable Margin and (iii) the Program Fee Rate; and (c) a fraction, having as its numerator the highest

Exhibit 4.2

average Turnover Ratio for any period of three (3) consecutive Monthly Periods during the preceding twelve Monthly Periods and having as its denominator, 360.

“Liquidation Servicer Fee Percentage” means, at any time, for purposes of calculating the Interest and Fee Reserve, an amount equal to the product of (a) 1.00% per annum and (b) a fraction, having as its numerator the highest average Turnover Ratio for any period of three (3) consecutive Monthly Periods during the preceding twelve Monthly Periods and having as its denominator, 360.

“Liquidity Facility Termination Date” means any day upon which the commitments of any financial institutions from time to time extending liquidity support for the Promissory Notes issued by any Conduit Lender in connection with this Agreement or to fund the acquisition and/or maintenance by any Conduit Lender of Loans in respect of which Interest accrues or is to accrue at the Alternative Rate, shall be terminated for any reason (whether at the stated maturity or earlier) or shall otherwise cease to be in full force and effect.

“Liquidity Fee” has the meaning set forth in the Fee Letter.

“Liquidity Provider” means any of the financial institutions from time to time party to any Asset Purchase Agreement or any liquidity loan agreement or similar arrangement with a Conduit Lender.

“Loan” means a loan made to the Borrower pursuant to Article II.

“Lock-Box” means any post office box maintained by the Originator, the Servicer or a Lock-Box Processor, in each case, for the purpose of receiving payments on Receivables or other Collections.

“Lock-Box Processor” means any of the Persons identified as a Lock-Box Processor on Exhibit F and any other Person that may from time to time perform lock-box services with respect to one or more Lock-Boxes.

“Lock-Box Processor Agreement” means an agreement with respect to a Lock-Box in substantially the form of (i) Exhibit D-2 or (ii) one of the Lock-Box Processor Agreements previously executed by the Program Agent in connection with this Agreement, or such other form as may be acceptable to the Program Agent in its discretion, among the Borrower, the Originator, the Program Agent and the related Lock-Box Processor.

“Lock-Box Transfer Notice” means a notice in substantially the form attached hereto as Exhibit K.

“Loss Horizon Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, a ratio determined as of the last day of the immediately preceding Monthly Period by dividing (i) the sum of (a) the aggregate Outstanding Balances (in each case, at the time of creation) of all Receivables generated during the three (3) immediately preceding Monthly Periods and (b) the aggregate Outstanding Balance of all Unbilled Receivables as of such day by (ii) the aggregate Outstanding Balances of all Pool

Exhibit 4.2

Receivables as of such day minus the aggregate Outstanding Balances of all Defaulted Receivables as of such day.

“Loss Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, the ratio (expressed as a percentage) determined as of the last day of the immediately preceding Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables that (a) were aged at least 61 days, but not greater than 90 days from their respective original due dates on such date or (b) were (or should have been in accordance with the Credit and Collection Policy) written off during such Monthly Period by (ii) the aggregate Outstanding Balance (in each case, at the time of creation) of all Receivables generated during the fourth preceding Monthly Period; provided, that if, at any time, the Servicer is unable to calculate (x) the aggregate Outstanding Balance of all Pool Receivables which are aged between 61 and 90 days from their respective original due dates at such time and (y) the aggregate Outstanding Balance of all Pool Receivables which are aged 91 or more days from their respective original due dates at such time, then for purposes of calculating the “Loss Ratio”, the Servicer shall, for purposes of clause (a) above, use the aggregate Outstanding Balance of all Pool Receivables that were aged at least 61 days from their respective due dates on such date.

“Loss Reserve” means, at any time, an amount equal to the product of (i) the Loss Reserve Percentage at such time and (ii) the Net Receivables Pool Balance at such time.

“Loss Reserve Percentage” means, at any time, the greatest of (i) the Minimum Loss Reserve Percentage at such time, (ii) the product of (x) 4 and (y) the Normal Concentration Limit and (iii) the most recently calculated Dynamic Loss Reserve Percentage at such time.

“Loss-to-Liquidation Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, the ratio (expressed as a percentage) for the immediately preceding Monthly Period determined by dividing (i) the aggregate Outstanding Balance of all Receivables that were (or should have been in accordance with the Credit and Collection Policy) written off during such Monthly Period by (ii) the aggregate amount of cash Collections received by the Servicer during such Monthly Period.

“Majority Committed Lenders” means, at any time, Committed Lenders whose Commitments together exceed fifty percent (50%) of the Aggregate Commitment at such time.

“Majority Managing Agents” means, at any time, Managing Agents whose Lender Group Limits together exceed fifty percent (50%) of the Facility Limit at such time.

“Managing Agent” means, as to any Conduit Lender or Committed Lender, the Person listed on Schedule I as the “Managing Agent” for such Lenders, together with its respective successors and permitted assigns.

“Material Adverse Effect” means a material adverse effect on (i) the ability of Tampa Electric, the Servicer or the Borrower to perform its respective obligations under any Facility Document, (ii) subject to the Enforceability Exceptions, the legality, validity or enforceability of any Facility Document, (iii) the rights or interests of the Program Agent, the Managing Agents, the Lenders and the Liquidity Providers hereunder or with respect to the

Exhibit 4.2

Collateral or (iv) the collectibility of the Pool Receivables generally or any material portion thereof.

“Maximum Allowable Principal Amount” means for any Monthly Period, the lower of (i) the Facility Limit as of the end of such Monthly Period and (ii) the Borrowing Base as of the end of such Monthly Period.

“Minimum Loss Reserve Percentage” means five percent (5%).

“Monthly Maximum Principal Amount Decline” means for any Monthly Period, the ratio (expressed as a percentage) determined by dividing (a) the amount equal to (i) the Maximum Allowable Principal Amount as of the end of the Monthly Period immediately preceding such Monthly Period minus (ii) the Maximum Allowable Principal Amount as of the end of such Monthly Period by (b) the Maximum Allowable Principal Amount as of the end of the Monthly Period immediately preceding such Monthly Period; provided that if the amount in clause (ii) above is greater than the amount in clause (i) above, the Monthly Maximum Principal Amount Decline is zero.

“Monthly Period” means each calendar month.

“Monthly Report” means a report, in substantially the form of Exhibit C-1, furnished by the Servicer to the Managing Agents for the Lenders pursuant to Section 5.05(d).

“Monthly Reporting Date” means the fifteenth (15th) day of each Monthly Period (or, if such day is not a Business Day, the next succeeding Business Day).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA).

“Net Income” means, for any period, the net income or loss of Tampa Electric and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (and before giving effect to any elimination of minority interests in non-wholly owned Subsidiaries); provided that there shall be excluded the income or loss of any Person accrued before (a) the date it becomes a Subsidiary of Tampa Electric, (b) the date it is merged into or consolidated with Tampa Electric or any Subsidiary of Tampa Electric or (c) the date its assets are acquired by Tampa Electric or any Subsidiary of Tampa Electric, other than amounts of income accrued before such date which are actually paid as dividends after such date.

“Net Receivables Pool Balance” means at any time of calculation hereunder, an amount equal to the Outstanding Balances of all Eligible Receivables at such time, minus, without duplication, (i) all cash Collections and security deposits received by the Servicer which have not been applied to reduce the Outstanding Balance of such Pool Receivables, (ii) the sum of (a) the aggregate amount of reductions that would result from the application of all Dilution Factors which have not yet been applied by the Servicer to the Outstanding Balance of any Pool Receivables at such time and (b) the aggregate amount of credit memos which have not yet been applied by the Servicer to reduce the Outstanding Balance of the Pool Receivables, (iii) the

Exhibit 4.2

Obligor Overconcentration Amount at such time, (iv) the Governmental Authority Overconcentration Amount at such time, (v) the Unbilled Receivables Overconcentration Amount at such time, (vi) the Customer Deposit Overconcentration Amount at such time, (vii) the Taxes Overconcentration Amount at such time, (vii) the Aggregate Contra Balance at such time, (viii) the Wholesale Gas Receivables Overconcentration Amount at such time, and (ix) the outstanding accrual balance of interest payments that are due Obligors on their Customer Deposits at such time.

“Non-Recourse Indebtedness” means Indebtedness which is not an obligation of, and is otherwise without recourse to, the assets or revenues of Tampa Electric or any Subsidiary of Tampa Electric.

“Normal Concentration Limit” means, at any time with respect to any Obligor, 1.25% of the Net Receivables Pool Balance.

“Obligor” means any Person obligated to make payments pursuant to a Contract.

“Obligor Overconcentration Amount” means, at any time, the aggregate, for all Obligors, of the amounts by which the aggregate Outstanding Balance of all Eligible Receivables of each such Obligor and its Affiliates exceeds the product of (i) the applicable Concentration Limit for such Obligor at such time, and (ii) the Net Receivables Pool Balance at such time.

“Official Body” means any Governmental Authority or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Originator” means Tampa Electric.

“Other Fees” means amounts owed by the Borrower hereunder pursuant to Sections 2.11, 2.12, 2.13, 2.14, 8.01 and 10.10.

“Outstanding Balance” means, with respect to a Receivable at any time, the then outstanding principal balance thereof.

“Participant” has the meaning specified in Section 10.03(f).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Investments” shall mean:

(a) direct obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof, if such obligations are backed by the full faith and credit of the United States;

Exhibit 4.2

(b) federal funds, certificates of deposit, time deposits, bankers’ acceptances (which shall each have an original maturity of not more than ninety (90) days and, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days) or demand deposits of any United States depository institution or trust company organized under the laws of the United States or any state and subject to supervision and examination by federal and or state banking authorities; provided, that the short-term obligations of such depository institution or trust company are rated in one of the two highest available rating categories by the Rating Agencies on the date of acquisition thereof;

(c) commercial paper (having original maturities of not more than thirty (30) days) of any corporation incorporated under the laws of the United States or any state thereof which is rated A-1 or better by S&P and P-1 by Moody’s on the date of acquisition thereof;

(d) securities of money market funds rated AA or better by S&P and Aa or better by Moody’s on the date of acquisition thereof; or

(e) repurchase obligations secured by an investment described in clause (a) above with a market value greater than the repurchase obligation, provided that such security is held by a third party custodian which has a rating for its short-term, unsecured debt or commercial paper (other than such obligations the rating of which is based on the credit of a Person other than such custodian) of P-1 by Moody’s and at least A-1 by S&P on the date of acquisition thereof.

“Permitted Liens” means any of the following:

(a) Liens for taxes and assessments (i) which are not yet due and payable or (ii) the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Borrower is maintaining adequate reserves in accordance with GAAP;

(b) Liens in favor of the Program Agent or any Secured Party, including any Liquidity Providers (but only in connection with this Agreement); and

(c) Liens in favor of the Borrower arising pursuant to the Purchase Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

“Pool Receivable” means each Receivable in which an interest has been transferred or purported to be transferred to the Borrower by the Originator pursuant to the Purchase Agreement.

Exhibit 4.2

“Prime Rate” means, with respect to any Lender Group, the rate of interest announced publicly by the related Reference Bank from time to time as its prime or base rate (such rate not necessarily being the lowest or best rate charged by such Reference Bank).

“Principal Balance” means with respect to any Tranche, the original principal amount of a Loan made hereunder that has been allocated to such Tranche pursuant to Section 2.03(a), as such amount may be divided or combined in accordance therewith, in each case as reduced from time to time by (i) payments made in accordance with Section 2.05 and (ii) Collections received by the applicable Lender holding such Tranche from distributions made pursuant to Section 2.06 or Section 2.07, as applicable, that have been applied to reduce the Principal Balance of such Tranche; provided, that if such Principal Balance shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Principal Balance shall be increased by the amount of such rescinded or returned distribution, as though it had not been received by such Lender.

“Program Agent” means CNAI, in its capacity as agent for the Lenders, together with its successors and permitted assigns.

“Program Fee” has the meaning set forth in the Fee Letter.

“Program Fee Rate” has the meaning set forth in the Fee Letter.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the IRC which is not exempt under Section 408 of ERISA or Section 4975(d) of the IRC.

“Promissory Notes” means, collectively, (i) promissory notes issued by a Conduit Lender and (ii) participations sold by a Conduit Lender pursuant to Section 10.03(f); provided, that the terms “Promissory Notes” shall not include the interests sold by a Conduit Lender pursuant to an Asset Purchase Agreement.

“Pro Rata Share” means, at any time for any Committed Lender in any Lender Group, (a) the Commitment of such Committed Lender at such time divided by the sum of the Commitments of all Committed Lenders in such Lender Group at such time and (b) after the Commitments of all the Committed Lenders in such Lender Group have been terminated, the outstanding principal amount of the Loans funded by such Committed Lender at such time divided by the outstanding principal amount of the Loans funded by all the Committed Lenders in such Lender Group at such time.

“Purchase Agreement” means that certain Purchase and Contribution Agreement dated as of the date hereof between the Originator and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Rate Type” means the Adjusted LIBO Rate, the Base Rate or the CP Rate.

“Rating Agencies” means each of S&P and Moody’s or their respective successors.

Exhibit 4.2

“Ratings Period” means each of a Level 1 Ratings Period, Level 2 Ratings Period, Level 3 Ratings Period, Level 4 Ratings Period, Level 5 Ratings Period, Level A Ratings Period and Level B Ratings Period.

“Receivable” means all indebtedness of an Obligor, whether a Billed Receivable or an Unbilled Receivable, arising under a Contract from the sale, provision or transportation of electricity or gas or the rendering of related services by the Originator in the ordinary course of its business to an Obligor of the Originator, including all interest, finance charges, sales taxes and other taxes with respect thereto, and including, with respect to Unbilled Receivables existing on the Termination Date, 100% of the amount thereafter invoiced to any related Obligor after the Termination Date. “Receivable” shall not include any Excluded Receivables.

“Records” means all Contracts and all other material agreements, documents, instruments, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained by or on behalf of the Borrower or the Servicer with respect to the Pool Receivables, the related Obligors and the Related Security.

“Reference Bank” means, with respect to any Lender Group, the financial institution identified as the Reference Bank for such Lender Group on Schedule I or such other financial institution as shall be specified by the Managing Agent for such Lender Group in a written notice to the Borrower.

“Related Security” means, with respect to any Pool Receivable: (i) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the related Contract or otherwise, (ii) all UCC financing statements or other filings covering any collateral securing payment of such Pool Receivable (it being understood that such UCC financing statements will not be assigned of record to the Program Agent unless requested by the Program Agent after an Event of Termination), (iii) all guarantees, prepayment penalties, cancellation fees, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the related Contract or otherwise, (iv) all Records related to such Pool Receivable, (v) all right, title and interest in and to the Purchase Agreement, and (vi) all proceeds of the foregoing.

“Release” has the meaning specified in Section 2.06(a)(v).

“Required Reserves” means, at any time, the sum of the Loss Reserve, the Interest and Fee Reserve and the Dilution Reserve at such time.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, any vice president, the chief financial officer or the treasurer of such Person, any other officer, member or manager having substantially the same authority and responsibility.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Exhibit 4.2

“Scheduled Termination Date” means, (i) with respect to the Committed Lenders’ Commitments hereunder, January 5, 2006, unless such date is extended pursuant to Section 2.01(c) and (ii) with respect to the Conduit Lenders, January 3, 2008, unless such date is extended with the consent of the parties hereto.

“Secured Parties” means, collectively, the Lenders, each Managing Agent, the Program Agent and each other Indemnified Party.

“Servicer” means Tampa Electric, or such other Person(s) then authorized pursuant to Section 6.01 to service, administer, bill and collect Pool Receivables.

“Servicer Default” means the occurrence of any of the following with respect to the Servicer:

(a) the Servicer shall fail to make any payment or deposit required to be made by it hereunder when due, and such failure shall continue for two (2) Business Days; or

(b) the Servicer shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Facility Document on its part to be performed or observed and such failure remains unremedied for thirty (30) days after it receives notice of such failure from any Affected Party or otherwise has knowledge thereof; or

(c) any representation or warranty made or deemed to be made by the Servicer under this Agreement, any Monthly Report, any Weekly Report, any Borrowing Request or other information or report delivered pursuant hereto shall prove to have been false or incorrect when made or deemed made or delivered; or

(d) an Event of Bankruptcy shall have occurred with respect to the Servicer; or

(e) the Debt Rating of the Servicer shall be (i) below BB by S&P or (ii) below Ba2 by Moody’s or the Servicer shall cease to have a published Debt Rating from either S&P or Moody’s; or

(f) if the Servicer is Tampa Electric, all of the issued and outstanding capital stock of Tampa Electric shall cease to be owned, directly or indirectly, by TECO; or

(g) if the Servicer is Tampa Electric (i) Tampa Electric or any Significant Subsidiary shall default for a period beyond any applicable grace period (a) in the payment of any principal, interest or other amount due under any Indebtedness (other than trade payables or non-recourse indebtedness), or (b) any other event shall occur or condition shall exist under an agreement, or related agreements, under which Tampa Electric or any Significant Subsidiary has outstanding Indebtedness (other than trade payables or non-recourse indebtedness), if the effect of such event or condition is to permit the acceleration of the maturity of such Indebtedness (other than trade payables or non-recourse indebtedness), and the outstanding amount or amounts payable under all such Indebtedness under clauses (a) and (b) equals or exceeds $50,000,000 or (ii) an

Exhibit 4.2

event of default shall have occurred and be continuing under an agreement, or related agreements, under which Tampa Electric or any Significant Subsidiary has outstanding Indebtedness (other than trade payables or non-recourse indebtedness) of $10,000,000 or more and, in the case of this clause (ii), such debt has been accelerated by the holder of such debt, or the holder of such debt has attempted to accelerate but such acceleration was prevented by applicable Governmental Rule; or

(h) if the Servicer is Tampa Electric, a final judgment or judgments shall be entered against Tampa Electric or any Significant Subsidiary in the amount of $50,000,000 or more (net of amounts covered by insurance) individually or in the aggregate (other than (x) a judgment which is fully discharged within 30 days after its entry, or (y) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or, in the case of injunctive relief, which if left unstayed could reasonably be expected to have a Material Adverse Effect on Tampa Electric.

“Servicer Fee” means a fee with respect to each Monthly Period, payable in arrears on each Fee Payment Date for the account of the Servicer, in an amount equal to the product of (i) the aggregate Outstanding Balances of all Pool Receivables as of the last day of such Monthly Period, (ii) the Servicer Fee Rate and (iii) a fraction equal to the number of actual days elapsed in such Monthly Period divided by 360; provided, that if the Servicer is not Tampa Electric or an Affiliate of Tampa Electric, the Servicer Fee shall be reflective on the market rate for servicing similar Receivables; provided, that it shall not exceed 110% of the actual costs and expenses of servicing the Receivables unless otherwise agreed among the Borrower, the Program Agent and such Servicer.

“Servicer Fee Rate” means a rate per annum equal to one-tenth of one percent (0.10%).

“Settlement Date” means (i) during any Level A Ratings Period, the Business Day immediately following each Monthly Reporting Date, (ii) during any Level B Ratings Period, the Business Day immediately following each Weekly Reporting Date, and (iii) (A) during any period when the conditions precedent set forth in Section 3.02 are not satisfied and (B) on and after the occurrence of the Termination Date each other Business Day specified by the Program Agent (which, in the discretion of the Program Agent, may be as frequently as daily) in a written notice to the Borrower and the Servicer.

“Significant Subsidiary” means any Subsidiary of Tampa Electric formed or acquired after the Effective Date the total assets (after intercompany eliminations) of which exceed 10% of the total assets of Tampa Electric and its Subsidiaries (taken as a whole).

“Special Concentration Limit” has the meaning assigned to that term in the definition of “Concentration Limit.”

“Stress Factor” means (i) during any Level A Ratings Period, 2.00 and (ii) during any Level B Ratings Period, 2.25.

Exhibit 4.2

“Subordinated Note” means that certain Subordinated Note dated as of the date hereof, executed by the Borrower in favor of the Originator pursuant to the Purchase Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, as to any Person, any corporation, limited liability company or other entity of which securities, membership interests or other ownership interests having ordinary voting power to elect a majority of the Board of Directors, managers or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tampa Electric” means Tampa Electric Company, a Florida corporation.

“Taxes Overconcentration Amount” means, at any time, the amount by which the aggregate amount of taxes included in the Outstanding Balance of all Receivables exceeds the product of (i) the percentage set forth on Schedule IV hereto under the heading “Taxes Overconcentration Percentage” applicable to the Ratings Period then in effect at such time and (ii) the aggregate amount of taxes included in the Outstanding Balance of all Pool Receivables at such time.

“TECO” means TECO Energy, Inc., a Florida corporation.

“TECO Subordinated Debentures” means the 8.50% Junior Subordinate Notes due 2041, issued by TECO on December 20, 2000, in the original principal amount of $206,200,000.

“Termination Date” means the earliest to occur of (i) the earliest Scheduled Termination Date, (ii) the declaration or automatic occurrence of the Termination Date pursuant to Section 7.01, and (iii) that Business Day which the Borrower designates as the Termination Date by notice to the Program Agent at least five (5) Business Days prior to such Business Day.

“Total Debt” means, without duplication, Indebtedness of Tampa Electric and its Significant Subsidiaries determined on a consolidated basis outstanding at the date of any determination thereof, but expressly excluding (a) Non-Recourse Indebtedness of Tampa Electric and its Subsidiaries, (b) junior subordinated debentures issued by Tampa Electric and its Subsidiaries; provided that such junior subordinated debentures have subordination and deferral features substantially similar to those in the TECO Subordinated Debentures, and (c) preferred stock of Tampa Electric and its Subsidiaries in an amount not to exceed 10% of Tampa Electric’s Capitalization on such date.

“Tranche” has the meaning specified in Section 2.03(a).

“Tranche Period” means, with respect to any Tranche:

(a) in the case of any Tranche in respect of which Interest is computed by reference to the CP Rate, (i) initially, the period commencing on (and including) the first Borrowing Date and ending on (and including) the last day of the Monthly Period in which such Borrowing Date occurs, and (ii) thereafter, each successive period commencing on (but excluding) the last day of the immediately preceding Monthly Period for such Tranche and ending on (and including) the last day of such Monthly Period; and

Exhibit 4.2

(b) in the case of any Tranche in respect of which Interest is computed by reference to the Alternative Rate, each period from one to and including 30 days in the case of a Tranche funded at the Base Rate, or a period of one, two, three or six months in the case of a Tranche funded at the Adjusted LIBO Rate, as the Borrower shall select in a written notice to the Program Agent and the Lenders not later than 1:00 P.M. (New York City time) on the third Business Day immediately before the first day of such Tranche Period, each such Tranche Period for such Tranche to commence on the last day of the immediately preceding Tranche Period for such Tranche (or if there is no such Tranche Period, on the applicable Borrowing Date thereof), except that if the Program Agent and the Lenders shall not have received such notice before 1:00 P.M. on such third Business Day, such Tranche Period shall be one day; provided, however, that:

(i) any Tranche Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, that if Interest in respect of such Tranche Period is computed by reference to the Adjusted LIBO Rate, and such Tranche Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Tranche Period shall end on the next preceding Business Day);

(ii) in the case of any Tranche Period of one day, (A) if such Tranche Period is the initial Tranche Period for a Tranche, such Tranche Period shall be the applicable Borrowing Date; (B) any subsequently occurring Tranche Period which is one day shall, if the immediately preceding Tranche Period is more than one day, be the last day of such immediately preceding Tranche Period and, if the immediately preceding Tranche Period is one day, be the day next following such immediately preceding Tranche Period; and (C) if such Tranche Period occurs on a day immediately preceding a day which is not a Business Day, such Tranche Period shall be extended to the next succeeding Business Day;

(iii) in the case of any Tranche Period for any Tranche which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Tranche Period shall end on the Termination Date and the duration of each Tranche Period which commences on or after the Termination Date shall be a period from and including the last day of the immediately preceding Tranche Period (or, in the case of the initial Tranche Period immediately following the Termination Date, from and including the Termination Date) to but excluding the next Interest Payment Date; and

(iv) at any time when the Base Rate shall have been in effect for a Tranche Period of ten consecutive Business Days, and the conditions set forth in clauses (i) and (iv) of the definition of Alternative Rate do not exist, any Lender may, upon one Business Day’s notice to the Borrower (with a copy to the Program Agent), select as the next succeeding Tranche Period for such Tranche (and any subsequent Tranche Periods designated by such Lender) a period of one month during which Interest shall be computed by reference to the Adjusted LIBO Rate; provided, however, that prior to such selection the Borrower may notify the applicable Lender that, in view of anticipated

Exhibit 4.2

Collections and repayments, Interest should continue to be computed by reference to the Base Rate.

“Transaction Parties” means, collectively, the Borrower, the Originator and (so long as it is Tampa Electric or an Affiliate thereof) the Servicer.

“Turnover Ratio” means as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, an amount equal to the product of (i) the Net Receivables Pool Balance as of the close of business on the last day of the immediately preceding Monthly Period divided by the aggregate amount of Collections received during such Monthly Period and (ii) 30.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means any Receivable for goods delivered or services performed for the related Obligor, and with respect to which no invoice has been submitted to such Obligor for payment of the amount thereof.

“Unbilled Receivable Overconcentration Amount” means, at any time, the excess of (i) the aggregate Outstanding Balance of all Eligible Receivables which are Unbilled Receivables at such time over (ii) the product of (a) the percentage set forth on Schedule IV hereto under the heading “Unbilled Receivables Overconcentration Percentage” applicable to the Ratings Period then in effect at such time and (b) the aggregate Outstanding Balance of all Unbilled Receivables at such time.

“Weekly Report” means a report furnished by the Servicer to the Managing Agents on each Weekly Reporting Date pursuant to Section 5.05(e), in substantially the form of Exhibit C-2, reflecting information for the seven (7) day period ending on the day immediately preceding such Weekly Reporting Date.

“Weekly Reporting Date” means each Wednesday (or if such day is not a Business Day, the next succeeding Business Day).

“Wholesale Electric Receivable” means a Receivable arising from the sale, provision or transportation of electricity or the rendering of related services by the Originator to Obligors that are not retail end users.

“Wholesale Gas Receivable” means a Receivable arising from the sale, provision or transportation of gas or the rendering of related services by the Originator to Obligors that are not retail end users.

“Wholesale Gas Receivable Overconcentration Amount” means, at any time, the excess of (i) the aggregate Outstanding Balance of all Eligible Receivables which are Wholesale Gas Receivables at such time over (ii) the product of (a) 10% and (b) the aggregate Outstanding Balance of all Pool Receivables at such time.

Exhibit 4.2

SECTION 1.02. Other Terms and Constructions. Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect in the United States, and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby incorporated into this Agreement. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the provisions of this Agreement. Each of the definitions set forth in Section 1.01 hereof shall be equally applicable to both the singular and plural forms of the defined terms. Unless specifically stated otherwise, all references herein to any agreements, documents or instruments shall be references to the same as amended, restated, supplemented or otherwise modified from time to time.

SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Loans.

(a) On the terms and subject to the conditions hereof, on the Effective Date, and thereafter from time to time prior to the Termination Date, each Conduit Lender may in its sole discretion, and each Committed Lender shall, if the Conduit Lender in its related Lender Group elects not to, make Loans to the Borrower in an amount, for each Lender Group, equal to its Lender Group Percentage of the amount requested by the Borrower pursuant to Section 2.02; provided that no Lender shall make any such Loan if, after giving effect to such Loan:

(i) the aggregate outstanding Principal Balance of the Tranches funded by such Lender hereunder shall exceed its Conduit Lending Limit (in the case of a Conduit Lender) or Commitment (in the case of a Committed Lender);

(ii) the Aggregate Principal Balance shall exceed the Facility Limit;

(iii) the sum of (A) the aggregate Face Amount of Promissory Notes issued by the Conduit Lender(s) in such Lender Group to fund or maintain the Loans hereunder and (B) the aggregate outstanding Principal Balance of the Tranches funded hereunder by the Lenders in such Lender Group other than through the issuance of Promissory Notes, shall exceed the Lender Group Limit for such Lender Group; and

Exhibit 4.2

(iv) the Aggregate Principal Balance shall exceed the Borrowing Base.

If there is more than one Committed Lender in a Lender Group, each such Committed Lender shall lend its Pro Rata Share of such Lender Group’s Lender Group Percentage of each requested Loan, to the extent such Loan is not made by the related Conduit Lender. Each Borrowing shall be in a minimum principal amount equal to $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Subject to the foregoing and to the limitations set forth in Section 2.05, the Borrower may borrow, prepay and reborrow the Loans hereunder.

(b) Reduction of the Facility Limit. The Borrower may, from time to time upon at least three (3) Business Days’ prior written notice to each Managing Agent, elect to reduce the Facility Limit in whole or in part, provided that after giving effect to any such reduction and any principal payments on such date, the Aggregate Principal Balance shall not exceed the Facility Limit. Any such reduction shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Any such reduction shall, (i) reduce each Lender Group Limit (and the corresponding Conduit Lending Limit(s)) hereunder ratably in accordance with their respective Lender Group Percentages and (ii) reduce each Committed Lender’s Commitment ratably within its Lender Group in accordance with each Committed Lender’s Pro Rata Share. Once the Facility Limit is reduced pursuant to this Section 2.01(b) it may not subsequently be reinstated without the consent of each Committed Lender.

(c) Extension of Scheduled Termination Date. The Borrower may, no more frequently than once each year (commencing in the year 2005) by delivering written notice to the Managing Agents, request the Lenders to extend the date set forth in clause (i) of the definition of “Scheduled Termination Date” (the “Commitment Termination Date”) for an additional 364 days past the then applicable Commitment Termination Date, with such extension to become effective as of the date one or more Committed Lenders having Commitments equal to 100% of the Facility Limit shall in their sole discretion consent to such extension. Any such request shall be subject to the following conditions: (i) at no time will any Commitment have a term of more than 364 days and, if any such request would result in a term of more than 364 days, such request shall be deemed to have been made for such number of days so that, after giving effect to such extension on the date requested, such term will not exceed 364 days, (ii) none of the Lenders will have any obligation to extend any Commitment, (iii) any such extension of the Commitment Termination Date will be effective only upon the written agreement of at least one Committed Lender and the Borrower and (iv) any request for such extension shall be made not more than sixty (60) nor less than forty-five (45) days prior to the then current Commitment Termination Date. The Managing Agent for each applicable Committed Lender will respond to any such request within thirty (30) days but in any event no earlier than thirty (30) days prior to the then current Commitment Termination Date, provided, that any Managing Agent’s failure to respond within such period shall be deemed to be a rejection of the requested extension.

SECTION 2.02. Borrowing Procedures.

(a) Borrowing Requests.

(i) The Borrower shall request a Borrowing hereunder by submitting to the Program Agent a written notice, substantially in the form of Exhibit B (each, a

Exhibit 4.2

“Borrowing Request”) at least two (2) Business Days prior to the date of the proposed Borrowing (each, a “Borrowing Date”), provided, however, that if the Conduit Lenders have declined to fund any Borrowing Request and the Borrower is requesting that all Loans to be made on such Borrowing Date accrue Interest at the Base Rate, the Borrower shall submit such Borrowing Request not later than 11:00 a.m. (New York City time) on the Borrowing Date. Promptly after its receipt thereof, the Program Agent shall submit a copy of each Borrowing Request to each Managing Agent who shall promptly forward a copy thereof to the Lenders in its Lender Group.

(ii) Each Borrowing Request shall: (A) specify (1) the amount of the requested Borrowing and the allocation of such amount among the Lender Groups (which shall be proportional to the respective Conduit Lending Limits of the Conduit Lenders in each Lender Group), (2) the Aggregate Principal Balance after giving effect to such Borrowing, (3) the desired Borrowing Date, and (4) the account of the Borrower to which the proceeds of such Borrowing are to be remitted, and (B) certify that, after giving effect to the proposed Borrowing, no Borrowing Base Deficiency would exist.

(b) Conduit Lender Acceptance or Rejection. If a Conduit Lender shall receive a Borrowing Request, such Conduit Lender shall instruct the related Managing Agent to accept or reject such request by no later than the close of business on the Business Day immediately following the date of the applicable Borrowing Request. If a Conduit Lender rejects a Borrowing Request, the related Managing Agent shall promptly notify the Borrower and the related Committed Lenders of such rejection. If a Conduit Lender declines to fund its portion of any Borrowing Request, the Borrower may cancel and rescind such Borrowing Request in its entirety upon notice thereof received by the Program Agent and each Managing Agent prior to the close of business on the Business Day immediately prior to the proposed Borrowing Date. At no time will a Conduit Lender be obligated to make Loans hereunder regardless of any notice given or not given pursuant to this Section.

(c) Committed Lender’s Commitment.

(i) If a Conduit Lender rejects a Borrowing Request and the Borrower has not cancelled such Borrowing Request in accordance with clause (b) above, any Loan requested by the Borrower in such Borrowing Request that would otherwise be made by such Conduit Lender shall be made by the related Committed Lenders in its Lender Group on a pro rata basis in accordance with their respective Pro Rata Shares of such Loan.

(ii) The obligations of any Committed Lender to make Loans hereunder are several from the obligations of any other Committed Lenders (whether or not in the same Lender Group). The failure of any Committed Lender to make Loans hereunder shall not release the obligations of any other Committed Lender (whether or not in the same Lender Group) to make Loans hereunder, but no Committed Lender shall be responsible for the failure of any other Committed Lender to make any Loan hereunder.

Exhibit 4.2

(iii) Notwithstanding anything herein to the contrary, a Committed Lender shall not be obligated to fund any Loan at any time on or after the Termination Date or if, after giving effect to such Loan, the aggregate outstanding Loans funded by such Committed Lender hereunder would exceed an amount equal to (i) such Committed Lender’s Commitment less (ii) such Committed Lender’s ratable share of the aggregate outstanding principal balance of the Loans held by the Conduit Lender(s) in such Committed Lender’s Lender Group.

(d) Disbursement of Funds. On each Borrowing Date, each applicable Lender shall remit its share of the aggregate amount of the Loans requested by the Borrower to the account of its related Managing Agent specified therefor to such Lender by 1:30 p.m. (New York City time) by wire transfer of same day funds. Upon receipt of such funds, each Managing Agent shall remit such funds by wire transfer of same day funds to the account of the Borrower specified in the related Borrowing Request by 3:00 p.m. (New York City time) to the extent it has received such funds from the Lenders in its Lender Group no later than 1:30 p.m. (New York City time).

SECTION 2.03. Tranches.

(a) Generally. Each Loan shall be allocated to one or more “Tranche Periods” as set forth in the definition of such term. Any portion of a Loan having one Tranche Period and one Rate Type is referred to herein as a “Tranche”. The Borrower shall from time to time select Tranche Periods and Rate Types with respect to Tranches funded by the Committed Lenders, subject to the provisions of this Agreement and provided that no Event of Termination has occurred. At all times after the occurrence of an Event of Termination, each Committed Lender shall select the Tranche Periods and Rate Types with respect to the Tranches it funds hereunder. Either the Borrower or, following an Event of Termination, the applicable Lender, may, upon notice to the other party received at least three Business Days prior to the last day of any Tranche Period in the case of the Borrower giving notice, or up to the last day of such Tranche Period in the case of the Lender giving notice, either (i) divide any Tranche originating on such last day or having a Tranche Period ending on such last day into two or more Tranches having an aggregate Principal Balance equal to the Principal Balance of such divided Tranche, or (ii) combine any two or more Tranches originating on such last day or having Tranche Periods ending on such last day into a single Tranche having a Principal Balance equal to the aggregate of the Principal Balance of such Tranches; provided, however, that no Tranche with respect to which Interest is determined by reference to the CP Rate may be combined with a Tranche with respect to which Interest is determined by reference to the Alternate Rate, and a Tranche held by one Lender may not be combined with any Tranche held by any other Lender.

(b) Illegality. Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Law or in the interpretation or application thereof by any relevant Governmental Authority shall make it unlawful for any Lender, in its reasonable determination, to fund or maintain Tranches for which Interest is calculated by reference to the LIBO Rate (each a “LIBOR Tranche”) as contemplated by this Agreement or to obtain in the interbank Eurodollar market the funds with which to make or maintain any such LIBOR Tranche, such Lender shall promptly notify the Program Agent, its Managing Agent and the Borrower thereof whereupon, until such Lender notifies the Borrower and the Program Agent

Exhibit 4.2

that the circumstances giving rise to such suspension no longer exist, (i) the obligation of such Lender to fund or maintain LIBOR Tranches shall forthwith be suspended and (ii) such Lender’s then outstanding LIBOR Tranches, if any, shall be converted on the last day of the Tranche Period for such Tranches or within such earlier period as required by Law into Tranches that accrue Interest based on the Base Rate (each a “Base Rate Tranche”). Before giving any notice to the Program Agent, its Managing Agent and the Borrower pursuant to this clause (b), such Lender shall designate a different office as its lending office if such designation would avoid the need for giving such notice and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(c) LIBO Rate Inadequate; Inability to Determine LIBO Rate. If prior to the commencement of any Tranche Period for a LIBOR Tranche, either (i) the related Lender reasonably determines that the rate at which deposits of Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of funding or maintaining LIBOR Tranches for such Tranche Period or (ii) the related Lender is unable, after reasonable attempts, to obtain Dollars in the London interbank market to fund or maintain such Tranche for such Tranche Period, then such Lender shall give notice thereof to the Borrower, its Managing Agent and the Program Agent by telephone or telecopy as promptly as practicable thereafter and, until such Lender notifies the Borrower, its Managing Agent and the Program Agent that the circumstances giving rise to such suspension no longer exist, (A) the obligations of the such Lender to make LIBOR Tranches or to continue or convert outstanding Tranches as or into LIBOR Tranches shall be suspended, (B) each outstanding LIBOR Tranche funded by such Lender shall be converted into a Base Rate Tranche on the last day of the Tranche Period applicable thereto, and (C) if any Borrowing Request requests a LIBOR Tranche, the portion of such Borrowing to be funded by such Lender shall be made as a Base Rate Tranche.

SECTION 2.04. Interest and Fees. On each Interest Payment Date for a Tranche, the Borrower shall pay to each Lender (or its related Managing Agent) all accrued and unpaid Interest with respect to such Tranche. The Borrower shall pay to each Managing Agent the Liquidity Fees and Program Fees in the amounts and on the dates set forth in each of the Fee Letters. On or before the first Business Day after the end of each Tranche Period in respect of which Interest is computed by reference to the CP Rate, the related Lender (or the related Managing Agent on behalf of such Lender) shall furnish the Borrower with an invoice setting forth the amount of the accrued and unpaid Interest for such Tranche Period. On or before the first Business Day after the end of each calendar month each Managing Agent shall furnish the Borrower with an invoice setting forth the amount of the accrued and unpaid Liquidity Fees and Program Fees payable to the Lenders in such Managing Agent’s Lender Group. All payments of Interest and fees shall be made out of Collections, the proceeds of Loans or, if the Program Agent consents, such other funds available to the Borrower.

SECTION 2.05. Optional Prepayments. The Borrower may, at its option, prepay on any Business Day all or any portion of any Loan upon prior written notice delivered to each Managing Agent not later than 11:00 A.M. (New York City time) three (3) Business Days prior to the date of such payment. Each such notice shall be in the form attached as Exhibit J and shall (i) specify the aggregate amount of the prepayment to be made on the Loans and the Loans to which such prepayment is to be applied and (ii) specify the Business Day on which the Borrower will make such prepayment. Each such prepayment shall be in a minimum principal amount

Exhibit 4.2

equal to $2,000,000 and in integral multiples of $1,000,000 in excess thereof and shall be made ratably among the Lenders based on the aggregate Principal Balance of the Tranches held by each. At the request of any Managing Agent, each such prepayment of the Loans to the Lenders in such Managing Agent’s Lender Group must be accompanied by a payment of all accrued and unpaid Interest on the amount prepaid and any other amounts (including amounts payable under Section 2.13) due from the Borrower hereunder in respect of such prepayment. Any such prepayment shall be made (a) out of Collections or (b) with such other funds available to the Borrower; provided that in the case of clause (b), (i) the related prepayment notice delivered to the Agent indicates that the Borrower intends to use funds other than Collections for such prepayment and describes the nature of such funds and (ii) the Agent has notified the Borrower that the Agent consents to the use of such other funds for such prepayment (it being understood that the Agent shall withhold such consent only if the Agent has determined in its reasonable business judgment that the receipt by any Secured Party of such other funds could be rescinded or otherwise required to be returned or that the use of such other funds for the repayment of the Loans could impair the rights of the Secured Parties under this Agreement).

SECTION 2.06. Application of Collections Prior to Termination Date.

(a) On each Business Day prior to the Termination Date, the Servicer shall cause all Collections received on such day to be applied in the following order and priority:

(i) first, if a Borrowing Base Deficiency exists, or the Aggregate Principal Balance exceeds the Facility Limit, to the Managing Agents, on behalf of the applicable Lenders, an amount equal to such Borrowing Base Deficiency or the amount necessary to cause the Aggregate Principal Balance to be less than or equal to the Facility Limit, as applicable (such amount to be allocated among the Lenders ratably in accordance with the outstanding principal balance of the Loans held by each);

(ii) second, in the event that at least one Committed Lender has agreed to any extension of the Commitment Termination Date pursuant to Section 2.01(c) when requested by the Borrower, and at least one Lender has not agreed to such extension (each such Lender, a “Non-Renewing Lender”), then, from and after the occurrence of the Commitment Termination Date for any Non-Renewing Lender, to each such Non-Renewing Lender, in payment of the outstanding principal balance of its Loans, in an amount equal to such Non-Renewing Lender’s ratable share (in accordance with the respective outstanding principal balance of the Loans made by each of the Lenders) of the balance of such Collections (such ratable share to be determined on each Business Day, solely for the purposes of this clause (ii), based upon the outstanding Loans of the Lenders immediately preceding such Commitment Termination Date, until such Non-Renewing Lender’s outstanding Loans are reduced to zero;

(iii) third, if the Managing Agent of a Conduit Lender has notified the Borrower and the Servicer that such Conduit Lender shall not make any more Loans, to such Conduit Lender, in reduction of its outstanding Loans, in an amount equal to such Conduit Lender’s ratable share of the balance of such Collections (in accordance with the

Exhibit 4.2

outstanding principal balance of such Loans held by each Lender) until the principal balance of the Loans of such Conduit Lender is reduced to zero;

(iv) fourth, if any Borrower Obligations (other than Interest, Liquidity Fees, Program Fees, the Servicer Fee and Loans) are then due and payable by the Borrower to any Secured Party, pay to each such Secured Party (ratably in accordance with the amounts owing to each) the Borrower Obligations so due and payable; and

(v) fifth, remit any remaining Collections to the Borrower for application in accordance with Section 2.06(c) below (any such remittance, a “Release”); provided that, if the conditions precedent for such Release set forth in Section 3.02 are not satisfied, the Servicer shall deposit such Collections into the Collection Account for application on the next Business Day in accordance with this Section 2.06 or Section 2.07, as applicable.

(b) On each Interest Payment Date for a Tranche, the Servicer shall remit to the Managing Agents, on behalf of the applicable Lenders, solely out of Collections or the proceeds of Loans, the accrued and unpaid Interest in respect of such Tranche. On each Fee Payment Date, the Servicer shall pay, solely out of Collections or the proceeds of Loans, (i) all accrued and unpaid Liquidity Fees and Program Fees then due and payable to the Persons entitled thereto and (ii) to itself, all accrued and unpaid Servicer Fees then due and payable.

(c) Any Collections remitted to the Borrower pursuant to Section 2.06(a)(v) shall be applied by the Servicer, on behalf of the Borrower: (i) first, if so requested by the Borrower, to pay or prepay (or set aside for the payment or prepayment of) Loans, (ii) second, to pay the purchase price for Receivables to be acquired by the Borrower from the Originator on such day under the Purchase Agreement, (iii) third, to repay the principal of, and accrued and unpaid interest on, the Subordinated Note, and (iv) fourth, in such other manner as the Borrower may specify and that is not prohibited by the terms of the Facility Documents.

SECTION 2.07. Application of Collections After Termination Date.

(a) On the Termination Date, the Servicer shall deposit to the Collection Account all Collections held by it on such date (including amounts previously set aside or held by it pursuant to Section 2.06). On each Business Day thereafter, the Servicer shall deposit to the Collection Account, within one (1) Business Day of its receipt thereof, all Collections received by it that have not previously been deposited to the Collection Account. The Servicer shall not make any withdrawals from the Collection Account during such period except for the purpose of distributing such Collections in accordance with this Section 2.07.

(b) On each Settlement Date from and after the Termination Date, the Servicer shall apply all Collections received since the prior Settlement Date, and all funds, if any, on deposit in the Collection Account that have not been previously applied hereunder (including, without limitation, any investment earnings received with respect to such funds) in the following order of priority:

(i) first, to the Program Agent an amount equal to the Borrower Obligations (other than those described in clause (iii) below) owing to the Program Agent in respect

Exhibit 4.2

of costs and expenses of the type described in Section 10.10 incurred by it in connection with the enforcement of any Facility Document or the collection of any amounts due thereunder;

(ii) second, to the Servicer (if not Tampa Electric or an Affiliate of Tampa Electric) the accrued and unpaid Servicer Fee and, if not otherwise paid, at the direction of the Majority Managing Agents, pay to each Approved Sub-servicer all amounts then due and payable pursuant to the contract between the Servicer and such Approved Sub-servicer;

(iii) third, to the Lenders, the Managing Agents and the Program Agent, on a pro rata basis, an amount equal to the aggregate accrued and unpaid Interest, Liquidity Fees and Program Fees;

(iv) fourth, to the Lenders an amount equal to the Aggregate Principal Balance (such amount to be allocated among the Lenders ratably in accordance with the outstanding principal balance of the Loans held by each);

(v) fifth, if any Borrower Obligations (other than the amounts paid pursuant to clauses (i) through (iv) above) are then due and payable by the Borrower to any Secured Party, to each such Secured Party (ratably in accordance with the amounts owing to each) the Borrower Obligations so due and payable;

(vi) sixth, to the Servicer (if Tampa Electric or an Affiliate of Tampa Electric) the accrued and unpaid Servicer Fee; and

(vii) seventh, on the Final Collection Date, remit any remaining funds to the Borrower.

SECTION 2.08. Deemed Collections. If on any day the Outstanding Balance of any Pool Receivable is either reduced or canceled as a result of a Dilution Factor, the Borrower shall be deemed to have received on such day, an amount equal to the amount of such reduction, or in the case of a cancellation, the Outstanding Balance of such Diluted Receivable; provided, that such Deemed Collections may be applied to the purchase price paid to the Originator for newly purchased Receivables or to reduce the outstanding balance of the Subordinated Note to the extent permitted under the Purchase Agreement. If the Borrower is on any day deemed to have received Collections pursuant to this Section 2.08 from and after the Termination Date, on such day the Borrower shall pay an amount of funds equal to such deemed Collections to the Servicer for allocation and application in accordance with Section 2.07.

SECTION 2.09. Payments and Computations, Etc. All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account or such account as the Program Agent or the relevant Managing Agents may designate prior to such payment from time to time in writing. The Borrower and the Servicer (only with respect to amounts payable pursuant to Section 8.02) shall, to the extent permitted by law, pay to the Affected Party interest on all amounts not paid or deposited or debited by such Person when

Exhibit 4.2

due hereunder at 2% per annum above the Base Rate, payable on demand. All computations of interest and all computations of Interest, Liquidity Fees, Program Fees and Servicer Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed; provided, that all computations of Interest on Base Rate Tranches shall be made on the basis of a year of 365 days for the actual number of days (including the first but excluding the last day) elapsed. In no event shall any provision of this Agreement require the payment or permit the collection of Interest in excess of the maximum permitted by applicable law. In the event that any payment hereunder (whether constituting a repayment of Loans or a payment of Interest or any other amount) is rescinded or must otherwise be returned for any reason, the amount of such payment shall be restored and such payment shall be considered not to have been made.

SECTION 2.10. [Reserved].

SECTION 2.11. Interest Protection.

(a) If due to either: (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation by any Governmental Authority of any law or regulation (other than laws or regulations relating to taxes) after the date hereof or (ii) the compliance by any Lender or any Liquidity Provider with any directive or request from any central bank or other Governmental Authority (whether or not having the force of law) imposed after the date hereof, (1) there shall be an increase in the cost to such Lender or such Liquidity Provider of funding or maintaining any Tranche which accrues Interest at the Adjusted LIBO Rate or the CP Rate hereunder or of extending a commitment in respect thereof, or (2) such Lender or such Liquidity Provider shall be required to make a payment calculated by reference to any Tranche which accrues Interest at the Adjusted LIBO Rate or the CP Rate funded by it or Interest received by it, then the Borrower shall, from time to time, within thirty (30) days after demand by the related Managing Agent, pay such Managing Agent for the account of such Lender or such Liquidity Provider (as a third party beneficiary, in the case of any Affected Party other than one of the Lenders), that portion of such increased costs incurred, amounts not received or required payment made or to be made, which such Managing Agent reasonably determines is attributable to funding and maintaining, or extending a commitment to fund, any Tranche which accrues Interest at the Adjusted LIBO Rate or the CP Rate hereunder or pursuant to any Asset Purchase Agreement or similar liquidity facility.

(b) Each Managing Agent will promptly notify the Borrower and the Program Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle any Lender or related Liquidity Provider in its Lender Group to compensation pursuant to Section 2.11(a). Each Lender or Liquidity Provider will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or Liquidity Provider, be otherwise disadvantageous to it. In determining the amount of such compensation, such Lender may use any reasonable averaging and attribution methods. The applicable Lender or Liquidity Provider (or such party’s related Managing Agent) shall submit to the Borrower a certificate describing such increased costs incurred, amounts not received or receivable or required payment made or to be made, which certificate shall be conclusive in the absence of manifest error.

Exhibit 4.2

(c) If less than all Lenders claim reimbursement from the Borrower pursuant to Section 2.11(a), each such Lender claiming reimbursement shall be obligated, at the request of the Borrower, to assign all of its rights and obligations hereunder to (i) the Lenders of its Lender Group hereunder that are willing to accept such rights and obligations or (ii) another financial institution nominated by the Borrower which is reasonably acceptable to the other Lenders in such Lender Group and is willing to participate in this Agreement through the Scheduled Termination Date in place of such Lender; provided, that (x) the Lender claiming reimbursement receives payment in full, pursuant to an Assignment and Acceptance, of an amount equal to the aggregate outstanding principal balance of all Loans and all other accrued an unpaid Borrower Obligations owing to it and (ii) the replacement Committed Lender proposed by the Borrower otherwise satisfies the requirements of Section 10.03(b).

SECTION 2.12. Increased Capital.

(a) If either (i) the introduction of or any change in or in the interpretation by any Official Body of any law or regulation or (ii) compliance by any Affected Party with any directive or request from any central bank or other Official Body (whether or not having the force of law) imposed after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Affected Party or such Affected Party reasonably determines that the amount of such capital is increased by or based upon the existence of any Lender’s agreement to make or maintain Loans hereunder and other similar agreements or facilities and such event would have the effect of reducing the rate of return on capital of such Affected Party by an amount deemed by such Affected Party to be material, then, within thirty (30) days after demand by such Affected Party or the related Managing Agent, the Borrower shall pay to such Affected Party (as a third party beneficiary, in the case of any Affected Party other than one of the Lenders) or the related Managing Agent for the account of such Affected Party from time to time, as specified by such Affected Party or such Managing Agent, additional amounts sufficient to compensate such Affected Party in light of such circumstances, to the extent that such Affected Party or such Managing Agent on behalf of such Affected Party reasonably determines such increase in capital to be attributable to the existence of the applicable Lender’s agreements hereunder.

(b) Each Managing Agent will promptly notify the Borrower and the Program Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle any Lender or Affected Party in its Lender Group to compensation pursuant to Section 2.12(a). Each Lender or Affected Party will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or Affected Party, be otherwise disadvantageous to it. In determining the amount of such compensation, such Lender or Affected Party may use any reasonable averaging and attribution methods. The applicable Lender or Affected Party (or such party’s related Managing Agent) shall submit to the Borrower a certificate describing such compensation, which certificate shall be conclusive in the absence of manifest error.

(c) If less than all Lenders claim reimbursement from the Borrower pursuant to Section 2.12(a), each such Lender claiming reimbursement shall be obligated, at the request of the Borrower, to assign all of its rights and obligations hereunder to (i) the Lenders of its Lender Group hereunder that are willing to accept such rights and obligations or (ii) another financial

Exhibit 4.2

institution nominated by the Borrower which is reasonably acceptable to the other Lenders in such Lender Group and is willing to participate in this Agreement through the Scheduled Termination Date in place of such Lender; provided, that (x) the Lender claiming reimbursement receives payment in full, pursuant to an Assignment and Acceptance, of an amount equal to the aggregate outstanding principal balance of all Loans and all other accrued an unpaid Borrower Obligations owing to it and (ii) the replacement Committed Lender proposed by the Borrower otherwise satisfies the requirements of Section 10.03(b).

SECTION 2.13. Funding Losses. In the event that any Liquidity Provider or any Lender shall incur any loss, expense or Liquidation Fees (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Liquidity Provider or Lender in order to fund or maintain any Loan or interest therein) as a result of (i) any reduction of the Principal Balance of any Tranche at any time or conversion of any Tranche to another Tranche prior to the originally scheduled last day of the converted Tranche, (ii) any transfer of any Loan or interest therein from a Conduit Lender to its Liquidity Providers, or (iii) any Loan not being made in accordance with a request therefor under Section 2.02, then, upon demand from the related Managing Agent to Borrower, Borrower shall pay to such Managing Agent for the account of such Liquidity Provider or Lender, the amount of such loss, expense or Liquidation Fees. Such written notice shall, in the absence of manifest error, be conclusive and binding upon Borrower.

SECTION 2.14. Taxes.

(a) Except to the extent required by applicable law, any and all payments and deposits required to be made hereunder or under any instrument delivered hereunder by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (except for net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Affected Party by the state or foreign jurisdiction under the laws of which such Affected Party is organized or any political subdivision thereof). If the Borrower or the Servicer shall be required by law to make any such deduction, (i) the Borrower shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or the Servicer, on its behalf) shall make such deductions and (iii) the Borrower (or the Servicer, on its behalf) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any instrument delivered hereunder.

(c) Each Affected Party which is not organized under the laws of the United States or any State thereof shall, on or prior to the date that such Affected Party becomes a party

Exhibit 4.2

to or obtains rights under this Agreement, and prior to any payment being made by the Borrower to such Affected Party, deliver to the Borrower (i) two duly completed and executed copies of the IRS Form W-8 BEN or W-8 ECI (or any successor form) as applicable; and (ii) such other forms or certificates as may be required under the laws of any applicable jurisdiction (on or before the date that any such form expires or becomes obsolete), in order to permit the Borrower to make payments to, and deposit funds to or for the account of, such Affected Party hereunder and under the other Facility Documents without any deduction or withholding for or on account of any tax. Each such Affected Party shall submit to the Borrower (with copies to the Program Agent) two updated, completed, and duly executed versions of: (i) all forms referred to in the previous sentence upon the expiry of, or the occurrence of any event requiring a change in, the most recent form previously delivered by it to the Borrower or the substitution of such form; and (ii) such extensions or renewals thereof as may reasonably be requested by the Borrower.

(d) If the Borrower is required to pay additional amounts to or for the benefit of any Affected Party pursuant to this Section as a result of a change of law or treaty occurring after such Affected Party first became a party to this Agreement, such Affected Party will, at the Borrower’s request, change the jurisdiction of its applicable lending office if, in the sole judgment of such Affected Party, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Affected Party.

SECTION 2.15. Security Interest. As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Facility Document, including the payment when due of all Borrower Obligations, the Borrower hereby grants to the Program Agent, for the benefit of the Secured Parties, a security interest in all of the Borrower’s right, title and interest in, to and under the following (collectively, the “Collateral”):

(a) all Pool Receivables, whether now owned and existing or hereafter acquired or arising, together with all Related Security and Collections with respect thereto;

(b) the Collection Account, each Deposit Account and each Lock-Box, including, without limitation, (i) all Collections held therein and all certificates and instruments, if any, from time to time representing or evidencing any of such accounts or any Collections held therein, (ii) all investment property and other financial assets representing Collections or proceeds thereof held in, or acquired with funds from, such accounts and all certificates and instruments from time to time representing or evidencing such investment property and financial assets, (iii) all notes, certificates of deposit and other instruments from time to time hereafter delivered or transferred to, or otherwise possessed by, the Program Agent in substitution for any of the then existing accounts and (iv) all interest, dividends, cash, instruments, financial assets, investment property and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of such accounts, in each case, related to Pool Receivables; and

(c) to the extent not included in the foregoing, all Proceeds of any and all of the foregoing.

Exhibit 4.2

The Borrower hereby authorizes the filing of financing statements, and continuation statements and amendments thereto and assignments thereof, describing the collateral covered thereby as “all of debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Section 2.15. This Agreement shall constitute a security agreement under applicable law.

SECTION 2.16. Evidence of Debt. Each Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the outstanding principal balance of such Loans and the amount of Interest payable and paid to such Lender from time to time hereunder. The entries made in such accounts of the Lenders shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

ARTICLE III

CONDITIONS OF EFFECTIVENESS AND LOANS

SECTION 3.01. Conditions Precedent to Effectiveness and Initial Borrowing.

(a) As conditions precedent to the effectiveness of this Agreement, (i) the Managing Agents shall have received each of the documents, instruments, legal opinions and other agreements listed on Exhibit G (excluding the legal opinion of Palmer & Dodge LLP related to true sale and substantive consolidation matters in the form attached hereto as Exhibit L), together with all fees due and payable on the date hereof and on the Effective Date; (ii) since September 30, 2004, no event has occurred which would have a Material Adverse Effect and (iii) each Managing Agent shall have completed satisfactory due diligence and audits with respect to the Originator, the Borrower and the Receivables and each Lender shall have received all necessary credit approvals in order to consummate the transactions contemplated by this Agreement.

(b) As conditions precedent to the Initial Borrowing hereunder, (i) all of the conditions precedent to the effectiveness of this Agreement set forth in paragraph (a) above shall have been satisfied and the Managing Agents shall have received the legal opinion of Palmer & Dodge LLP related to true sale and substantive consolidation matters in the form attached hereto as Exhibit L; and (ii) since September 30, 2004, no event has occurred which would have a Material Adverse Effect.

SECTION 3.02. Conditions Precedent to All Borrowings and Releases. Each Borrowing (including, without limitation, the Initial Borrowing) made by the Lenders to the Borrower and each Release, shall be subject to the further conditions precedent that on the date of each Borrowing or Release, each of the following shall be true and correct both before and immediately after giving effect to such Borrowing or Release, as applicable:

(a) with respect to such Borrowing or Release, each Managing Agent shall have received from the Servicer the Monthly Report and/or Weekly Report, as applicable, most recently required to be delivered pursuant to Section 5.05.

Exhibit 4.2

(b) with respect to such Borrowing only, the representations and warranties contained in Article IV shall be correct in all material respects (except that the materiality standard in this clause (b) shall not apply to any such representation or warranty that is qualified by a materiality standard by its terms) on and as of such date as though made on and as of such date unless such representation and warranties by their terms refer to an earlier date, in which case they shall be correct on and as of such earlier date;

(c) with respect to such Borrowing only, no event has occurred and is continuing, or would result from such Borrowing which constitutes an Event of Termination, a Servicer Default, an Incipient Event of Termination or an Incipient Servicer Default;

(d) with respect to such Release only, no event has occurred and is continuing, or would result from such Release which constitutes an Event of Termination other than an Event of Termination under Section 7.01(c), or a Servicer Default other than a Servicer Default described in paragraph (c) of the definition thereof;

(e) with respect to such Borrowing or Release, the Termination Date has not occurred;

(f) with respect to such Borrowing or Release, no Borrowing Base Deficiency shall exist; and

(g) only with respect to any such Borrowing requested to be made by a Conduit Lender, the related Managing Agent shall not have delivered to the Borrower a notice stating that such Conduit Lender shall not make any further Loans hereunder.

Each delivery of a Borrowing Request to the Program Agent, and the acceptance by the Borrower of the proceeds of any Borrowing or any Release, shall constitute a representation and warranty by the Borrower that, as of the date of such Borrowing or Release, both before and after giving effect thereto and the application of the proceeds thereof, each of the applicable statements set forth in clauses (a) through (g) above are true and correct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as of the date hereof and on each date a Loan or a Release is made as follows:

(a) Due Formation and Good Standing. The Borrower is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

(b) Due Authorization and No Conflict. The execution, delivery and performance by the Borrower of this Agreement, the Purchase Agreement and all other Facility Documents to which it is a party, and the transactions contemplated hereby and thereby, are

Exhibit 4.2

within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene or constitute a default under, any provision of applicable law, tariff or regulation or of the Borrower’s certificate or articles of incorporation or by-laws or of any agreement, judgment, injunction, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Adverse Claim on any asset of the Borrower. This Agreement, the Purchase Agreement and the other Facility Documents to which the Borrower is a party have been duly executed and delivered on behalf of the Borrower.

(c) Governmental Consent. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement, the Purchase Agreement or any other agreement, document or instrument to be delivered by it hereunder that has not already been given or obtained, except for filings under the UCC required under Article III.

(d) Enforceability of Facility Documents. Each of this Agreement, the Purchase Agreement and each other Facility Document to be delivered by the Borrower in connection herewith, constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the Enforceability Exceptions.

(e) No Litigation. There are no actions, suits or proceedings pending, or to the knowledge of the Borrower threatened, against the Borrower or the property of the Borrower, in any court, or before any arbitrator of any kind, or before or by any Governmental Authority in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect or that seeks to prevent the consummation of the transactions contemplated by this Agreement and the other Facility Documents. The Borrower is not in default with respect to any order of any court, arbitrator or Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement and the other Facility Documents.

(f) Perfection of Interest in Collateral. Each Pool Receivable is owned by the Borrower free and clear of any Adverse Claim, and the Program Agent, for the benefit of the Secured Parties, has a first priority perfected security interest in each Pool Receivable, and in the Related Security, Collections and other Collateral with respect thereto, in each case free and clear of any Adverse Claim. No effective financing statement or other instrument similar in effect, is filed in any appropriate recording office listing the Borrower as debtor or seller, covering any Collateral except such as may be filed in favor of the Program Agent in accordance with this Agreement, and no effective financing statement or other instrument similar in effect, is filed in any recording office listing the Originator as a debtor or seller, covering any Collateral except as may be filed in favor of the Borrower and assigned to the Program Agent in accordance with this Agreement.

(g) Compliance with Laws. The Borrower has complied in all respects with all applicable laws, rules, tariffs, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject the failure to comply with which could be reasonably be expected to have a Material Adverse Effect.

Exhibit 4.2

(h) Accuracy of Information. All information heretofore furnished by the Borrower or any of its Affiliates to the Program Agent, any Managing Agent or any Lender for purposes of or in connection with this Agreement, any Monthly Report, any Weekly Report, any of the other Facility Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Borrower or any of its Affiliates to the Program Agent, any Managing Agent or any Lender will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(i) Location of Records; Organizational Identification Number. The locations of the offices where the Borrower keeps all the Records are listed on Exhibit E. The Borrower’s federal employer identification number is 20-2024081 and its organizational identification number is 3898706. The Borrower is organized solely under the laws of the State of Delaware.

(j) Collection Information. The names and addresses of all the Alternate Payment Locations, Approved Sub-servicers, Deposit Account Banks and Lock-Box Processors, together with the addresses of the Lock-Boxes and the account numbers of the Deposit Accounts are as specified in Exhibit F. The Alternate Payment Locations and the Lock-Boxes set forth on Exhibit F are the only addresses to which Obligors and Approved Sub-servicers of Pool Receivables are directed to make payment. The Deposit Accounts set forth on Exhibit F are the only accounts to which Obligors, Approved Sub-servicers or Lock-Box Processors remit Collections of Pool Receivables by wire transfer or electronic funds transfer. The Borrower has not granted any Person, other than the Program Agent, “control” (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any Deposit Account or the right to take control of any Deposit Account at a future time or upon the occurrence of a future event.

(k) No Trade Names. The Borrower has no, and has not used any, trade names, fictitious names, assumed names or “doing business as” names.

(l) Investments. The Borrower does not own or hold, directly or indirectly (i) any capital stock or equity security of, or any equity interest in, any Person or (ii) any debt security or other evidence of indebtedness of any Person, except for Permitted Investments. The Borrower has no Subsidiaries.

(m) Facility Documents. The Purchase Agreement is the only agreement pursuant to which the Borrower directly or indirectly purchases and receives capital contributions of Receivables or any other accounts receivable from the Originator and the Facility Documents delivered to the Program Agent represent all agreements between the Originator and the Borrower relating to the transfer of the Receivables except for other agreements related to the transactions that are permitted by Section 5.03(k).

(n) Business. Since its formation, the Borrower has conducted no business other than entering into and performing it obligations under the Facility Documents to which it is a party, and such other activities as are incidental to the foregoing. The Facility Documents to which it is a party, and any agreements entered into in connection with the transactions that are permitted by Section 5.03(k), are the only agreements to which the Borrower is a party.

Exhibit 4.2

(o) Taxes. The Borrower has filed all United States Federal income tax returns (if any) and all other material tax returns which are required to be filed by it and has paid all taxes that are due and payable by it pursuant to such returns or pursuant to any assessment received by the Borrower, except to the extent that any such assessment is being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are, in the Borrower’s opinion, adequate.

(p) Solvency. The Borrower: (i) is not “insolvent” (as such term is defined in §101(32)(A) of the Bankruptcy Code), (ii) is able to pay its debts as they come due; and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.

(q) Investment Company Act; Public Utility Holding Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Borrower is a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, however, such holding company is exempt from the provisions of the Public Utility Holding Company Act of 1935, except Section 9(a)(2) thereof, by virtue of having filed with the Securities and Exchange Commission a Statement by Holding Company Claiming Exemption Under Rule U-2 from the Provisions of the Public Utility Holding Company Act of 1935 on Form U-3A-2. Such exemption is in full force and effect and the Borrower is not aware of any existing or proposed proceedings contemplating the revocation or modification of such exemption.

(r) Use of Proceeds. No proceeds of any Loan will be used by the Borrower to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(s) Ownership. As of the date hereof, all of the issued and outstanding capital stock of the Borrower are directly owned of record by Tampa Electric, all of which are validly issued, fully paid and nonassessable and there are no options, warrants or other rights to acquire any shares of capital stock of the Borrower.

(t) Eligibility. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance satisfies the requirements of eligibility contained in the definition of “Eligible Receivable” as of the date of such inclusion.

(u) Payments to Originator. With respect to each Pool Receivable, the Borrower shall have (i) received such Pool Receivables as a contribution to the capital of the Borrower by the Originator or (ii) purchased such Pool Receivable from the Originator in exchange for payment (made by the Originator in accordance with the provisions of the Purchase Agreement) in an amount which constitutes fair consideration and reasonably equivalent value. No such sale shall have been made for or on account of an antecedent debt owed by the Originator to the Borrower and no such sale is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Exhibit 4.2

(v) Material Adverse Effect. Since September 30, 2004, no event has occurred which would have a Material Adverse Effect.

(w) Compliance with Credit and Collection Policy. The Borrower has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract and has not made any change to such Credit and Collection Policy other than as permitted under Section 5.03(c).

(x) ERISA. Tampa Electric and any other Person which is under common control (within the meaning of Section 414(b) or (c) of the IRC) with Tampa Electric have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the IRC for each ERISA Plan in compliance in all material respects with the currently applicable provisions of ERISA and the IRC and have not incurred any liability to the PBGC or an ERISA Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course). Assuming that the credit extended hereby does not involve the assets of any employee benefit plan subject to ERISA, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will involve a Prohibited Transaction.

(y) Nature of Receivables. No Receivable arises from the sale of minerals or the like, including oil and gas, at the wellhead or the minehead.

SECTION 4.02. Representations and Warranties of the Servicer. The Servicer represents and warrants on the date hereof and on each date a Loan or a Release is made as follows:

(a) Due Formation and Good Standing. The Servicer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, has all corporate power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where the nature of its business requires it to be so qualified except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

(b) Due Authorization and No Conflict. The execution, delivery and performance by the Servicer of this Agreement are within the Servicer’s corporate powers, have been duly authorized by all necessary corporate action on the part of the Servicer and do not contravene or constitute a default under, any provision of applicable law, tariff or regulation or of the Servicer’s certificate or articles of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Servicer or result in the creation or imposition of any Adverse Claim on any asset of the Servicer upon or with respect to any of its properties. This Agreement and the other Facility Documents to which the Servicer is a party have been duly executed and delivered on behalf of the Servicer.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Servicer of this Agreement or any other agreement, document or instrument to be delivered by it hereunder that has not already been given or obtained.

Exhibit 4.2

(d) Enforceability of Facility Documents. Each of this Agreement and each other Facility Document to be delivered by the Servicer in connection herewith constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to the Enforceability Exceptions.

(e) No Litigation. There is no action, suit or proceeding pending against, or to the Servicer’s knowledge threatened against or affecting, the Servicer before any court or arbitrator or any Governmental Authority in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect or that seeks to prevent the consummation of the transactions contemplated by this Agreement and the other Facility Documents. The Servicer is not in default with respect to any order of any court, arbitrator or other Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement and the other Facility Documents.

(f) Compliance with Laws. The Servicer has complied in all respects with all applicable laws, rules, tariffs, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

(g) Accuracy of Information. All information heretofore furnished by the Servicer or any of its Affiliates to the Program Agent, any Managing Agent or any Lender for purposes of or in connection with this Agreement, any Monthly Report, Weekly Report, any of the other Facility Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Servicer or any of its Affiliates to the Program Agent, any Managing Agent or any Lender will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Collection Information. The names and addresses of all the Alternate Payment Locations, Approved Sub-servicers, Deposit Account Banks and Lock-Box Processors, together with the addresses of the Lock-Boxes and the account numbers of the Deposit Accounts are as specified in Exhibit F. The Alternate Payment Locations and the Lock-Boxes set forth on Exhibit F are the only addresses to which Obligors and Approved Sub-servicers of Pool Receivables are directed to make payment. The Deposit Accounts set forth on Exhibit F are the only accounts to which Obligors, Approved Sub-servicers or Lock-Box Processors remit Collections of Pool Receivables by wire transfer or electronic funds transfer. The Servicer has not granted any Person “control” (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any Deposit Account or the right to take control of any Deposit Account at a future time or upon the occurrence of a future event.

(i) Software. The Servicer has the right (whether by license, sublicense or assignment) to use all of the computer software used to account for the Pool Receivables to the extent necessary to administer the Pool Receivables.

Exhibit 4.2

(j) Eligibility. Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance satisfies the requirements of eligibility contained in the definition of “Eligible Receivable” as of the date of such inclusion.

(k) Material Adverse Effect. Since September 30, 2004, no event has occurred which would have a Material Adverse Effect.

(l) Compliance with Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to its servicing of each Pool Receivable.

(m) Financial Statements.

(i) The consolidated balance sheet of the Servicer and its Consolidated Subsidiaries as of December 31, 2003 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, contained in the report on Form 10-K filed by the Servicer with the Securities and Exchange Commission, fairly present, in conformity with GAAP, the consolidated financial position of the Servicer and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(ii) The unaudited consolidated balance sheet of the Servicer and its Consolidated Subsidiaries as of September 30, 2004 and the related unaudited consolidated statements of income and cash flows for the nine months then ended, contained in the report on Form 10-Q filed by the Servicer with the Securities and Exchange Commission, fairly present in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in clause (i) above (except as described in the notes thereto), the financial position of the Servicer and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year-end adjustments).

ARTICLE V

GENERAL COVENANTS

SECTION 5.01. Affirmative Covenants of the Borrower. From the Effective Date until the later of the Termination Date and the Final Collection Date, the Borrower will, unless the Program Agent and the Majority Managing Agents shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, tariffs, ordinances, orders, rules, regulations and requirements of Governmental Authorities, except for such failure to comply as could not reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Existence. (i) Observe all procedures required by its certificate or articles of incorporation and by-laws and preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and (ii) qualify and remain qualified in good standing as a foreign corporation in each other jurisdiction where

Exhibit 4.2

the nature of its business requires such qualification and where, in the case of clause (ii), the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(c) Audits. At any time and from time to time during regular business hours and upon reasonable prior notice, permit the Program Agent, the Managing Agents or their agents or representatives:

(i) to conduct periodic audits of the Pool Receivables and the Related Security and the related Records and collection systems of the Borrower;

(ii) to examine and make copies of and abstracts from the Records in its possession or control relating to the Pool Receivables and Related Security, including, without limitation, the related Contracts;

(iii) to visit the offices and properties of the Borrower for the purpose of examining the materials described in clause (ii) above; and

(iv) to discuss matters relating to the Receivables or the Borrower’s performance hereunder with any of the officers or employees of the Borrower having knowledge of such matters.

(d) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Pool Receivables in the event of the destruction of the originals thereof) and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records and other information reasonably necessary for the collection of all Pool Receivables, and in which timely entries are made in accordance with GAAP. Such books and records shall include, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable, as well as the Borrower’s actual experience with respect to any Dilution Factor. The Borrower shall promptly notify the Program Agent and each Managing Agent of any material conversion or substitution (excluding, in each case, version upgrades) of the computer software used by the Borrower (or the Servicer, as applicable) in its collection of Pool Receivables.

(e) Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it with respect to the Pool Receivables and the Contracts related thereto.

(f) Credit and Collection Policy. Comply in all material respects with the Credit and Collection Policy in regard to the Pool Receivables and the related Contracts.

(g) Collections.

(i) Cause all Obligors to remit all payments in respect of the Pool Receivables to an Alternate Payment Location, a Lock-Box or a Deposit Account;

Exhibit 4.2

(ii) Cause all Lock-Box Processors to deposit all Collections received thereby or remitted to any Lock-Box into a Deposit Account within two (2) Business Days following receipt thereof;

(iii) Cause all Persons receiving Collections at an Alternate Payment Location, including Approved Sub-servicers, to remit such Collections to a Lock-Box or deposit such Collections to a Deposit Account within two (2) Business Days following receipt;

(iv) Cause all Deposit Account Banks to deposit all Collections received thereby to a Deposit Account within one (1) Business Day following receipt;

(v) On or prior to the Effective Date, deliver, or cause to be delivered, to the Program Agent, fully executed copies of (A) Lock-Box Processor Agreements with respect to each Lock-Box Processor, (B) Lock-Box Transfer Notices with respect to each Lock-Box and (C) Blocked Account Agreements with respect to each Deposit Account, and from and after such date, (1) cause each Deposit Account to be subject at all times to a Blocked Account Agreement, (2) cause each Lock-Box to be accessed solely by a Lock-Box Processor, (3) cause each Lock-Box Processor with respect to each Lock-Box to be subject at all times to a Lock-Box Processor Agreement and (4) cause an executed Lock-Box Transfer Notice to be delivered to the Program Agent with respect to each Lock-Box;

(vi) Prevent the remittance of any funds other than Collections into any Lock-Box and if any funds other than Collections are remitted to any Lock-Box, segregate and remit any such funds to the owner thereof within two (2) Business Days following receipt; and

(vii) Prevent the deposit of any funds other than Collections into any Deposit Account and if any funds other than Collections are deposited into any Deposit Account, segregate and remit any such funds to the owner thereof within two (2) Business Days following such deposit.

(h) Posting of Collections and Pool Receivables. Apply all Collections to the Pool Receivables owed by the applicable Obligor in a timely manner in accordance with its business practices in existence as of the Effective Date.

(i) Separate Corporate Existence. Take all reasonable steps (including, without limitation, all steps that the Program Agent or any Managing Agent may from time to time reasonably request) to maintain the Borrower’s identity as a separate legal entity from the Originator and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the Originator and each other Affiliate thereof. Without limiting the generality of the foregoing, the Borrower shall:

(i) at all times have at least one (1) “Independent Director” as defined in and as required under the Borrower’s certificate of incorporation and by-laws, acceptable to the Managing Agents, and at least one (1) officer, who may be an employee of Tampa Electric, responsible for managing the Borrower’s day-to-day operations;

Exhibit 4.2

(ii) maintain the Borrower’s books and records separate from those of any Affiliate and maintain records of all intercompany debits and credits and transfers of funds made by the Originator on its behalf;

(iii) except as otherwise contemplated under Section 2.06, prevent the commingling of funds or other assets of the Borrower with those of any other Affiliate, and not maintain bank accounts or other depository accounts to which any Affiliate is an account party, into which any Affiliate makes deposits or from which any Affiliate has the power to make withdrawals except as otherwise contemplated hereunder or under the Purchase Agreement with respect to its or the Servicer’s administration of Collections;

(iv) not enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate which is on terms that are less favorable to the Borrower than those that might be obtained in an arm’s length transaction at the time from Persons who are not an Affiliate and which is not evidenced by or pursuant to a written agreement;

(v) pay its own operating expenses and liabilities (including but not limited to the salaries paid to its employees and any fees paid to its managers and Independent Managers) from its own separate assets;

(vi) clearly identify its office space (by sign or otherwise) as being separate and distinct from the offices of, or any space occupied by, Tampa Electric and its other Affiliates even if such office space is leased or subleased from, or is on or near premises occupied by Tampa Electric or by such Affiliates and allocate fairly any overhead, if relevant, for shared office space or business facilities or equipment;

(vii) act solely in its own name, through its own officials or representatives where relevant, and not hold itself out as a “division” or “part” of Tampa Electric or its Affiliates;

(viii) have stationery and other business forms and a telephone number separate from that of Tampa Electric or its Affiliates;

(ix) at all times be adequately capitalized in light of its contemplated business; and

(x) take all other actions reasonably necessary on its part to operate its business and perform its obligations under the Facility Documents in a manner consistent with the factual assumptions described in the legal opinions with respect to non-consolidation or true sale matters of Palmer & Dodge LLP delivered to the Program Agent and the Managing Agents pursuant to Section 3.01 hereof.

(j) Rights under the Purchase Agreement. From and after the Termination Date, direct, instruct, or request any lawful action under the Purchase Agreement, including without limitation, in connection with enforcement of its rights thereunder, as instructed by the Program Agent; provided, however, that both before and after the Termination Date, the Borrower shall deliver any lawful notice as directed by the Program Agent, the delivery of which

Exhibit 4.2

is a condition precedent to any “Purchase Termination Event” under (and as defined in) the Purchase Agreement.

(k) Location of Records. Keep its chief place of business and chief executive office and the offices where it keeps the Records at (i) the address(es) of the Borrower referred to on Schedule II or (ii) upon 30 days’ prior written notice to the Program Agent, at any other location in the United States where all actions reasonably requested by any Managing Agent to protect and perfect the interests of the Program Agent and the Lenders in the Collateral have been taken and completed.

(l) Taxes. File all material tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except such as are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Program Agent, the Managing Agents, the Lenders.

(m) Performance and Enforcement of Purchase Agreement. (i) Perform and require the Originator to, perform each of their respective obligations and undertakings under and pursuant to the Purchase Agreement; purchase Receivables thereunder in compliance with the terms thereof; (ii) enforce the rights and remedies accorded to the Borrower under the Purchase Agreement and (iii) take all actions to perfect and enforce its rights and interests (and the rights and interests of the Program Agent and the Lenders as assignees of the Borrower) under the Purchase Agreement as the Program Agent or any Managing Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Purchase Agreement.

(n) Ownership. Take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Purchase Agreement irrevocably in the Borrower, free and clear of any Adverse Claims other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Borrower therein as the Program Agent or any Managing Agent may reasonably request), and (ii) establish and maintain, in favor of the Program Agent, for the benefit of the Lenders, a valid and perfected first priority perfected security interest in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Program Agent’s (for the benefit of the Lenders) security interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Program Agent for the benefit of the Lenders as the Program Agent or any Managing Agent may reasonably request). The Borrower authorizes the Program Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Receivables and the Related Security, the related Contracts and the Collections with respect thereto and the other Collateral without the signature of the

Exhibit 4.2

Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

SECTION 5.02. Reporting Requirements of the Borrower. From the Effective Date until the later of the Termination Date and the Final Collection Date, the Borrower will, unless the Program Agent and the Majority Managing Agents shall otherwise consent in writing, furnish or cause to be furnished to the Program Agent and each Managing Agent:

(a) Event of Termination. As soon as reasonably practicable and in any event within three (3) Business Days after any Responsible Officer of the Borrower obtains knowledge of the occurrence of each Event of Termination or Incipient Event of Termination (if such Incipient Event of Termination is continuing on the date of such notice), the statement of a Responsible Officer of the Borrower setting forth the details of such Event of Termination or Incipient Event of Termination and the action which the Borrower is taking or proposes to take with respect thereto.

(b) Financial Statements. (i) As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as of the end of such fiscal year and a statement of income and retained earnings of the Borrower for such fiscal year, certified by the Borrower’s chief financial officer, chief accounting officer or other manager of the Borrower, (ii) as soon as is available, and in any event within ninety (90) days after the end of each fiscal year of Tampa Electric, a consolidated balance sheet of Tampa Electric and its Consolidated Subsidiaries as of the end of such fiscal year and a statement of income and retained earnings of Tampa Electric for such fiscal year, all reported in accordance with GAAP by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, (iii) within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Borrower, a balance sheet of the Borrower as of the end of such fiscal quarter and a statement of income and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending as of the end of such quarter, certified by the Borrower’s chief financial officer, chief accounting officer, or other manager of the Borrower and (iv) within forty-five (45) days after the end of the first, second and third quarterly accounting periods in each fiscal year of Tampa Electric, a balance sheet of Tampa Electric as of the end of such fiscal quarter and a statement of income and retained earnings of Tampa Electric for the period commencing at the end of the previous fiscal year and ending as of the end of such quarter, certified by the chief financial officer of Tampa Electric.

(c) Compliance Certificates. Concurrently with any delivery of information under clause (b) above, a certificate of a Responsible Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Event of Termination set forth in Section 7.01(p) has occurred and (ii) certifying that no Event of Termination or Incipient Event of Termination exists on the date of such certificate and, if an Event of Termination or Incipient Event of Termination then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(d) Public Filings. Promptly after the filing thereof, copies of all registration statements (other than exhibits thereto and any registration statements on Form S-8 or its

Exhibit 4.2

equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) filed by Tampa Electric with the Securities and Exchange Commission.

(e) Reporting on Adverse Effects. Promptly and in no event more than two (2) Business Days after any Responsible Officer of the Borrower obtains knowledge of any matter or the occurrence of any event concerning the Borrower, the Servicer or the Originator which would reasonably be expected to have a Material Adverse Effect, notice thereof.

(f) Defaults. Promptly and in no event more than three (3) Business Days after any Responsible Officer of the Borrower obtains knowledge of any default by the Borrower under any agreement other than the Facility Documents to which the Borrower is a party which could reasonably be expected to have a Material Adverse Effect, the statement of a Responsible Officer of the Borrower setting forth the details of such default and the action which the Borrower is taking or proposes to take with respect thereto.

(g) Ratings. Promptly and in no event more than three (3) Business Days after any Responsible Officer of the Borrower obtains knowledge of any downgrade or withdrawal of the Debt Rating of Tampa Electric, notice of such downgrade or withdrawal of such Debt Rating.

(h) Copies of Notices. Promptly after receipt thereof, copies of any notice, request for consent, or certification delivered to it by the Originator under the Purchase Agreement.

(i) Credit and Collection Policy. Promptly and in no event more than three (3) Business Days after any Responsible Officer of the Borrower obtains knowledge of (i) any amendment, modification, supplement or other change to the Credit and Collection Policy or (ii) the adoption, implementation or institution of any tariff, rule, regulation, ordinance or decree of the FPSC, in either case, that could have a material adverse effect on the collectibility of the Receivables, the statement of a Responsible Officer of the Borrower setting forth the details of such amendment, modification, supplement, change, tariff, rule, regulation, ordinance or decree and the action which the Borrower is taking or proposes to take with respect thereto.

(j) Other Information. As soon as reasonably practicable, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of the Borrower as the Program Agent or any Managing Agent may from time to time reasonably request.

As long as Tampa Electric is required or permitted to file reports under the Securities Exchange Act of 1934, as amended, a copy of its report on Form 10-K shall satisfy the requirements of Section 5.02(b)(ii) of this Agreement and a copy of its report on Form 10-Q shall satisfy the requirements of Section 5.02(b)(iv) of this Agreement. Information required to be delivered pursuant to clauses (b) or (d) of this Section 5.02 shall be deemed to have been delivered on the date on which the Borrower provides notice to the Program Agent and the Managing Agents that such information has been posted on TECO’s website on the Internet at www.tecoenergy.com, at sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notices and

Exhibit 4.2

accessible to the Program Agent and each Managing Agent without charge; provided, however, that such notice may be included in any certificate delivered pursuant to clause (c) above.

SECTION 5.03. Negative Covenants of the Borrower. From the Effective Date until the Final Collection Date, the Borrower will not, without the written consent of the Program Agent and the Majority Managing Agents:

(a) Sales, Liens, Etc. Against Collateral. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Collateral or assign any right to receive income in respect thereof except in each case as contemplated or provided hereunder.

(b) Extension or Amendment of Pool Receivables. Extend, amend, waive or otherwise modify, the terms of any Pool Receivable or any Contract related thereto, except (i) in accordance with (x) any rule, regulation, ordinance or other directive of the FPSC or (y) the Credit and Collection Policy or (ii) as otherwise permitted hereunder (including, without limitation, any such action permitted to be taken by the Servicer).

(c) Change in Business or Credit and Collection Policy. Make any change in the Credit and Collection Policy, which change could be reasonably expected to have a Material Adverse Effect or make any change in the character of its business.

(d) Change in Payment Instructions to Obligors. Make any change in its instructions to Obligors regarding the making of payments in respect of the Receivables to any Alternate Payment Location, Lock-Box or Deposit Account, other than instructing Obligors to remit payments to another Alternate Payment Location, Lock-Box or Deposit Account.

(e) Changes to Alternate Payment Locations, Lock-Boxes, Deposit Accounts, Lock-Box Processor Agreements and Blocked Account Agreements. Add any account as a Deposit Account, any bank as a Deposit Account Bank, any Person as a Lock-Box Processor or any lock-box as a Lock-Box with respect to any Collateral, in each case other than those then listed in Exhibit F, unless the Program Agent shall have received (i) thirty (30) days’ prior written notice of such addition and (ii) prior to the effective date of such addition, (x) executed copies of Blocked Account Agreements (in the case of each new Deposit Account), Lock-Box Processor Agreements (in the case of each new Lock-Box or Lock-Box Processor) and Lock-Box Transfer Notices (in the case of each new Lock-Box), executed by each Deposit Account Bank or Lock-Box Processor, as applicable, the Borrower, the Originator, and the Program Agent, (y) copies of all material agreements signed by the Borrower, the Originator or the respective Deposit Account Bank or Lock-Box Processor, as applicable, with respect to any new Deposit Account, Deposit Account Bank, Lock-Box or Lock-Box Processor, and (z) a revised Exhibit F hereto. The Borrower shall provide the Program Agent and each Managing Agent with prompt written notice of any termination of any bank as a Deposit Account Bank or any Person as a Lock-Box Processor, together with a revised Exhibit F hereto. The Borrower shall provide the Program Agent and each Managing Agent with prompt written notice of any addition or termination of any Alternate Payment Location, together with a revised Exhibit F hereto.

Exhibit 4.2

(f) Merger, Consolidation, Etc. Sell any equity interest to any Person (other than Tampa Electric) or consolidate with or merge into or with any Person, or purchase or otherwise acquire all or substantially all of the assets or capital stock, or other ownership interest of, any Person or from any Subsidiary, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, except as expressly provided or permitted under the terms of this Agreement or as consented to by the Program Agent.

(g) Change in Name; Jurisdiction of Organization. (i) Make any change to its name (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) indicated on its certificate of incorporation (or equivalent organizational document), or (ii) change its form of organization or its jurisdiction of organization, unless, in either case, prior to the effective date of such change, it delivers to the Program Agent such financing statements or amendments to financing statements (Form UCC-1 or Form UCC-3, respectively) authorized by it which the Program Agent may request to reflect such name change or change in form or jurisdiction of organization, together with such other documents, legal opinions and instruments that the Program Agent may reasonably request in connection with the transaction giving rise thereto.

(h) ERISA Matters. Establish or be a party to any Plan or Multiemployer Plan other than any such plan established by an Affiliate of the Borrower.

(i) Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except for (i) Indebtedness to the Program Agent, any Lender, any Affected Party or the Servicer expressly contemplated hereunder or (ii) Indebtedness to the Originator pursuant to the Purchase Agreement or the Subordinated Note.

(j) Guarantees. Guarantee, endorse or otherwise be or become contingently liable (including by agreement to maintain balance sheet tests) in connection with the obligations of any other Person, except endorsements of negotiable instruments for collection in the ordinary course of business and reimbursement and indemnification obligations in favor of the Program Agent, any Managing Agent, any Lender or any Affected Party as provided for under this Agreement.

(k) Limitation on Transactions with Affiliates. Enter into, or be a party to any transaction with any Affiliate of the Borrower, except for:

(i) the transactions contemplated hereby, by the Purchase Agreement and by the other Facility Documents;

(ii) capital contributions by Tampa Electric to the Borrower which are in compliance with Section 5.01(i); and

(iii) to the extent not otherwise prohibited under this Agreement, other transactions in the nature of employment contracts and directors’ or manager’s fees, upon fair and reasonable terms materially no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

Exhibit 4.2

(l) Facility Documents. Terminate, amend or otherwise modify the Purchase Agreement, the Subordinated Note, any Blocked Account Agreement or any Lock-Box Processor Agreement, or grant any waiver or consent thereunder.

(m) Limitation on Investments. Make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except for Permitted Investments and the purchase and receipt of capital contributions of Receivables and related assets pursuant to the terms of the Purchase Agreement.

(n) Organizational Documents. (i) Change, amend, alter or otherwise modify its by-laws in any fashion that could reasonably be expected to have a Material Adverse Effect or (ii) change, amend, alter or otherwise modify its certificate or articles of incorporation.

(o) Treatment as Sales. Not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase Agreement in any manner other than as the sale and/or absolute conveyance of Receivables by Tampa Electric to the Borrower.

(p) Use of Proceeds. Use the proceeds of the Loans for any purpose other than the purchase of Receivables from the Originator pursuant to the Purchase Agreement.

SECTION 5.04. Affirmative Covenants of the Servicer. From the Effective Date until the Final Collection Date, the Servicer will, unless the Program Agent and the Majority Managing Agents shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply in all respects with all applicable laws, rules, tariffs, ordinances, regulations, requirements and orders of Governmental Authorities with respect to the Pool Receivables, the servicing thereof and the agreements and documents related thereto, except for such failure to comply as could not reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Existence. (i) Observe all procedures required by its certificate or articles of incorporation and by-laws and preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and (ii) qualify and remain qualified in good standing as a foreign corporation in each other jurisdiction where the nature of its business requires such qualification and where, in the case of clause (ii), failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(c) Audits. At any time and from time to time during regular business hours and upon reasonable prior notice, permit the Program Agent, the Managing Agents or their agents or representatives:

(i) to conduct periodic audits of the Pool Receivables and the Related Security and the related Records and collection systems of the Servicer;

Exhibit 4.2

(ii) to examine and make copies of and abstracts from the Records in its possession or control relating to the Pool Receivables and Related Security, including, without limitation, the related Contracts;

(iii) to visit the offices and properties of the Servicer for the purpose of examining the materials described in clause (ii) above; and

(d) to discuss matters relating to the Receivables or the Servicer’s performance hereunder with any of the officers or employees of the Servicer having knowledge of such matters.

(e) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Pool Receivables in the event of the destruction of the originals thereof) and keep and maintain (or cause the Originator to keep and maintain) all documents, books, records and other information reasonably necessary for the collection of all Pool Receivables, and in which timely entries are made in accordance with GAAP. Such books and records shall include, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable, as well as the Servicer’s actual experience with respect to any Dilution Factor. The Servicer shall promptly notify the Program Agent and each Managing Agent of any material conversion or substitution (excluding in each case, version upgrades) of the computer software used by the Servicer in its collection of the Pool Receivables.

(f) Performance and Compliance with Pool Receivables. At its expense timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it with respect to the Pool Receivables and the Contracts related thereto.

(g) Credit and Collection Policy. Comply in all material respects with the Credit and Collection Policy in regard to the Pool Receivables and the related Contracts.

(h) Collections. Comply with the provisions of Section 5.01(g) as if the obligations of the Borrower pursuant to Section 5.01(g) were the obligations of the Servicer.

(i) Posting of Collections and Pool Receivables. Apply all Collections to the Pool Receivables owed by the applicable Obligor in a timely manner in accordance with the servicing practices of the Originator in existence as of the date of this Agreement.

(j) Frequency of Billing. Prepare and mail invoices with respect to all Pool Receivables no less frequently than monthly.

Exhibit 4.2

SECTION 5.05. Reporting Requirements of the Servicer. From the Effective Date until the Final Collection Date, the Servicer will, unless the Program Agent and the Majority Managing Agents shall otherwise consent in writing, furnish to the Program Agent and each Managing Agent:

(a) as soon as reasonably practicable and in any event within three (3) Business Days after any Responsible Officer of the Servicer obtains knowledge of the occurrence of each Event of Termination or Incipient Event of Termination (if such Incipient Event of Termination is continuing on the date of such notice), the statement of a Responsible Officer of the Servicer setting forth the details of such Event of Termination or Incipient Event of Termination;

(b) as soon as reasonably practicable and in any event within three (3) Business Days after any Responsible Officer of the Servicer obtains knowledge of the occurrence of each event described in the definition of “Servicer Default” or each event which, with the giving of notice or lapse of time or both, would constitute a Servicer Default (if such event is continuing on the date of such notice), the statement of a Responsible Officer of the Servicer setting forth the details of such Servicer Default or event and the action which the Servicer proposes to take with respect thereto;

(c) as soon as reasonably practicable, from time to time, such other information, documents, records or reports within its possession respecting the Pool Receivables or the conditions or operations, financial or otherwise, of the Servicer as the Program Agent or any Managing Agent may from time to time reasonably request;

(d) on each Monthly Reporting Date, a Monthly Report; and

(e) on each Weekly Reporting Date during a Level B Ratings Period, a Weekly Report.

SECTION 5.06. Negative Covenants of the Servicer. From the Effective Date until the Final Collection Date, the Servicer will not, without the written consent of the Program Agent and the Majority Managing Agents:

(a) Extension or Amendment of Pool Receivables. Extend, amend, waive or otherwise modify, the terms of any Pool Receivable or any Contract related thereto, except (i) in accordance with (x) any rule, regulation, ordinance or other directive of the FPSC or (y) the Credit and Collection Policy as it deems appropriate to maximize collections thereof or (ii) as otherwise permitted hereunder.

(b) Change in Business or Credit and Collection Policy. Make any change in the character of its servicing practices or in the Credit and Collection Policy, which change would, in either case, be reasonably expected to have a Material Adverse Effect.

(c) Change in Payment Instructions to Obligors. Make any change in its instructions to Obligors regarding the making of payments in respect of the Receivables to any Alternate Payment Location, Lock-Box or Deposit Account, other than instructing Obligors to remit payments to another Alternate Payment Location, Lock-Box or Deposit Account.

Exhibit 4.2

(d) Changes to Lock-Boxes, Deposit Accounts, Lock-Box Agreements and Blocked Account Agreements. Add any account as a Deposit Account, any bank as a Deposit Account Bank, any Person as a Lock-Box Processor or any lock-box as a Lock-Box with respect to any Collateral, in each case other than those then listed in Exhibit F, unless the Program Agent shall have received (i) thirty (30) days’ prior notice of such addition and (ii) prior to the effective date of such addition, (x) executed copies of Blocked Account Agreements (in the case of each new Deposit Account), Lock-Box Processor Agreements (in the case of each new Lock-Box or Lock-Box Processor), and Lock-Box Transfer Notices (in the case of each new Lock-Box) executed by each Deposit Account Bank or Lock-Box Processor, as applicable, the Borrower, the Originator, and the Program Agent, (y) copies of all material agreements and documents signed by the Borrower, the Originator or the respective Deposit Account Bank or Lock-Box Processor, as applicable, with respect to any new Deposit Account, Deposit Account Bank, Lock-Box or Lock-Box Processor, and (z) a revised Exhibit F hereto. The Servicer shall provide the Program Agent and each Managing Agent with prompt written notice of any termination of any bank as a Deposit Account Bank or any Person as a Lock-Box Processor, together with a revised Exhibit F hereto. The Servicer shall provide the Program Agent and each Managing Agent with prompt written notice of any addition or termination of any Alternate Payment Location, together with a revised Exhibit F hereto.

ARTICLE VI

ADMINISTRATION OF RECEIVABLES

SECTION 6.01. Designation of Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time in accordance with this Section 6.01. Until the Program Agent, with the consent or at the direction of the Managing Agents, gives notice to the Borrower and the Servicer of the designation of a new Servicer as provided in Section 6.01(b) below, Tampa Electric is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Borrower hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Borrower any and all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind in connection with any Pool Receivable or other Collateral.

(b) Upon the occurrence and during the continuation of any Servicer Default, the Program Agent may, and at the direction of the Majority Managing Agents shall, upon written notice to the parties hereto designate as Servicer any Person to succeed Tampa Electric (or any successor Servicer) subject to the condition that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the reasonable determination by the Servicer that (x) the performance of its duties hereunder is no longer permissible under applicable law and (y) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law.

(c) Tampa Electric and any other Servicer agrees that, upon its resignation or replacement as Servicer pursuant to Section 6.01(b) above, it will cooperate with the Borrower,

Exhibit 4.2

the Program Agent and the successor Servicer in effecting the termination of its responsibilities and rights as Servicer hereunder, including, without limitation, (i) assisting the successor Servicer in enforcing all rights under the Pool Receivables and Related Security, (ii) transferring, promptly upon receipt, to the successor Servicer, any Collections or other amounts related to the Pool Receivables received by such Servicer, (iii) transferring to the successor Servicer all Records held by or under the control of such Servicer and (iv) permitting the successor Servicer to have access to all tapes, discs, diskettes and related property containing information concerning the Pool Receivables and the Records and taking all actions necessary in its control to permit the successor Servicer to use all computer software that may facilitate the Servicer’s access to and use of such information and acting as data processing agent for such successor Servicer if requested. Upon the resignation or replacement of Tampa Electric as Servicer, Tampa Electric shall no longer be entitled to the Servicer Fee accruing from and after the effective date of such resignation or replacement.

(d) Without the consent of each Managing Agent, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) an Approved Sub-servicer and (ii) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices.

(e) Notwithstanding the appointment of any Approved Sub-servicer pursuant to clause (d) above, (i) the Servicer shall remain liable for the timely and complete performance of its duties and obligations pursuant to the terms hereof, (ii) the Servicer shall retain management information systems and sufficient servicing capability, in the reasonable judgment of the Program Agent and each Managing Agent, to perform the servicing functions described herein, and (iii) any sub-servicing agreement that may be entered into and any other transactions or services relating to the Pool Receivables involving an Approved Sub-servicer shall be deemed to be between such Approved Sub-servicer and the Servicer alone, and none of the Lenders, the Program Agent, the Managing Agents and the Liquidity Providers shall be deemed parties thereto or shall have any obligations, duties or liabilities with respect to any Approved Sub-servicer.

SECTION 6.02. Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such actions as it deems necessary or advisable to collect each Pool Receivable from time to time, all in accordance, in all material respects, with applicable laws, tariffs, rules, regulations and the Credit and Collection Policy. Each of the Borrower, each Lender, each Liquidity Provider, each Managing Agent and the Program Agent hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.01, to enforce its respective rights and interests in and under the Pool Receivables and the Related Security. The Servicer (so long as it is Tampa Electric) will at all times apply the same standards and follow the same procedures with respect to the decision to commence litigation with respect to the Pool Receivables, and in prosecuting and litigating with respect to Pool Receivables, as it applies and follows with respect to trade accounts receivable serviced by it which are not Pool Receivables; provided, however, that from and after the Termination Date, the Servicer shall commence or settle any legal action to enforce collection of any Delinquent Receivable or Defaulted Receivable or to foreclose upon or repossess any Related Security with respect thereto as directed by the Program Agent. In no event shall the

Exhibit 4.2

Servicer be entitled to make the Program Agent, any Managing Agent, any Lender or any Liquidity Provider a party to any litigation without the such Person’s express prior written consent.

(b) The Servicer shall apply all Collections to the Pool Receivables owed by the applicable Obligors in a timely manner in accordance with the business practices of the Originator in existence as of the date hereof. In the event the Servicer receives any Collections or other proceeds of the Collateral, it shall hold such Collections and other proceeds on behalf of the Borrower for application and remittance in accordance with Section 2.06 or 2.07, as applicable, and it shall remit the same to the Collection Account to the extent required hereunder. The Borrower shall deliver to the Servicer, and the Servicer shall hold in trust for the Borrower, the Lenders and the Liquidity Providers in accordance with their respective interests, all Records.

(c) The Servicer shall, as soon as practicable following receipt, turn over to the Person entitled thereto collections in respect of any receivable which is not a Pool Receivable less, to the extent the Servicer performed any collection or enforcement actions which it was authorized by such Person to perform, all reasonable and appropriate out of pocket costs and expenses of such Servicer incurred in collecting and enforcing such receivable.

SECTION 6.03. Rights of the Program Agent.

(a) Following the occurrence and during the continuation of any an Event of Termination, the Program Agent may with the consent, and shall at the direction, of the Majority Managing Agents (i) exercise its right to take exclusive ownership and control of the Collection Account, the Lock-Boxes and the Deposit Accounts, and each of the Borrower and the Servicer hereby agrees to take any further action necessary that the Program Agent may reasonably request to effect such control, (ii) notify any of the Lock-Box Processors to remit all items of payment or proceeds thereof to the Program Agent or its designee, and to notify any or all of the Deposit Account Banks to remit all amounts deposited in the applicable Deposit Accounts to the Collection Account or to any other account designated by the Program Agent and (iii) deliver the Lock-Box Transfer Notices to the appropriate addressees thereof. From and after the date the Program Agent exercises its right to take exclusive control of the Collection Account, all withdrawals and distributions to be made from the Collection Account by the Servicer hereunder shall be made by the Program Agent.

(b) The Borrower hereby grants to the Program Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Borrower, following the occurrence and during the continuance of an Event of Termination, any and all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind in connection with any Pool Receivable or other Collateral.

(c) At any time after the Effective Date, the Program Agent may, and upon the request of the Majority Managing Agents shall, cause the Collection Account to be established. The Borrower, the Program Agent and Citibank (in its capacity as the holder of the Collection Account) agree that the Program Agent shall have exclusive dominion and control over the Collection Account and that Citibank will comply with instructions originated by the Program Agent directing disposition of the funds in the Collection Account without further

Exhibit 4.2

consent by the Borrower; provided that until the Program Agent provides such instructions to Citibank (in accordance with Section 6.03(a)), Citibank shall be entitled to comply with instructions originated by the Servicer directing disposition of the funds in the Collection Account without further consent by the Borrower or the Program Agent. This agreement shall constitute an “authenticated record” for purposes of Section 9-104 (and similar related provisions) of the UCC.

SECTION 6.04. Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations with respect to the Pool Receivables to the same extent as if a security interest in the Pool Receivables had not been granted hereunder and the exercise by the Program Agent of its rights hereunder shall not relieve Borrower from such obligations and (ii) pay when due any taxes, including without limitation, sales, excise and personal property taxes payable by it in connection with the Pool Receivables. None of the Program Agent, the Managing Agents, the Lenders or the Liquidity Providers shall have any obligation or liability with respect to any Pool Receivables or other Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

SECTION 6.05. Further Action Evidencing Program Agent’s Interest. Each of the Borrower and the Servicer agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Program Agent may reasonably request in order to perfect, protect or more fully evidence the interest of the Program Agent or the Secured Parties granted hereunder or to enable the Program Agent to exercise or enforce any of its or the Secured Parties’ rights hereunder. Without limiting the generality of the foregoing, each of the Borrower and the Servicer will (i) code its master data processing records evidencing such Pool Receivables to evidence that a security interest therein has been granted to the Program Agent under this Agreement, and (ii) upon the request of the Program Agent, file such financing statements, continuation statements or amendments thereto or assignments thereof, and execute and file such other instruments or notices, as may be necessary or appropriate or as the Program Agent may reasonably request. If after the occurrence and during the continuation of any Event of Termination, either the Borrower or the Servicer fails to perform any of its respective agreements or obligations under this Agreement, the Program Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable out-of-pocket expenses of the Program Agent incurred in connection therewith shall be payable by the Borrower or the Servicer, as applicable, upon the Program Agent’s demand therefor.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01. Events of Termination. If any of the following events (each, an “Event of Termination”) shall occur:

(a) The Borrower, the Originator or the Servicer shall fail to make any payment or deposit required to be made by it hereunder or under any other Facility Document when due and such failure shall continue for two (2) Business Days;

Exhibit 4.2

(b) The Borrower, the Originator or the Servicer shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Facility Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after any Affected Party gives notice thereof to the Borrower, the Originator or the Servicer, as applicable, or the Borrower, the Originator or the Servicer, as applicable, otherwise obtains knowledge thereof;

(c) Any representation or warranty made or deemed to be made by the Borrower, the Originator or the Servicer under or in connection with this Agreement or any other Facility Document (including any Monthly Report, any Weekly Report, any Borrowing Request or other information or report delivered pursuant hereto) shall prove to have been materially false or incorrect (except that the materiality standard in this clause (c) shall not apply to any such representation or warranty that is qualified by a materiality standard by its terms) when made or deemed made or delivered;

(d) The Program Agent, on behalf of the Secured Parties, shall cease to have a valid and perfected first priority security interest in the Pool Receivables and the Related Security and Collections with respect thereto or any other Collateral;

(e) An Event of Bankruptcy shall occur with respect to any Transaction Party;

(f) A “Purchase Termination Event” shall occur under (and as defined in) the Purchase Agreement;

(g) As of the last day of any Monthly Period,

(i) the average of the Dilution Ratios for any three (3) consecutive Monthly Periods shall exceed 3.00%;

(ii) the average of the Delinquency Ratios for any three (3) consecutive Monthly Periods shall exceed 3.00%;

(iii) the average of the Default Ratios for any three (3) consecutive Monthly Periods shall exceed 2.00%; or

(iv) the average of the Loss-to-Liquidation Ratios for any three (3) consecutive Monthly Periods shall exceed 1.00%;

(h) As of the close of business on any date, any Borrowing Base Deficiency shall exist (after giving effect to any increases or reductions to the Aggregate Principal Balance on such date) and such deficiency continues for two (2) Business Days;

(i) (i) (A) The Borrower shall fail to make any payment in respect of any Indebtedness in an aggregate principal amount exceeding $10,000, when and as the same shall become due and payable or (B) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which the Borrower has outstanding Indebtedness; or (ii) (A) Tampa Electric or any Significant Subsidiary shall default for a period beyond any applicable grace period (x) in the payment of any principal, interest or other amount due under

Exhibit 4.2

any Indebtedness (other than trade payables or non-recourse indebtedness), or (y) any other event shall occur or condition shall exist under an agreement, or related agreements, under which Tampa Electric or any Significant Subsidiary has outstanding Indebtedness (other than trade payables or non-recourse indebtedness), if the effect of such event or condition is to permit the acceleration of the maturity of such Indebtedness (other than trade payables or non-recourse indebtedness), and the outstanding amount or amounts payable under all such Indebtedness under clauses (x) and (y) equals or exceeds $50,000,000 or (B) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which Tampa Electric or any Significant Subsidiary has outstanding Indebtedness (other than trade payables or non-recourse indebtedness) of $10,000,000 or more and, in the case of this clause (B), such debt has been accelerated by the holder of such debt, or the holder of such debt has attempted to accelerate but such acceleration was prevented by applicable Governmental Rule;

(j) (i) One or more final judgments, decrees or orders for the payment of money in the aggregate amount of $10,000 or more shall be rendered against the Borrower (other than (x) a judgment which is fully discharged within 30 days after its entry, or (y) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or (ii) a final judgment or judgments shall be entered against Tampa Electric or any Significant Subsidiary in the amount of $50,000,000 or more (net of amounts covered by insurance) individually or in the aggregate (other than (x) a judgment which is fully discharged within 30 days after its entry, or (y) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or, in the case of injunctive relief, which if left unstayed could reasonably be expected to have a Material Adverse Effect on Tampa Electric;

(k) (i) A default shall occur under any other Facility Document which shall remain unremedied for any period of grace specified in such Facility Document, or (ii) any of this Agreement, the Purchase Agreement, the Subordinated Note or any Fee Letter shall cease to be in full force and effect or any of the Borrower, the Originator or the Servicer shall so assert in writing or otherwise seek to terminate or disaffirm its obligations under any such Facility Document at any time following the execution thereof;

(l) A Change in Control shall have occurred;

(m) If Tampa Electric or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any ERISA Plan and (i) a Reportable Event shall have occurred with respect to any ERISA Plan; or (ii) a trustee shall be appointed by a United States District Court to administer any ERISA Plan; or (iii) the PBGC shall institute proceedings to terminate any ERISA Plan; or (iv) a complete or partial withdrawal by Tampa Electric or any ERISA Affiliate from any Multiemployer Plan shall have occurred, or any Multiemployer Plan shall enter reorganization status, become insolvent, or terminate (or notify Tampa Electric or any ERISA Affiliate of its intent to terminate) under Section 4041A of ERISA; or (v) any ERISA Plan experiences an accumulated funding deficiency under Code Section 412(b); or (vi) Tampa Electric or any ERISA Affiliate incurs any liability for a Prohibited Transaction under ERISA Section 502; provided that any of the events described in

Exhibit 4.2

this Section 7.01(m) shall result in joint liability to Tampa Electric and all ERISA Affiliates in excess of $5,000,000;

(n) Any Transaction Party receives notice or becomes aware that a notice of federal tax lien has been filed against any Transaction Party; or

(o) Tampa Electric shall fail to maintain, as of the last day of each fiscal quarter, a ratio of Total Debt to Capitalization, for the fiscal quarter then ended, of less than or equal to 0.60 to 1.00;

(p) Tampa Electric shall fail to maintain, as of the last day of each fiscal quarter, an EBITDA to Interest Ratio of greater than or equal to 2.00 to 1.00; or

(q) Tampa Electric shall fail to comply with the limitation on short-term indebtedness imposed on Tampa Electric by the FPSC;

then, and in any such event, the Program Agent shall, at the request, or may with the consent, of the Majority Committed Lenders by notice to the Borrower, declare the Termination Date to have occurred; provided, however, that, in the case of any event described in subsection (e) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Program Agent and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise but subject to the following sentence and Section 10.09 hereof, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. Upon the declaration or automatic occurrence of the Termination Date in accordance with this Section 7.01, all obligations hereunder shall be immediately due and payable and all Loans shall be immediately due and payable.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Indemnities by the Borrower. Without limiting any other rights which any Affected Party may have hereunder or under applicable law (including, without limitation, the right to recover damages for breach of contract), the Borrower hereby agrees to indemnify any Lender, the Program Agent, each Managing Agent, the Servicer (if not an Affiliate of the Borrower) and any Liquidity Provider, and their respective directors, officers and employees (the “Indemnified Parties”), from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable external attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by such Indemnified Party to the extent relating to or arising from or as a result of this Agreement or the funding or maintenance of Loans made by a Lender hereunder subject to the proviso set forth below. Without limiting the generality of the foregoing indemnification, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts to the extent relating to or resulting from any of the following:

(i) the failure of any Pool Receivable represented by the Borrower to be an Eligible Receivable hereunder to be an “Eligible Receivable” at the time of such representation;

Exhibit 4.2

(ii) reliance on any representation or warranty made or deemed made by the Borrower under this Agreement or any other Facility Document to which it is a party which shall have been false or incorrect when made or deemed made;

(iii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, the Purchase Agreement or any other Facility Document to which it is party or with any applicable law, tariff, rule or regulation with respect to any Pool Receivable, the related Contract, or the Related Security, or the nonconformity of any Pool Receivable, the related Contract or the Related Security with any such applicable law, tariff, rule or regulation;

(iv) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with goods or services, the sale or provision of which gave rise to or are the subject of any Pool Receivable or Contract;

(v) the failure to pay when due any taxes, including, without limitation, sales, excise or personal property taxes payable by the Borrower in connection with the Collateral;

(vi) the payment by such Indemnified Party of taxes, including, without limitation, any taxes imposed by any jurisdiction on amounts payable and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, to the extent caused by the Borrower’s actions or failure to act in breach of this Agreement;

(vii) the failure to vest and maintain vested in the Program Agent, on behalf of the Secured Parties, a first priority perfected security interest in the Pool Receivables, together with all Collections, Related Security and other Collateral, free and clear of any Lien except a Lien in favor of any Affected Party, whether existing at the time such Pool Receivable arose or at any time thereafter;

(viii) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the applicable UCC or other applicable laws naming the Borrower as “Debtor” with respect to any Collateral;

(ix) any dispute, claim, offset or defense (other than as a result of the bankruptcy or insolvency of the related Obligor) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or services related to such Pool Receivable or the furnishing or failure to furnish such goods or services (other than as a result of the bankruptcy or insolvency of the related Obligor);

(x) the commingling of Collections with any other funds;

Exhibit 4.2

(xi) any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any Pool Receivables, or any attempt by any Person to void any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision or the Bankruptcy Code;

(xii) the failure of any Lock-Box Processor or Deposit Account Bank to remit any amounts or items of payment held in a Deposit Account or in a Lock-Box pursuant to the instructions of the Program Agent given in accordance with this Agreement, the applicable Lock-Box Processor Agreement, Blocked Account Agreement or the other Facility Documents, whether by reason of the exercise of setoff rights or otherwise;

(xiii) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Loans made pursuant to this Agreement or any other Facility Document delivered hereunder or in respect of any of the Collateral;

(xiv) any claim brought by any Person arising from any activity by the Borrower in servicing, administering or collecting any Pool Receivable;

(xv) the grant by the Borrower of a security interest in any Receivable in violation of any applicable law, tariff, rule or regulation;

(xvi) the failure of the Borrower to furnish accurate and complete documentation (including, without limitation, a Contract or invoice) to any Obligor;

(xvii) the failure of any Lock-Box Processor, Approved Sub-servicer or any other third party with a contractual relationship with the Borrower for the acceptance or processing of Collections, to remit any Collections received by it to a Lock-Box or a Deposit Account within two (2) Business Days of receipt; or

(xviii) the amendment, modification or termination of any tariff or similar contract governing any Pool Receivable or the activities of the Borrower;

provided, however, that the Borrower shall not be required to indemnify any Indemnified Party to the extent of any amounts (x) resulting from the gross negligence or willful misconduct of such Indemnified Party, or (y) constituting credit recourse for the failure of an Obligor to pay a Pool Receivable, or (z) constituting net income or franchise taxes that are imposed by the United States or franchise taxes or net income taxes that are imposed on such Indemnified Party by the state or foreign jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof. Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the related Indemnified Party within thirty (30) days following demand therefor.

Exhibit 4.2

SECTION 8.02. Indemnities by the Servicer. The Servicer agrees to indemnify each Indemnified Party for Indemnified Amounts to the extent arising out of or resulting from any of the following:

(i) the failure of any Pool Receivable represented by the Servicer to be an Eligible Receivable hereunder to be an “Eligible Receivable” at the time of such representation;

(ii) reliance on any representation or warranty made or deemed made by the Servicer under this Agreement or any other Facility Document to which it is a party, which shall have been false or incorrect when made or deemed made;

(iii) the failure by the Servicer to comply with any term, provision or covenant contained in this Agreement, the Purchase Agreement or any Facility Document to which it is party or with any applicable law, tariff, rule or regulation with respect to any Pool Receivable or the Related Security (including, without limitation, the covenants with respect to commingling of Collections set forth in Section 5.04(g));

(iv) the failure of any Lock-Box Processor, Approved Sub-servicer or any other third party with a contractual relationship with the Servicer or any of its Affiliates for the acceptance or processing of Collections, to remit any Collections received by it to a Lock-Box or a Deposit Account within two (2) Business Days of receipt; or

(v) any action or omission by the Servicer which reduces or impairs the rights or interests of the Program Agent, the Managing Agents or any Lender with respect to any Collateral or the value of any Collateral;

(vi) any claim brought by any Person arising from any activity by the Servicer in servicing, administering or collecting any Pool Receivable;

(vii) the failure of the Servicer to furnish accurate and complete documentation (including, without limitation, a Contract or invoice) to any Obligor;

provided, however, that the Servicer shall not be required to indemnify any Indemnified Party to the extent of any amounts (x) resulting from the gross negligence or willful misconduct of such Indemnified Party, or (y) constituting credit recourse for the failure of an Obligor to pay a Pool Receivable, or (z) constituting net income or franchise taxes that are imposed by the United States or franchise taxes or net income taxes that are imposed on such Indemnified Party by the state or foreign jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof. Any amounts subject to the indemnification provisions of this Section 8.02 shall be paid by the Servicer to the related Indemnified Party within thirty (30) days following demand therefor.

SECTION 8.03. Limited Liability of Indemnified Parties. No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Borrower, the Originator or the Servicer or any of their security holders or creditors for or in connection with the transactions

Exhibit 4.2

contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct or breach of its obligations under this Agreement. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

ARTICLE IX

THE AGENTS

SECTION 9.01. Authorization and Action. Each Lender hereby appoints and authorizes its related Managing Agent and the Program Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Managing Agent or the Program Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Managing Agents, the Program Agent and the Lenders. The Borrower shall not have any rights as a third-party beneficiary or otherwise under any of the provisions hereof. In performing their functions and duties hereunder, the Managing Agents shall act solely as the agent for the respective Conduit Lenders and the Committed Lenders in the related Lender Group and do not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the other Lenders, the Borrower, the Servicer, the Originator, any Affiliate thereof or any of their respective successors and assigns.

SECTION 9.02. Agents’ Reliance, Etc. Neither the Program Agent nor any Managing Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or such Managing Agent or the Program Agent under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each of the Program Agent and the Managing Agents: (i) may consult with legal counsel (including counsel for the Borrower, the Servicer or any other Affiliate of Tampa Electric), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower, the Servicer or any other Affiliate of Tampa Electric or to inspect the property (including the books and records) of the Borrower, the Servicer or any other Affiliate of Tampa Electric; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03. Agents and Affiliates. Each Managing Agent and the Program Agent and their respective Affiliates may engage in any kind of business with the Borrower,

Exhibit 4.2

Tampa Electric or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of Borrower, Tampa Electric or any Obligor or any of their respective Affiliates, all as if such Persons were not Managing Agents and/or Program Agent and without any duty to account therefor to any Lender.

SECTION 9.04. Lender’s Loan Decision. Each Lender acknowledges that it has, independently and without reliance upon the Program Agent, any Managing Agent, any of their respective Affiliates or any other Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to make Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Program Agent, any Managing Agent, any of their respective Affiliates, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

SECTION 9.05. Delegation of Duties. The Program Agent and each Managing Agent may each execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Program Agent nor any Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 9.06. Indemnification. Each Managing Agent severally agrees to indemnify the Program Agent (to the extent not reimbursed by the Borrower, the Servicer, the Originator or Tampa Electric), ratably according to its related Lender Group Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Program Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Program Agent under this Agreement; provided, that (i) no Managing Agent shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from the Program Agent’s gross negligence or willful misconduct and (ii) no Managing Agent shall be liable for any amount in respect of any compromise or settlement of any of the foregoing unless such compromise or settlement is approved by the Majority Managing Agents. Without limitation of the generality of the foregoing, each Managing Agent agrees to reimburse the Program Agent, ratably according to its related Lender Group Percentage, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Program Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement; provided, that no Managing Agent shall be responsible for the costs and expenses of the Program Agent in defending itself against any claim alleging the gross negligence or willful misconduct of the Program Agent to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.

SECTION 9.07. Successor Agents. The Program Agent and each Managing Agent may, upon thirty (30) days’ notice to the Borrower, each Lender and each other party

Exhibit 4.2

hereto, resign as Program Agent or Managing Agent, as applicable. If any such party shall resign as Program Agent or Managing Agent under this Agreement, then, in the case of the Program Agent, the Majority Committed Lenders and the Borrower, and in the case of any Managing Agent, its related Conduit Lenders, during such thirty-day period shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Program Agent or applicable Managing Agent and references herein to the Program Agent or such Managing Agent shall mean such successor agent, effective upon its appointment; and such former Program Agent’s or Managing Agent’s rights, powers and duties in such capacity shall be terminated, without any other or further act or deed on the part of such former Program Agent or Managing Agent or any of the parties to this Agreement. After any retiring Program Agent’s or Managing Agent’s resignation hereunder as such agent, the provisions of Article VIII, this Article IX and Section 10.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Program Agent or a Managing Agent under this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc.

(a) No waiver of any provision of this Agreement nor consent to any departure by the Borrower or the Servicer therefrom shall in any event be effective unless the same shall be in writing and signed by the Program Agent and the Managing Agents and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No amendment to this Agreement shall be effective unless the same shall be in writing and signed by each of the Borrower, the Servicer, the Program Agent, the Managing Agents and the Majority Committed Lenders, provided, however, that, without the written consent of all the Committed Lenders, no such amendment shall (i) extend the Termination Date, (ii) extend the date of any payment or deposit of Collections by the Borrower or by the Servicer or the time of payment of Interest, (iii) release the security interest in or transfer all or any material portion of the Collateral, (iv) change the outstanding principal amount of any of the Loans made by any Committed Lender hereunder other than as provided herein, (v) change the amount of any Lender Group Limit other than as provided herein or increase the Facility Limit hereunder, (vi) increase the Concentration Limit or any Special Concentration Limit, (vii) amend, modify or waive any provision of the definitions of “Eligible Receivables”, “Majority Committed Lenders”, “Net Receivables Pool Balance” or “Required Reserves” or any of the defined terms used in such definitions or this Section 10.01, (viii) consent to or permit the assignment or transfer by the Borrower or any of its rights and obligations under this Agreement or of any of its right, title or interest in or to the Pool Receivables, (ix) amend or modify any provision of Section 7.01 or Section 10.03, or (x) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (i) through (ix) above in a manner which would circumvent the intention of the restrictions set forth in such clauses.

SECTION 10.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by

Exhibit 4.2

facsimile copy) and shall be personally delivered or sent by registered mail, return receipt requested, or by courier or by facsimile, to each party hereto, at its address set forth on Schedule II hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of overnight courier, two (2) days after being deposited with such courier, or, in the case of notice by facsimile, when electronic confirmation of receipt is obtained, in each case addressed as aforesaid.

SECTION 10.03. Assignability.

(a) Any Conduit Lender may, (i) with notice to the Borrower and the Servicer, and with the consent of the Managing Agent for the Lender Group of which it is a member, assign at any time all or any portion of its rights and obligations hereunder and interests herein to (A) any other Lender, (B) any commercial paper conduit managed by such Conduit Lender’s sponsor or administrator bank if the Promissory Notes of such commercial paper conduit have short-term ratings from S&P and Moody’s that are equivalent to or higher than the short-term ratings by S&P and Moody’s of the Promissory Notes of such Conduit Lender, (C) any Affiliate of such Conduit Lender’s sponsor bank or (D) any Liquidity Provider with respect to such Conduit Lender and (ii) with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and the Managing Agent for the Lender Group of which it is a member, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any other Person not listed in clause (i) above. Any Managing Agent may, with notice to the Borrower and the Servicer, and with the consent of the Lenders in its Lender Group, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any Affiliate of such Managing Agent.

(b) Any Committed Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and with the consent of the Managing Agent for the Lender Group of which it is a member, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any Person; provided, however, that the consent of the Borrower shall not be required in connection with any assignment by a Committed Lender (i) after the occurrence of an Event of Termination or (ii) to any other Lender.

(c) With respect to any assignment hereunder

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,

(ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000, and

(iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of $2,500.

Exhibit 4.2

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d) At all times during which any Loan is outstanding, the Program Agent shall maintain at its address referred to in Section 10.02 of this Agreement (or such other address of the Program Agent notified by the Program Agent to the other parties hereto) a register as provided herein (the “Register”). The Aggregate Principal Balance and any interests therein, and any Assignments and Acceptances of the Aggregate Principal Balance or any interest therein delivered to and accepted by the Program Agent, shall be registered in the Register, and the Register shall serve as a record of ownership that identifies the owner of the Aggregate Principal Balances and any interest therein. Notwithstanding any other provision of this Agreement, no transfer of the Aggregate Principal Balances or any interest therein shall be effective unless and until such transfer has been recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Program Agent, the Managing Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender, as the case may be, under this Agreement for all purposes of this Agreement. This Section 10.03(d) shall be construed so that the Aggregate Principal Balance and any interest therein is maintained at all times in “registered form” within the meaning of Sections 163(f), 871(h) and 881(c) of the IRC, solely for the purposes of this Section 10.03, the Program Agent will act as an agent of the Borrower. The Register shall be available for inspection by the Borrower or any Managing Agent at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance, the Program Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f) Any Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Loan); provided that following the sale of a participation under this Agreement (i) the obligations of such Lender shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Program Agent, the Servicer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which such Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Facility Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Facility

Exhibit 4.2

Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the amount of principal or Interest that is payable on account of any Loan or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Borrower to the Program Agent (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. The Borrower acknowledges and agrees that any Lender’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.12 or 2.14 and the other terms and provisions of this Agreement and the other Facility Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Lenders shall be deemed also to include those of its Participants; provided, however, that in no event shall the Borrower be liable to any Participant under Sections 2.12 or 2.14 for an amount in excess of that which would be payable to the applicable Lender under such sections.

(g) Neither the Borrower nor the Servicer may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Program Agent and the Majority Managing Agents.

(h) Notwithstanding any other provision of this Agreement to the contrary, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of the principal balance of the Loans and Interest with respect thereto) hereunder to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Program Agent; provided, that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

SECTION 10.04. Additional Lender Groups. Upon the Borrower’s request, an additional Lender Group may be added to this Agreement at any time by the execution and delivery of a Joinder Agreement by the members of such proposed additional Lender Group, the Borrower, the Servicer, Tampa Electric, the Program Agent and each of the Managing Agents, which execution and delivery shall not be unreasonably refused by such parties. Upon the effective date of such Joinder Agreement, (i) each Person specified therein as a “Conduit Lender” shall become a party hereto as a Conduit Lender, entitled to the rights and subject to the obligations of a Conduit Lender hereunder, (ii) each Person specified therein as a “Committed Lender” shall become a party hereto as a Committed Lender, entitled to the rights and subject to the obligations of a Committed Lender hereunder, (iii) each Person specified therein as a “Managing Agent” shall become a party hereto as a Managing Agent, entitled to the rights and subject to the obligations of a Managing Agent hereunder and (iv) the Facility Limit shall be increased by an amount equal to the aggregate Commitments of the Committed Lenders party to such Joinder Agreement. On or prior to the effective date of such Joinder Agreement, the Borrower and the new Managing Agent shall enter into a fee letter for purposes of setting forth the fees payable to the members of such Lender Group in connection with this Agreement, which fee letter shall be considered a “Fee Letter” for all purposes of this Agreement.

Exhibit 4.2

SECTION 10.05. Consent to Jurisdiction.

(a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Borrower and the Servicer consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.02. Nothing in this Section 10.05 shall affect the right of any Lender or the Administrative Agent to serve legal process in any other manner permitted by law.

SECTION 10.06. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT.

SECTION 10.07. Right of Setoff. Each Lender is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of an Event of Termination, or at any time that any Borrower Obligation hereunder is due and payable, to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Lender to, or for the account of, the Borrower against the amount of the Borrower Obligations owing by the Borrower to such Person. Each Lender is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of an Event of Termination, or at any time that any payment obligation of the Servicer hereunder is due and payable, to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Lender to, or for the account of, the Servicer against the amount of such obligations owing by the Servicer to such Person.

SECTION 10.08. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations or obligation of the Servicer in a greater proportion than that received by any other Lender entitled to receive a ratable share of such amount, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations or Servicer obligation held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of such Borrower Obligations or Servicer obligations, as applicable; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Exhibit 4.2

SECTION 10.09. Limitation of Liability.

(a) No claim may be made by any Transaction Party or any other Person against any Lender, any Managing Agent, the Program Agent or their respective Affiliates, directors, officers, employees, attorneys or agents (each a “Lender Party”) for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Facility Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) Notwithstanding anything to the contrary contained herein, the obligations of the Conduit Lenders under this Agreement are solely the corporate obligations of each such Conduit Lender and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Lender in excess of funds necessary to pay in full all outstanding Promissory Notes issued by such Conduit Lender and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Lender. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Promissory Notes.

(c) No recourse under any obligation, covenant or agreement of any Conduit Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Conduit Lender or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of such Conduit Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Conduit Lender or any of its Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any Conduit Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

SECTION 10.10. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification under Article VIII hereof, the Borrower agrees to pay to the Program Agent and each Managing Agent within thirty (30) days after demand thereof (i) all reasonable costs and expenses incurred in connection with the periodic auditing of the Borrower and the Servicer pursuant to Section 5.01(c) or 5.04(c) of this Agreement; provided, that the Borrower shall only be responsible for the reasonable costs and

Exhibit 4.2

expenses incurred in connection with (a) one audit of the Borrower and the Servicer while a Level 1 Ratings Period is in effect or (b) two audits of the Borrower and the Servicer while a Level 1 Ratings Period is not in effect, in each case during any twelve (12) month period beginning on the date hereof and on each anniversary of the date hereof, and in each case, so long as (x) no Event of Termination shall have occurred and be continuing and (y) the results of the previous audits were complete and reasonably acceptable to the Program Agent and (ii) all reasonable costs and expenses of the Program Agent and each Managing Agent in connection with the preparation, execution and delivery (including any requested amendments, waivers or consents) of this Agreement and the other documents to be delivered hereunder, including, without limitation, all pre-closing due diligence expenses and the reasonable fees and out-of-pocket expenses of special counsel for the Program Agent and each Managing Agent with respect thereto and with respect to advising the Program Agent and each Managing Agent and the related Lenders as to their respective rights and remedies under this Agreement, and the other agreements executed pursuant hereto and (iii) all costs and out-of-pocket expenses (including fees and expenses of outside counsel), incurred by the Program Agent and each Managing Agent in connection with any amendment to any of the Facility Documents after the Effective Date and the enforcement of this Agreement and the other agreements and documents to be delivered hereunder after the occurrence of an Event of Termination.

(b) In addition, the Borrower shall pay any and all stamp, sales, transfer and other taxes (including income and franchise taxes) and fees (including, without limitation, UCC filing fees and any penalties associated with the late payment of any UCC filing fees) payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other agreements and documents to be delivered hereunder (including any UCC financing statements) and agrees to indemnify the Program Agent, the Managing Agents, the Lenders and the Liquidity Providers against any liabilities with respect to or resulting from any delay by the Borrower in paying or omission to pay such taxes and fees.

SECTION 10.11. No Proceedings. The Borrower, the Servicer, each Lender, each Managing Agent and the Program Agent each hereby agrees that it will not institute against any Conduit Lender any proceeding of the type referred to in Section 7.01(e) so long as any Promissory Notes shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Promissory Notes shall have been outstanding.

SECTION 10.12. Confidentiality.

(a) By accepting delivery of this Agreement, the Borrower agrees not to disclose to any person or entity the existence of this Agreement or the Facility Documents (other than (x) the Purchase Agreement or (y) Blocked Account Agreements, Lock-Box Processor Agreements or other agreements with third-parties not bound by the confidentiality provisions hereof and which do not describe the financial or structural terms of the agreements to which the Borrower, the Program Agent, the Managing Agents and the Lenders are parties) or the terms hereof or thereof (including, without limitation, any specific pricing information provided by the Program Agent, the Managing Agents or the Lenders or the amount or terms of any fees payable to the Program Agent, the Managing Agents or the Lenders in connection with the transaction contemplated by this Agreement, the “Transaction”), the proposal or structure of the Transaction, any related structures developed by the Program Agent for the Borrower, the existence or status

Exhibit 4.2

of any ongoing negotiations between the Borrower, the Program Agent, the Managing Agents and the Lenders concerning the Transaction (collectively, the “Product Information”), except (i) to its and its affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Borrower Representatives”) who have a need to know the Product Information for the purpose of assisting in the negotiation and completion of the Transaction and who agree to be bound by the provisions of this section applicable to the Borrower, (ii) in connection with any legal or regulatory action or proceeding relating to this Agreement or the transactions contemplated hereby or the exercise of any remedies hereunder, (iii) to extent required by applicable law, regulation, subpoena or other legal process or (iv) to the extent requested by any governmental or regulatory authority having jurisdiction over the Borrower, the Originator or any Borrower Representative. The Borrower will be responsible for any failure of any Borrower Representative to comply with the provisions of this clause (a).

(b) The Program Agent, the Managing Agents and the Lenders will not disclose to any person or entity the confidential or proprietary information of the Borrower or the Originator furnished to the Program Agent, the Managing Agents and the Lenders in connection with the Transaction (the “Borrower Information”), except (i) to their respective and their Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Lender Representatives”) who have a need to know the Borrower Information for the purpose of assisting in the negotiation and completion of the Transaction and who agree to be bound by the provisions in this section applicable to the Program Agent, the Managing Agents and the Lenders, (ii) to the extent required by applicable law, regulation, subpoena or other legal process, (iii) to the extent requested by any governmental or regulatory authority having jurisdiction over the Program Agent, the Managing Agents, the Lenders or any Lender Representative, (iv) to the Rating Agencies, (v) to any actual or potential subordinated investor in any Conduit Lender that has signed a confidentiality agreement containing restrictions on disclosure substantially similar to this Section or (vi) to credit enhancers and dealers and investors in respect of Promissory Notes of any Conduit Lender in accordance with the customary practices of such Lender for disclosures to credit enhancers, dealers or investors, as the case may be, it being understood that any such disclosure to dealers or investors will not identify the Borrower or any of their respective Affiliates by name. The Program Agent, the Managing Agents and each Lender, as the case may be, will be responsible for any failure of any related Lender Representative to comply with the provisions of this clause (b).

(c) Notwithstanding any other provision herein, the Borrower (and its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

SECTION 10.13. No Waiver; Remedies. No failure on the part of the Program Agent, any Managing Agent, any Lender or any Liquidity Provider to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of

Exhibit 4.2

any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.15. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.16. Integration; Binding Effect; Survival of Termination. This Agreement and the other Facility Documents executed by the parties hereto on the date hereof contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Collection Date; provided, however, that the provisions of 2.11, 2.12, 2.13 and Article VIII, and the provisions of Sections 10.06, 10.09, 10.10, 10.11 and 10.12 shall survive any termination of this Agreement.

Exhibit 4.2

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TEC RECEIVABLES CORP., as Borrower

By:	/s/ SANDRA W. CALLAHAN
Name:	Sandra W. Callahan
Title:	Vice President, Treasurer and Assistant Secretary

TAMPA ELECTRIC COMPANY, as Servicer

By:	/s/ SANDRA W. CALLAHAN
Name:	Sandra W. Callahan
Title:	Treasurer and Assistant Secretary

Signature page to Loan and Servicing Agreement

Exhibit 4.2

CITICORP NORTH AMERICA, INC., as a Managing Agent and as Program Agent

By:	/s/ RAYMOND F. DIZON
Name:	Raymond F. Dizon
Title:	Vice-President

CAFCO, LLC, as a Conduit Lender

By:	Citicorp North America, Inc., as Attorney-in-Fact

By:	/s/ RAYMOND F. DIZON
Name:	Raymond F. Dizon
Title:	Vice-President

CITIBANK, N.A., as a Committed Lender

By:	/s/ RAYMOND F. DIZON
Name:	Raymond F. Dizon
Title:	Vice-President

Signature page to Loan and Servicing Agreement

EXHIBIT A

FORM OF CREDIT AND COLLECTION POLICY

[Intentionally omitted]

EXHIBIT B

FORM OF BORROWING REQUEST

[DATE]

To:	Citicorp North America, Inc. (“CNAI”), as Program Agent

From:	TEC Receivables Corp. (the “Borrower”)

Re:	Loan and Servicing Agreement, dated as of January 6, 2005 among the Borrower, Tampa Electric Company, as Servicer, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Managing Agents and CNAI, as Program Agent for the Conduit Lenders and the Committed Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

A.	(i)	Pursuant to Section 2.02(a) of the Agreement, the undersigned hereby requests a Borrowing from each Lender Group in an aggregate amount equal to the following (which shall be at least $5,000,000, or integral multiples of $1,000,000 in excess thereof):	$

Lender Group (identified by related Managing Agent)	Dollar Amount of Borrowing
Citicorp North America, Inc.	$
[ ]	[$	]
Total	$

	(ii)	The requested Borrowing Date is:

	(iii)	The Aggregate Principal Balance under the Agreement after giving effect to the requested Borrowing under (i) above will equal:	$

	(iv)	The proceeds of the requested Borrowing are requested to be remitted to the following account of the Borrower:

	(v)	If Conduit Lenders have declined to fund, the Borrower requests a Loan based on [LIBOR for a term of [ ] months][the Base Rate].

B.	As of the date hereof and the Borrowing Date of such Borrowing:

	(i)	The representations and warranties contained in Article IV of the Agreement are true and correct unless such representation and warranties by their terms refer to an earlier date, in which case they shall be correct on and as of such earlier date;

(ii)	No event has occurred and is continuing, or would result from the Borrowing requested hereunder, that constitutes an Event of Termination or an Incipient Event of Termination; and

(iii)	After giving effect to the requested Borrowing, no Borrowing Base Deficiency shall exist.

(iv)	All other conditions precedent set forth in Section 3.02 of the Agreement have been satisfied.

The undersigned certifies that this Borrowing Request is correct in all material respects as of the date furnished.

TEC RECEIVABLES CORP.

By:
Name:
Title:

EXHIBIT C-1

FORM OF MONTHLY REPORT

Attached

Tampa Electric Securitization Facility Monthly Seller Report ($000) For the Month Ended (mm/dd/yy)	Output Form

		AA	AB
Part A	Compliance Tests	Actual	Compliance Trigger	Status

1.	Delinquency Ratio (3-Month Average)			In Compliance
2.	Default Ratio (3-Month Average)			In Compliance
3.	Loss to Liquidation Ratio (3-Month Average)			In Compliance
4.	Receivable Interest Percentage			In Compliance
LT Unsecured Public Debt Ratings
5.	Moody’s Actual Rating			In Compliance
6.	S&P’s Actual Rating			In Compliance

Part B	Net Receivables Pool Balance		BA	BB

1.	Receivables Pool Balance
Less:
2.	Foreign Receivables
Wholesaler Receivables (Tampa Electric)
3.	Affiliate Receivables
4.	Government Receivables
5.	Bankrupt Obligors
6.	Defaulted Receivables
7.	Other Ineligible Receivables
8.	Excess Government Receivables
9.	Excess Unbilled Receivables
10.	Excess Customer Deposits
11.	Excess Taxes
Excess Peoples Gas Systems Wholesale Receivables
12.	Outstanding Balance of Accruals of Interest Due Customers
13.	Other Potential Set-Off Amounts

14.	Net Receivables Pool Balance

Tampa Electric Securitization Facility Monthly Seller Report (continued) ($000)	Output Form (continued)

Part C	Receivable Interest Percentage	CA	CB

1.	Total Capital
2.	Loss Reserve
3.	Dilution Reserve
4.	Yield/Fee Reserve

5.	Total Capital plus Reserves

Minimum Seller Interest

6.	Net Receivable Pool Balance

7.	Receivable Interest

8.	Maximum Potential Capital

9.	Actual Capital Outstanding
10.	Program Limit
11.	Additional Capital Amount Allowable (Paydown Required)

12.	Maximum Allowable Capital(b)

(a)	Total Capital plus Loss, Dilution and Yield/Fee Reserves

(b)	Actual Capital plus Additional Capital Amount Allowable (Paydown Required) Based on current Program Limit

Tampa Electric Securitization Facility Monthly Seller Report (continued) ($000)	Output Form (continued)

Part D	Compliance Tests Trigger Ratios
Delinquency Ratio, Default Ratio & Loss to Liquidation Ratio Historical Data & Computation

	Period	DA Current	DB 1-30 Days	DC 31-60 Days	DD 61-90 Days	DE 91+ Days	DF Total Billed Receivables	DG Unbilled Receivables	DH Total Receivables Billed and Unbilled	DI Billings	DJ Write-offs	DK Collections

1.	Current
2.	Prior 1
3.	Prior 2
4.	Prior 3
5.	Prior 4
6.	Prior 5
7.	Prior 6
8.	Prior 7
9.	Prior 8
10.	Prior 9
11.	Prior 10
12.	Prior 11
13.	Prior 12
14.	Prior 13
15.	Prior 14
16.	Prior 15
17.

	Period	DL Delinquency Ratio(a)	DM Default Ratio(b)	DN Loss-to-Liquidation Ratio(c)	DO Loss Ratio(d)

1.	Current
2.	Prior 1
3.	Prior 2
4.	Prior 3
5.	Prior 4
6.	Prior 5
7.	Prior 6
8.	Prior 7
9.	Prior 8
10.	Prior 9
11.	Prior 10
12.	Prior 11
13.	Prior 12
14.	Prior 13
15.	Prior 14
16.	Prior 15
17.

Receivable Interest % Historical Data & Computation

Period	DP Total Capital	DQ Monthly Reserves(a)	DR Total Capital plus Reserves(b)	DS Total NRPB	DT Receivable Interest% (c)
Current
Prior 1
Prior 2
Prior 3
Prior 4
Prior 5
Prior 6
Prior 7
Prior 8
Prior 9
Prior 10
Prior 11
Prior 12

Tampa Electric Securitization Facility Monthly Seller Report (continued) ($000)	Output Form	(continued)

Part E Reserves

Loss Reserve Historical Data & Computation

	Period	EA Billings	EB Receivables Pool Balance	EC 3 - Month Average Default Ratio	ED Highest 3-Mo. Avg. Default Ratio (past 12-mo)	EE Loss Reserve Stress factor (S&P)	EF Loss Horizon Factor	EG = 4*E1 4 x Normal Conc. Limit	EH = ED*EE*EF S&P Loss Reserve Percentage	EI Loss Reserve Floor (5%)	EJ Loss Reserve Percentage (LP)	EK NRPB	EL = EJ*EM Loss Reserve

1.	Current
2.	Prior 1
3.	Prior 2
4.	Prior 3
5.	Prior 4
6.	Prior 5
7.	Prior 6
8.	Prior 7
9.	Prior 8
10.	Prior 9
11.	Prior 10
12.	Prior 11
13.	Prior 12
14.	Prior 13
15.	Prior 14
16.	Prior 15

Dilution Reserve Historical Date & Computation
	Period	EM Billings	EN Total Dilution	EN1 Dilution Due to Interest Paid to Customer for Deposits	EO Dilution Ratio (for EOT Purposes)	EO1 Dilution Ratio (for Reserve Calc.)	EP Highest Monthly Dilution Ratio During Last 12 Months	EQ Avg. Dilution Ratio During Last 12 Months	ER Dilution Reserve Stress Factor	ES Dilution Volatility Factor	ET Dilution Horizon	EU Dilution Percentage %	EV NRPB	EW = EV*EW Dilution Reserve

1.	Current
2.	Prior 1
3.	Prior 2
4.	Prior 3
5.	Prior 4
6.	Prior 5
7.	Prior 6
8.	Prior 7
9.	Prior 8
10.	Prior 9
11.	Prior 10
12.	Prior 11
13.	Prior 12
14.	Prior 13
15.	Prior 14
16.	Prior 15

Tampa Electric Securitization Facility Monthly Seller Report (continued) ($000)	Output Form	(continued)

Part F Reserves (continued)

Yield/Fee Reserve Historical Data & Computation

	Period	FA One-Month LIBOR Rate	FB Rate Variance Factor	FC Applicable Margin over LIBOR	FD Successor Servicer Sevicer Fee (Rate x Receivables)	FE Program Fee	FF = DG/ DJ Receivables to Collections	FG Receivable Turnover (Days)(a)	FH 3-Mo Rolling Avg. Turnover (Days)(a)	FI Highest 3-Mo. During 12 Mos. (Turnover Days)	FJ Collection Delay Period (Days)	FK Yield/Fee Reserve %(b)	FL Total Accrued and Unpaid Yield/ Fees 1/	FM Yield/Fee Reserve(c)

1.	Current
2.	Prior 1
3.	Prior 2
4.	Prior 3
5.	Prior 4
6.	Prior 5
7.	Prior 6
8.	Prior 7
9.	Prior 8
10.	Prior 9
11.	Prior 10
12.	Prior 11

Seller Interest Historical Date & Computation

	Period	FL Total Receivables Balance	FM Decrease in Receivables Balance	FN = Max (FN1:FN12) Max. Decline in Receivables Bal. for past 12 months	FO Avg. Decline in Receivables Bal. for past 12 months	FQ Reqiored Seller Interest

1.	Current
2.	Prior 1
3.	Prior 2
4.	Prior 3
5.	Prior 4
6.	Prior 5
7.	Prior 6
8.	Prior 7
9.	Prior 8
10.	Prior 9
11.	Prior 10
12.	Prior 11

EXHIBIT C-2

FORM OF WEEKLY REPORT

Attached

TAMPA ELECTRIC COMPANY SECURITIZATION FACILITY

Weekly Servicer Report

($000)

             New Data Inputs by Servicer

             Inputs by Servicer using data provided in the Most Recent Monthly Report

For the Weekly Period Ending (mm/dd/yy)	(mm/dd/yy	)

Tampa Electric Company Long-term Senior Unsecured Rating	Moody’s	__________
	S&P	__________

Purchase Limit		__________
Actual Capital Oustanding		__________

	Tampa Electric	Peoples Gas	Total
A. Billed Receivables Balance as of the [mm/dd/yy]

B. Unbilled Receivables Balance as [mm/dd/yy]

C. Net Receivables Pool Balance

Receivables Balance in the most recently ended Monthly Servicer Report

NRPB in the most recently ended Monthly Servicer Report

Plus: Excess Unbilled in the most recently ended Monthly Servicer Report

Excess Deposits in the most recently ended Monthly Servicer Report

Excess Taxes in the most recently ended Monthly Servicer Report

Excess Government in the most recently ended Monthly Servicer Report

NRPB before Excess Unbilled, Deposits, Taxes, and Government

Adjustment to NRPB due to Excess Unbilled, Deposit, Taxes, Government due to changes in Tampa’s ratings (see below)

Adjusted NRPB

% of Adjusted NRPB to Receivables Balance based on the most recently ended Monthly Servicer Report (“NRPB %”)

D. Reserves (Loss Reserve, Dilution Reserve, Yield/Fee Reserve)

Loss Reserve Percentage in the most recently ended Monthly Servicer Report

Dilution Reserve Percentage in the most recently ended Monthly Servicer Report

Yield/Fee Reserve Percentage in the most recently ended Monthly Servicer Report

E. Capital

Receivables Balance (Billed plus Unbilled)

Less: NRPB Deductions (NRPB% x Receivables Balance)

Net Receivables Pool Balance

Less: Loss Reserve (Loss Reserve% x Net Receivables Pool Balance)

Dilution Reserve (Dilution Reserve% x Net Receivables Pool Balance)

Yield/Fee Reserve (Yield/Fee Reserve% x Capital)

Minimum Seller Interest

Maximum Potential Capital

Actual Capital Outstanding

Allowable Capital increase/(Required Capital Paydown)

Back-up Calculation to NRPB%
	Unbilled	Deposits	Taxes	Government
Balance as of most recently ended Monthly Servicer Report:

Allowable Percentage (as a % of Receivables Pool) based on Tampa’s Current Ratings

Allowed Balance based on Tampa’s Current Ratings

Excess over Allowed

EXHIBIT D-1

FORM OF BLOCKED ACCOUNT AGREEMENT

Attached

ACCOUNT CONTROL AGREEMENT

(Deposit Accounts)

THIS ACCOUNT CONTROL AGREEMENT (the “Agreement”) is entered into as of                      by and among TEC Receivables Corp. (the “Company”), Tampa Electric Company (“Tampa”), [                ] (the “Bank”), and Citicorp North America, Inc., as contractual representative on behalf of itself and the “Lenders” (as defined in the “Loan and Servicing Agreement” referred to below) (in such capacity, the “Program Agent”).

WITNESSETH:

WHEREAS, the Company and Tampa are parties to that certain Purchase and Contribution Agreement dated as of January 6, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Contribution Agreement”);

WHEREAS, pursuant to the terms of the Purchase and Contribution Agreement, Tampa has transferred all of its right, title and interest in and to each of the accounts set forth on Exhibit A hereto (collectively, and as the same may be renumbered or retitled, the “Accounts”) and all property carried in the Accounts to the Company.

WHEREAS, the Company, Tampa Electric Company, as servicer (in such capacity, the “Servicer”), the parties from time to time parties thereto as “Lenders”, Citicorp North America, Inc. and the other parties from time to time parties thereto as “Managing Agents” and the Program Agent are parties to that certain Loan and Servicing Agreement dated as of January 6, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”);

WHEREAS, pursuant to the terms of the Loan and Servicing Agreement, the Company has granted a security interest in the Accounts and all property carried in the Accounts to the Program Agent for the benefit of the Lenders; and

WHEREAS, the Company and the Program Agent are desirous of providing for the control of the Accounts to be transferred to the Program Agent and of perfecting the security interest of the Program Agent in the Accounts;

NOW, THEREFORE, the parties hereto enter into this Agreement to perfect the Program Agent’s security interest in the Accounts.

AGREEMENT

1.	The Accounts

Tampa and the Company hereby instruct the Bank to retitle each of the Accounts in the name, and under the federal taxpayer identification number, of the Company and to modify the Bank’s books and records accordingly

Bank represents and warrants to the Program Agent that:

•	Bank is a “bank” within the meaning of Section 9-102 of the Uniform Commercial Code as is in effect in the State of New York (the “UCC”) and the Accounts constitute “deposit accounts” within the meaning of Section 9-102 of the UCC.

•	The Bank does not know of any claim to or interest in the Accounts or any amounts carried therein.

2.	Control by the Program Agent

The Company, Tampa and Servicer hereby irrevocably instruct Bank, and Bank hereby agrees to comply, from the date hereof, with instructions originated by the Program Agent directing disposition of funds in the Accounts without further consent by the Company, Tampa, Servicer or any other party. This letter agreement shall constitute an “authenticated record” for purposes of, and the Company hereby grants to and confers upon the Program Agent “control” of the Accounts as contemplated in Section 9-104 (and similar related provisions) of the UCC.

3.	The Company’s Rights in the Accounts

So long as no “Notice of Exclusive Control” (as defined below) has been received by the Bank, the Bank will comply with instructions directing the disposition of funds in the Accounts originated by the Company (or the Servicer, on its behalf) without further consent by the Program Agent.

If the Program Agent notifies the Bank that the Program Agent will exercise exclusive control over the Accounts (a “Notice of Exclusive Control”), the Bank will not comply with instructions concerning the Accounts or funds on deposit therein originated by the Company, the Servicer or their representatives from and after the business day following the business day on which the Bank receives such notification. Other than pursuant to this Agreement, the Bank has not and will not agree with any third party to comply with instructions or other directions concerning the Accounts or the disposition of funds in the Accounts originated by such third party without the prior written consent of the Program Agent and the Company.

In the event that both the Program Agent and the Company (or the Servicer, on its behalf) shall have delivered instructions to the Bank, in respect of the amounts on deposit in the Accounts, the Bank shall, after its receipt of the Notice of Exclusive Control, exclusively follow the instructions of the Program Agent.

4.	Priority of the Program Agent’s Security Interest

The Bank hereby subordinates all liens, encumbrances, claims and rights of setoff the Bank may have now or in the future against the Accounts or amounts on deposit in the Accounts and agrees that, except for payment of its customary fees and expenses for the routine maintenance and operation of the Accounts and for amounts previously credited to the Accounts which the Bank subsequently determines are uncollectible items or are electronic credits which

2

ghave been revoked or reclaimed, it will not assert any such lien, encumbrance, claim or right or the priority thereof against the Accounts or any amounts on deposit in the Accounts.

5.	Statements, Confirmations, and Notices of Adverse Claims

The Bank will send copies of all statements and confirmations for the Accounts simultaneously to the Servicer and the Program Agent and shall provide the Program Agent with such other information relating to the Accounts as it may reasonably request (and the Company hereby consents to all such deliveries). The Bank will use reasonable efforts to promptly notify the Program Agent and the Company if any other person (including parties or entities filing garnishments, tax levies or other legal process with Bank) claims that it has a property interest in property in the Accounts that it is a violation of that person’s rights for anyone else to hold, transfer, or deal with the property.

6.	Bank’s Responsibility

Except for permitting a withdrawal, delivery, distribution or payment in violation of Section 3, the Bank will not be liable to the Program Agent for complying with instructions concerning the Accounts from the Company (or the Servicer, on its behalf) that are received by the Bank before the Bank receives a Notice of Exclusive Control.

The Bank will not be liable to the Company or the Servicer for complying with a Notice of Exclusive Control or with instructions concerning the Accounts originated by the Program Agent, even if the Company or the Servicer notifies the Bank that the Program Agent is not legally entitled to issue such instructions or Notice of Exclusive Control, unless

•	the Bank takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process, or

•	the Bank acts in collusion with the Program Agent in violating the Company’s or the Servicer’s rights.

This Agreement does not create any obligation of Bank except for those expressly set forth in this Agreement. In particular, the Bank need not investigate whether the Program Agent is entitled under the Program Agent’s agreements with the Company to give any instruction or a Notice of Exclusive Control. The Bank may rely on notices and communications it believes given by the appropriate party.

7.	Indemnity

The Company and Servicer, jointly and severally, will indemnify the Bank, its officers, directors, employees, and agents against claims, liabilities, and expenses arising out of this Agreement (including reasonable attorneys’ fees and disbursements), except to the extent the claims, liabilities, or expenses are caused by the Bank’s gross negligence, bad faith or willful misconduct; provided, however, that with respect to the amount of any deposits made to the accounts which are later returned unpaid to the Bank or are reclaimed or revoked (“Returned

3

gItems”), such indemnity shall be only from the Company (and not Servicer) and only to the extent the Company (and not the Program Agent or any other Person) has previously received the proceeds of such Returned Items. In addition, the Program Agent agrees to reimburse Bank in the amount of any Returned Item if the balances in the Accounts are not sufficient to accept the charge back and the Program Agent, pursuant to a Notice of Exclusive Control, has previously received the proceeds of such Returned Item.

8.	Termination; Survival

The Program Agent may terminate this Agreement at any time by written notice to the Bank and the Company. The Bank may terminate this Agreement upon 30 days’ prior written notice to the Program Agent and the Company. The Company may terminate this Agreement upon 30 days’ prior written notice to the Bank and the Program Agent; provided that the Program Agent has consented to such termination.

If the Program Agent notifies the Bank that the Program agent’s security interest in the Accounts has terminated, this Agreement will immediately terminate.

The provisions of Sections 6 and 7 of this Agreement will survive termination of this Agreement.

9.	Governing Law

This Agreement will be governed by the laws of the State of New York. The State of New York will be deemed to be the jurisdiction of the Bank for purposes of Section 9-304 of the UCC.

10.	Entire Agreement

This Agreement supplements any account agreement or analogous agreement pertaining to the establishment and maintenance of the Accounts between the Bank and Tampa or the Company. In the event of a conflict between this Agreement and any such account agreement, the terms of this Agreement will prevail. Subject to the foregoing terms of this Section 10, this Agreement is the entire agreement among the parties hereto with respect to the Accounts and supersedes any prior agreements and contemporaneous oral agreements of the parties concerning this subject matter.

11.	Amendments

No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the Company, Tampa, the Servicer, the Program Agent and the Bank.

12.	Severability

To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted.

4

13.	Successors and Assigns

A successor to or assignee of the Program Agent’s rights and obligations under the Loan and Servicing Agreement will succeed to the Program Agent’s rights and obligations under this Agreement.

14.	Notices

A notice or other communication to a party under this Agreement will be in writing, will be sent to the party’s address set forth below or to such other address as the party may notify the other parties and will be effective on receipt. Notices will be deemed to have been properly given when delivered in person, or upon receipt of notice sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth next to such party’s name on the signature pages hereto. Any party may change its address for notices in the manner set forth above. This Agreement supplements the Bank’s Depository Account Agreement. In the event of any conflict between the Depository Account Agreement and this Agreement, this Agreement will control.

15.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on their behalf as of the first day above written.

TEC RECEIVABLES CORP. (“Company”)	Address for notices:
TEC Receivables Corp.
By:	TECO Plaza
Name:	702 N. Franklin Street
Title:	Tampa, Florida 33602
Attn: Kim Caruso, Treasury Dept.
Tel: (813) 228-1012
Fax: (813) 228-4262

TAMPA ELECTRIC COMPANY (“Tampa” or “Servicer”)	Address for notices:
Tampa Electric Company
By:	TECO Plaza
Name:	702 N. Franklin Street
Title:	Tampa, Florida 33602
Attn: Corporate Secretary
Tel: (813) 228-1808
Fax: (813) 228-1328

CITICORP NORTH AMERICA, INC. (“Program Agent”)	Address for notices:
Citicorp North America, Inc., as Agent Citigroup Global Securitized Markets
By:	19th Floor
Name:	388 Greenwich Street
Title:	New York, NY 10017
Attention: Raymond F. Dizon
Telecopier: (212) 816-0517
Telephone: (212) 816-0262

[ ] (“Bank”)	Address for notices:
[ ]
By:	[ ]
Name:	[ ]
Title:	[ ]
[ ]
Attention: [ ]
Phone [ ]
Fax [ ]

SIGNATURE PAGE TO CONTROL AGREEMENT

EXHIBIT A

[Intentionally omitted]

EXHIBIT D-2

FORM OF LOCK-BOX PROCESSOR AGREEMENT

Attached

LOCK-BOX PROCESSOR AGREEMENT

[Date]

[                    ]

[                    ]

[                    ]

[                    ]

Re:	Tampa Electric Company and TEC Receivables Corp.

Ladies and Gentlemen:

Reference is hereby made to the post office boxes identified on Schedule I hereto, as such Schedule I may be amended from time to time (each, a “Lock-Box”, and collectively, the “Lock-Boxes”), in each case to which you have access for the purpose of receiving mail and processing payments therefrom in accordance with the lockbox servicing arrangement existing from time to time between you and Tampa Electric Company, a Florida corporation (“Tampa” or the “Servicer”) (such arrangement, evidenced by                      dated as of                      (the “Remittance Processing Agreement”) and any other lockbox servicing agreement(s) executed from time to time by you and Tampa or by you and the Company (as defined below) with respect to the Lock-Boxes (but exclusive of this Letter Agreement (as defined below)), the “Terms and Conditions”). You hereby confirm your agreement to perform the services contemplated thereby. Among the services you have agreed to perform thereunder is to remit all checks and other evidences of payment received into each Lock-Box to the related deposit bank identified on Schedule I hereto (the “Account Bank”) for deposit thereby to the related accounts identified on Schedule I hereto, or such other accounts of which you may be notified by the Company (as defined below) or the Servicer, on its behalf (or, during a Notice Period (as defined below), the Agent (as defined below)) from time to time (each, a “Lock-Box Account”, and collectively, the “Lock-Box Accounts”).

[                    ], a [                    ] Corporation, is referred to herein as “you”. Tampa hereby informs you, and by executing this Letter Agreement you expressly acknowledge, that Tampa, in consideration of the indirect benefits it expects to receive as a result of the transactions evidenced by the PCA and the LSA (each as defined below), hereby assigns to TEC Receivables Corp. (“TEC”) all of Tampa’s rights and interest in and to the Lock-Boxes and under the Terms and Conditions.

TEC hereby informs you, and by executing this Letter Agreement you expressly acknowledge, that pursuant to that certain Purchase and Contribution Agreement, dated as of January 6, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “PCA”), among Tampa and TEC, a Delaware corporation (the “Company”), Tampa has transferred to the Company all of Tampa’s rights and interest in and to the Lock-Boxes and under the Terms and Conditions; provided, that, upon the termination of the PCA and the LSA in accordance with the terms thereof, all such rights shall revert back to Tampa.

The Company hereby informs you that pursuant to that certain Loan and Servicing Agreement, dated as of January 6, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “LSA”), among the Company, Tampa, as Servicer, the parties from time to time parties thereto as Lenders (the “Lenders”), Citicorp North America, Inc. (“CNAI”) and the other parties from time to time parties thereto as Managing Agents (the “Managing Agents”), and CNAI, as Program Agent for the Lenders (in such capacity, the “Agent”), the Company has granted a first priority security interest in all of its right, title and interest in and to, and exclusive control (subject to certain rights of the Company and the Servicer described herein and therein) of, the Lock-Boxes and the Lock-Box Accounts to the Agent, for the benefit of the Agent, the Lenders, the Managing Agents and the other “Secured Parties” under the LSA.

The Agent hereby authorizes you, and you hereby agree, at all times other than during a Notice Period (as defined below), to take instructions exclusively either from the Company or the Servicer, (on the Company’s behalf), on behalf of the Agent, with respect to the Lock-Boxes and the checks, drafts or other payment items received into the Lock-Boxes (including without limitation remitting all such payment items to the applicable Lock-Box Accounts as directed by the Company (or the Servicer, on its behalf)); provided that such instructions shall not be inconsistent with this Letter Agreement (the “Letter Agreement”) or the Terms and Conditions. The Agent hereby agrees to indemnify, hold harmless and release you, your affiliates, officers, directors, employees, and agents from and against any loss, cost, damage, liability, claim action, suit, judgment or expense, including but not limited to any reasonable external attorneys’ fees and court costs suffered or incurred by you, as a result of Agent’s gross negligence or willful misconduct in connection with the performance of its obligations pursuant to this Letter Agreement. The Servicer and the Company hereby agree to indemnify, hold harmless and release you, your affiliates, officers, directors, employees, and agents from and against any loss, cost, damage, liability, claim action, suit, judgment or expense, including but not limited to any reasonable external attorneys’ fees and court costs suffered or incurred by you, as a result of you complying with any instructions given by either the Servicer or the Company (on Agent’s behalf).

The Company hereby irrevocably instructs you, and you hereby agree, that from and after your receipt of notice from the Agent in the form attached hereto as Annex A (the “Notice”) through and until the date on which the Agent notifies you in writing that it is withdrawing the Notice (such period of time, the “Notice Period”): (i) the Agent will have exclusive control of and access to the Lock-Boxes, and none of the Company or any of its affiliates will have any control of or access to the Lock-Boxes or any authority to direct the disposition of any funds or payment items received therein, (ii) you will either continue to deposit the payment items from the Lock-Boxes into the applicable Lock-Box Accounts, or will redirect the payment items as the Agent may otherwise request, (iii) all services to be performed by you under the Terms and Conditions will be performed on behalf of the Agent, and (iv) all correspondence or other mail which you have agreed to send to the Company will be sent to the Agent at the following address:

Citicorp North America, Inc., as Agent

Citigroup Global Securitized Markets

19th Floor

388 Greenwich Street

New York, NY 10017

Attention: Raymond Dizon

2

Moreover, during a Notice Period, the Agent will have all rights and remedies given to Tampa under the Terms and Conditions. The Servicer and the Agent agree, however, to continue to pay all fees and other assessments due under the Terms and Conditions and in connection with the servicing or maintenance of any of the Lock-Boxes.

This Letter Agreement may not be modified (including any modification to Schedule I) or terminated by the Company or the Servicer unless the prior written consent of each other party hereto is obtained. You may terminate this Letter Agreement upon thirty (30) business days’ prior written notice to the Company, the Servicer and the Agent. Notwithstanding the foregoing, you may terminate this Letter Agreement upon ten (10) days’ prior written notice to the Company, the Servicer and the Agent of a default of any payment obligation on the part of Tampa under the Remittance Processing Agreement, if such default exists and is continuing upon the expiration the aforementioned ten day period. The Agent may terminate this Letter Agreement upon five (5) days’ prior written notice to you.

Following receipt by the Agent of any notice of termination of this Letter Agreement by you pursuant to the preceding paragraph, commencing within a reasonable period of time not to exceed thirty (30) days after your receipt of such instructions, and upon your receipt of the prepayment described below, you will follow the instructions of the Agent, during any Notice Period, or otherwise in accordance with the instruction of the Company (or the Servicer, on its behalf), directing the disposition of mail and other items received into the Lock-Boxes for a period of four months after the termination date, with your fees with respect to such disposition being prepaid directly to you at the time of such termination by a certified check made payable to “[                    ]”. The agreements in this section shall survive the termination of this Letter Agreement.

The Terms and Conditions are made part of this Letter Agreement with respect to matters not explicitly covered in this Letter Agreement. To the extent there is a conflict between this Letter Agreement and the Terms and Conditions (including, without limitation, Section 8 and 18 of the Remittance Processing Agreement), this Letter Agreement shall take precedence. The termination of this Agreement in accordance with the terms hereof shall not constitute a termination of the Terms and Conditions. Neither the Agent’s activation of the Notice Period nor the Agent’s change in instructions regarding a redirection of funds given hereunder shall constitute a change to operating procedures under the Remittance Processing Agreement and shall not be subject to the provisions of Section 8 thereof.

You hereby consent to Tampa’s disclosure of data relating to the services provided under the Remittance Processing Agreement to the Agent, the Managing Agents and the Lenders pursuant to Section                      of the Remittance Processing Agreement.

3

THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

This Letter Agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this Letter Agreement or to preserve and protect the rights of each party hereunder.

Please indicate your agreement to the terms of this Letter Agreement by signing in the space provided below. This Letter Agreement will become effective immediately upon execution of a counterpart of this Letter Agreement by all parties hereto.

Very truly yours,

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

TEC RECEIVABLES CORP.

By:
Name:
Title:

Acknowledged and agreed to

as of the date first above written

[                    ]

By:
Name:
Title:

4

CITICORP NORTH AMERICA, INC., as Agent

By:
Name:
Title:

5

SCHEDULE I

LOCK-BOXES, ACCOUNT BANKS AND LOCK-BOX ACCOUNTS

[Intentionally omitted]

ANNEX A

FORM OF NOTICE

[On letterhead of CNAI]

[DATE]

[                    ]

[                    ]

[                    ]

[                    ]

Re:	TEC Receivables Corp.

Ladies and Gentlemen:

We hereby notify you that we are exercising our rights pursuant to that certain Letter Agreement, dated as of January 6, 2005, among TEC Receivables Corp. (the “Company”), Tampa Electric Company, you and us, to have exclusive control of post office box number[s] [                    ] (the “Lock-Boxes”) serviced by you, transferred to us. [All payment items received in the Lock-Boxes should be sent at the end of each day to                     .] You have further agreed to perform all lockbox services you are performing in accordance with the lockbox servicing arrangement existing from time to time between you and Tampa on our behalf.

We appreciate your cooperation in this matter.

Very truly yours,

CITICORP NORTH AMERICA, INC., as Agent

By:
Name:
Title:

cc:	TEC Receivables Corporation

TECO Plaza

702 N. Franklin Street

Tampa, FL 33602

Attention:

EXHIBIT E

LIST OF OFFICES

The following offices, as well as those offices listed at http://www.tampaelectric.com/TEHMPaymentAgencies.cfm and at http://www.peoplesgas.com/PGlocations.cfm

702 N. Franklin Street

Tampa, FL 33602

1898 Nick Nuccio Pkwy.

Tampa, FL 33605

EXHIBIT F

LIST OF ALTERNATE PAYMENT LOCATIONS; DEPOSIT ACCOUNTS; DEPOSIT ACCOUNT

BANKS; LOCK-BOX PROCESSORS AND LOCK-BOXES

[Intentionally omitted]

EXHIBIT G

LIST OF CLOSING DOCUMENTS

Attached

U.S. $150,000,000

RECEIVABLES LOAN FACILITY

among

TEC RECEIVABLES CORP., as Borrower

TAMPA ELECTRIC COMPANY, as Servicer

THE PERSONS FROM TIME TO TIME PARTY THERETO AS CONDUIT LENDERS

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY THERETO AS COMMITTED LENDERS

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY THERETO AS MANAGING AGENTS

and

CITICORP NORTH AMERICA, INC., as Program Agent

CNAI or Program Agent	- Citicorp North America, Inc.
Tampa Electric or Originator	- Tampa Electric Company
Borrower	- TEC Receivables Corp.
Servicer	- Tampa Electric
SABW	- Sidley Austin Brown & Wood LLP
P&D	- Palmer & Dodge LLP

Transaction Document

1.	Purchase and Contribution Agreement (“Purchase Agreement”) between Tampa Electric, as originator, and Borrower, as purchaser

2.	Loan and Servicing Agreement (“Loan Agreement”) among Borrower, Servicer, the Conduit Lenders from time to time party thereto, the Committed Lenders from time to time party thereto, the Managing Agents from time to time party thereto and the Program Agent.

Exhibit A	Credit and Collection Policy
Exhibit B	Form of Borrowing Request
Exhibit C-1	Form of Monthly Report
Exhibit C-2	Form of Weekly Report
Exhibit D-1	Form of Blocked Account Agreement
Exhibit D-2	Form of Lock-Box Processor Agreement
Exhibit E	List of Offices of Borrower where records are kept
Exhibit F	List of Alternate Payment Locations; Deposit Account Banks, Deposit Accounts, Lock-Box Processors and Lock-Boxes
Exhibit G	List of Closing Documents
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Joinder Agreement

Transaction Document

Exhibit J	Form of Prepayment Notice
Exhibit K	Form of Lock-Box Transfer Notice
Exhibit L	Form of True Sale and Substantive Consolidation Opinion

Schedule I	Lender Groups
Schedule II	Notice Addresses
Schedule III	Special Concentration Limits
Schedule IV	Concentration Percentages
Schedule V	Approved Sub-Servicers
Schedule VI	Excluded Receivables

3.	Blocked Account Agreements for Deposit Accounts listed on Exhibit F to the Loan Agreement

(a)	AmSouth Bank

(b)	Bank of America, N.A.

(i) Assignment Assumption and Consent Agreement

4.	Lock-Box Processor Agreement for Lock-Box listed on Exhibit F to the Loan Agreement

5.	Fee Letter between Borrower and the Managing Agent

6.	Administrative Services Agreement between the Borrower and Tampa

7.	Lock-Box Transfer Notice

Transaction Document

8.	Subordinated Note executed by Borrower in favor of Originator

Corporate Documents

9.	Secretary’s Certificate of:

a)	Tampa Electric certifying its (i) Certificate of Incorporation; (ii) By-Laws; (iii) resolutions; and (iv) incumbency with sample signatures

b)	Borrower certifying its (i) Certificate of Incorporation; (ii) By-Laws; (iii) Resolutions; and (iv) incumbency with sample signatures

10.	Certificates of good standing for each of:

a)	Originator, certified by the Secretary of State of Florida

b)	Borrower, certified by the Secretary of State of Delaware and Florida

Transaction Document

11.	UCC, Tax and Judgment Searches under the names “Tampa Electric Company” in the following jurisdiction(s):

a)	Secretary of State of Florida

b)	Hillsborough County, Florida

12.	UCC Searches, Tax and Judgment Searches under the name TEC Receivables Corp. in the following jurisdiction(s):

a)	Secretary of State of Delaware

13.	UCC-1 Financing Statements to be filed against:

a)	Originator, as debtor, Borrower, as secured party, and Program Agent, as assignee

b)	Borrower, as debtor, and Program Agent, as secured party

14.	Post-closing UCC Lien Searches showing the financing statements in the immediately preceding item to be of record

Legal Opinions and Miscellaneous

15.	Opinion of Sheila McDevitt, General Counsel to Tampa Electric with respect to good standing, authorization and certain corporate matters

16.	Opinion of Ausley & McMullen as to Florida regulatory matters

17.	Opinion of Palmer & Dodge, LLP as to good standing, authorization and certain corporate matters, non-contravention, certain security interest matters and certain other matters

18.	Opinion of Holland & Knight LLP as to certain security interest matters

19.	Opinion of Palmer & Dodge LLP as to true sale and non-consolidation matters

20.	Opinion of Sidley Austin Brown & Wood LLP as to enforceability under New York law

21.	Opening Pro Forma Balance Sheet of Borrower

22.	Initial Borrowing Request from Borrower

23.	Monthly Report for the month of November, 2004

EXHIBIT H

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated as of [Date]

Reference is made to the Loan and Servicing Agreement, dated as of January 6, 2005, among TEC Receivables Corp., as Borrower, Tampa Electric Company, as Servicer, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Managing Agents and Citicorp North America, Inc., as Program Agent for the Conduit Lenders and the Committed Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Terms defined in the Agreement are used herein with the same meaning.

[Assigning Lender] (the “Assignor”), [Assignee] (the “Assignee”) and [Assignor’s Managing Agent], in its capacity as Managing Agent for the Lender Group which includes the Assignor [and the Assignee] (in such capacity, the “Managing Agent”), hereby agree as follows:

1. Purchase and Sale of Interest. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Agreement as of the date hereof (including, without limitation, its [Commitment] [Conduit Lending Limit] and all Loans, if any, or interests therein held by it) equal to the percentage (the “Percentage”) interest specified on the signature page hereto. After giving effect to such sale and assignment, [the Assignee will be a [Committed] [Conduit] Lender in the Lender Group that includes [            ] as the Managing Agent and] the Assignee’s [Commitment] [Conduit Lending Limit] will be as set forth in Section 2 of the signature page hereto. [As consideration for the sale and assignment contemplated in this Section 1, the Assignee shall pay to the Assignor on the Effective Date (as hereinafter defined) in immediately available funds an amount equal to $[            ], representing the purchase price payable by the Assignee for the interests in the transferred interest sold and assigned to the Assignee under this Section 1.]*

2. Representations and Disclaimers of Assignor. The Assignor:

(a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim;

(b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Facility Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Facility Document or any other instrument or document furnished pursuant thereto; and

(c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Originator, the Borrower or the Servicer, or the performance or observance by any such party of any of its respective obligations under the Facility Documents or any other instrument or document furnished pursuant thereto.

3. Representations and Agreements of Assignee. The Assignee:

(a) confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.02(b) of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

*	Include bracketed text if Assignor holds a portion of the Loans on the Effective Date.

(b) agrees that it will, independently and without reliance upon the Program Agent, any Managing Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement;

(c) [appoints and authorizes the Program Agent and [            ], as its Managing Agent, to take such action as agent on its behalf and to exercise such powers under the Agreement and the other Facility Documents as are delegated to the Program Agent and such Managing Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto;]

(d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement and this Assignment and Acceptance are required to be performed by it as a [Committed] [Conduit] Lender;

(e) specifies as its address for notices the office set forth beneath its name on the signature pages hereof; and

(f) represents that this Assignment and Acceptance has been duly authorized, executed and delivered by the Assignee pursuant to its [corporate] powers and constitutes the legal, valid and binding obligation of the Assignee.

4. Effectiveness of Assignment. Following the execution of this Assignment and Acceptance by the Assignor, the Managing Agent, [and] the Assignee, [the Borrower and the Servicer,] it will be delivered to the Program Agent for acceptance and recording by the Program Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Program Agent, unless otherwise specified in Section 3 of the signature page hereto (the “Effective Date”).

5. Rights of the Assignee. Upon such acceptance and recording by the Program Agent, as of the Effective Date, [(i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a [Committed] [Conduit] Lender thereunder and hereunder and (ii)] the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

6. Payments. Upon such acceptance and recording by the Program Agent, from and after the Effective Date, all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of fees with respect thereto) shall be made to the Assignee or the Assignee’s Managing Agent, for the benefit of the Assignee, in accordance with the Agreement. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

7. GOVERNING LAW. THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Signature Page to

Assignment and Acceptance

Dated as of [Date]

Section 1.
Percentage:	%

Section 2.
Assignee’s [Commitment] [Conduit Lending Limit] as of the Effective Date:	$

Principal balance of Loans held by Assignee as of the Effective Date:	$

Section 3.
Effective Date:**	,200

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Address for Notices: [Insert]

Accepted this day of , 200

CITICORP NORTH AMERICA, INC., as Program Agent

By:
Name:
Title:

**	This date should be no earlier than the date of acceptance by the Program Agent.

AGREED TO THIS                      DAY OF                     , 200    :

[NAME OF MANAGING AGENT], as Managing Agent

By:
Name:
Title:

TEC RECEIVABLES CORP., as Borrower

By:
Name:
Title:

TAMPA ELECTRIC COMPANY, as Servicer

By:
Name:
Title:

EXHIBIT I

FORM OF JOINDER AGREEMENT

Reference is made to the Loan and Servicing Agreement, dated as of January 6, 2005, among TEC Receivables Corp., as Borrower, Tampa Electric Company, as Servicer, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Managing Agents and Citicorp North America, Inc., as Program Agent for the Conduit Lenders and the Committed Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). To the extent not defined herein, capitalized terms used herein have the meanings assigned to such terms in the Agreement.

[New Managing Agent] (the “New Managing Agent”), [New Conduit Lender(s)] (the “New Conduit Lender(s)”) and [New Committed Lender(s)] (the “New Committed Lender(s)”; and together with the New Managing Agent and New Conduit Lender(s), the “New Lender Group”) agree as follows:

1. By execution and delivery of this Joinder Agreement and pursuant to Section 10.04 of the Agreement, the New Lender Group elects to become a “Lender Group” under the Agreement.

2. The effective date (the “Effective Date”) of this Joinder Agreement shall be the later of (i) the date on which a fully executed copy of this Joinder Agreement is delivered to the Program Agent, (ii) the date of this Joinder Agreement [and (iii) the effective date of that certain assignment agreement of even date herewith between the [New Committed Lender] [New Conduit Lender] and [Name of [Committed] [Conduit] Lender Assignor].

3. By executing and delivering this Joinder Agreement, each of the New Managing Agent, the New Conduit Lender(s) and the New Committed Lender(s) confirms to and agrees with each other party to the Agreement that (i) it has received a copy of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (ii) it will, independently and without reliance upon the Program Agent, any other Managing Agent, any other Lender or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement or any documents or agreements to be delivered thereunder; (iii) it appoints and authorizes the Program Agent to take such action as agent on its behalf and to exercise such powers pursuant to Article IX of the Agreement; (iv) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement and the documents or agreements to be delivered thereunder are required to be performed by it as a Managing Agent, a Conduit Lender, or a Committed Lender, respectively; (v) its address for notices shall be the office set forth beneath its name on the signature pages of this Joinder Agreement; (vi) the Lender Group Limit for the New Lender Group shall be as set forth on the signature page hereto; and (vii) it is duly authorized to enter into this Joinder Agreement.

4. On the Effective Date of this Joinder Agreement, each of the New Managing Agent, the New Conduit Lender(s) and the New Committed Lender(s) shall join in and be a party to the Agreement and, to the extent provided in this Joinder Agreement, shall have the rights and obligations of a Managing Agent, a Conduit Lender and a Committed Lender, respectively, under the Agreement. Schedule II to the Agreement shall be amended to incorporate the information set forth on Schedule I to this Joinder Agreement and Schedule III shall be amended to incorporate the notice addresses set forth on the signature pages to this Joinder Agreement. [In addition, the New Conduit Lender hereby specifies that it is a “Pre-Review Conduit Lender”.]

5. This Joinder Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

7. Each of the parties hereto hereby waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise between or among the parties hereto, or any of them, arising out of, connected with, related to, or incidental to the relationship between them in connection with this Joinder Agreement. Instead, any dispute resolved in court will be resolved in a bench trial without a jury.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed by their respective officers thereunto duly authorized, as of this [    ] day of [                    ], [20    ].

The “Lender Group Limit” for the New Lender Group is $[                    ].

NEW CONDUIT LENDER(S):

[NAME(S)]

By:
Name:
Title:

Address for notices: [Address]

NEW COMMITTED LENDER(S):

[NAME(S)]

By:
Name:
Title:

Address for notices: [Address]

NEW MANAGING AGENT:

[NAME]

By:
Name:
Title:

Address for notices: [Address]

AGREED TO THIS                      DAY OF                     , 200    :

CITICORP NORTH AMERICA, INC., as Program Agent

By:
Name:
Title:

[EACH MANAGING AGENT], as a Managing Agent

By:
Name:
Title:

TEC RECEIVABLES CORP., as Borrower

By:
Name:
Title:

TAMPA ELECTRIC COMPANY, as Servicer

By:
Name:
Title:

SCHEDULE I

Reference Bank for New Lender Group:

Conduit Lending Limit(s) for New Conduit Lender(s):

Commitment(s) of New Committed Lender(s):

EXHIBIT J

FORM OF PREPAYMENT NOTICE

[Date]

To:	Citicorp North America, Inc. (“CNAI”), as Program Agent, CNAI, as a Managing Agent, [ ], as a Managing Agent

From:	TEC Receivables Corp. (the “Borrower”)

Re:	Loan and Servicing Agreement, dated as of January 6, 2005, among the Borrower, Tampa Electric Company, as Servicer, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Managing Agents and CNAI, as Program Agent for the Conduit Lenders and the Committed Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Terms defined in the Agreement are used herein with the same meaning.

Pursuant to Section 2.05 of the Agreement, the undersigned hereby notifies each Managing Agent of its intent to make certain prepayments (which shall be made ratably among the Lenders based on the aggregate outstanding Principal Balance of the Loans held by each) as outlined below. This notice must be received no later than 11:00 A.M. (New York City time) three (3) Business Days prior to the date of such payment.

1.	The aggregate amount (which shall be at least $5,000,000, or integral multiples of $1,000,000 in excess thereof) of the prepayment is: $

2.	The Loans to which such prepayment is to be applied are as follows:

Lender	Borrowing Date	Principal balance (before giving effect to prepayment)	Amount of Prepayment

3.	The Business Day upon which the undersigned shall make such prepayment is: .

The undersigned hereby certifies that this prepayment notice is correct in all material respects as of the date so furnished.

TEC RECEIVABLES CORP.

By:
Name:
Title:

EXHIBIT K

FORM OF LOCK-BOX TRANSFER NOTICE

Attached

[DATE]

[NAME]

Postmaster

United States Postal Service

[ADDRESS]

Re:	P.O. Box No. [ ]

Dear Sir or Madam:

Please be informed that TEC Receivables Corp., the box customer for P.O. Box No. [            ] hereby requests that effective immediately the box customer for P.O. Box No. [            ] be changed to Citicorp North America, Inc., as Program Agent for the Lenders under that certain Loan and Servicing Agreement, dated as of January 6, 2005, as the same may be amended, restated, supplemented or otherwise modified. Thank you.

TEC RECEIVABLES CORP.

By:
Name:
Title:

Citicorp North America, Inc., as box customer for P.O. Box No. [            ] hereby gives notice that effective immediately, until further notice from it, only the individuals or the authorized representatives (as determined by the officers of such organization) of the organizations listed are authorized to accept mail addressed to this post office box:

Name of Individual or Organization	Contact Number

[___]

Thank you.

CITICORP NORTH AMERICA, INC.

By:
Name:
Title:

EXHIBIT L

FORM OF TRUE SALE AND SUBSTANTIVE CONSOLIDATION OPINION

Attached

                    , 2005

To:	The Parties Listed on Schedule A Hereto

Re:	TEC Receivables Corp.

Ladies and Gentlemen:

We have acted as special counsel to Tampa Electric Company, a Florida corporation (“Tampa”), and TEC Receivables Corp. (“TRC”), a Delaware corporation, in connection with (i) the sale by Tampa to TRC of certain Purchased Receivables arising under Contracts between Tampa and its customers, and all Related Security thereto, the Deposit Accounts, the Lock-Boxes and all proceeds of the foregoing including, without limitation, all Collections thereof pursuant to that certain Purchase and Contribution Agreement (the “Purchase Agreement”) dated as of January 6, 2005 between Tampa and TRC (such acquired property collectively, the “Transferred Assets”), and (ii) the proposed pledge, from time to time, by TRC of interests in the Transferred Assets so purchased or otherwise acquired to secure TRC’s obligations pursuant to that certain Loan and Servicing Agreement (the “Loan Agreement”) dated as of January 6, 2005, among TRC, Tampa, as Servicer, the persons from time to time party thereto as conduit lenders, the financial institutions from time to time party thereto as committed lenders, the financial institutions from time to time party thereto as managing agents, and Citicorp North America, Inc., as Program Agent (the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Purchase Agreement or the Loan Agreement, as applicable.

We have been asked by our clients to provide our opinion to you on the following issues:

(1) whether, in connection with any bankruptcy proceeding instituted by, on behalf of, or against Tampa under the United States Bankruptcy Code, 11 U.S.C. §§101-1330 (the “Bankruptcy Code”), a court would order the substantive consolidation of Tampa and TRC, thereby pooling the assets and liabilities of TRC with the assets and liabilities of Tampa; and

(2) whether, in connection with any bankruptcy proceedings instituted by or on behalf of or against Tampa under the Bankruptcy Code, the purchase transactions contemplated by the Purchase Agreement would be treated by a court as a true sale or absolute transfer of Transferred Assets from Tampa to TRC rather than as a loan secured by the Transferred Assets as collateral such that the Transferred Assets would not constitute property of Tampa’s estate under Section 541(a)(1) of the Bankruptcy Code, and consequently Section 362(a) of the Bankruptcy Code would not be applicable to the Transferred Assets.

The Parties Listed on Schedule A Hereto

Re:	TEC Receivables Corp.

______________ __, 2005

We have reviewed the following documents and all exhibits thereto (collectively the “Relevant Documents”) for the purposes of rendering this opinion:

a)	the Purchase Agreement;

b)	the Loan Agreement;

c)	the Subordinated Note;

d)	the Fee Letter;

e)	the Blocked Account Agreements;

f)	the Lock-Box Processor Agreement;

g)	TRC’s Certificate of Incorporation;

h)	TRC’s By-Laws;

i)	the Administrative Services Agreement; and

j)	Officer’s Certificates executed by officers of each of Tampa and TRC.

DESCRIPTION OF TRANSACTION

Under the terms of the Purchase Agreement, Tampa shall, from time to time, sell Transferred Assets to TRC and TRC shall pay for the Transferred Assets, from time to time in three ways. First, it may pay all or a portion the Purchase Price with the proceeds from the financing under the Loan Agreement or cash on hand. Second, if there is not sufficient availability under the Loan Agreement to draw under the Loan Agreement and if TRC does not have sufficient cash on hand to pay the entire Purchase Price then due, it will pay a portion of the Purchase Price by the incurrence of debt to Tampa under the Subordinated Note, subject to maintaining a minimum capital level for TRC (the “Minimum Capital”). Third, if there is not sufficient availability under the Subordinated Note to pay the remainder of the Purchase Price then due, then Tampa will transfer the remaining portion of the Transferred Assets as capital contributions to TRC.

I.	Facts and Assumptions

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Relevant Documents and such other documents and records as we have deemed relevant or necessary as the basis for the opinions set forth below. We have also made such inquiries of officers and representatives of Tampa and TRC as we have deemed relevant or necessary as the basis for the opinions set forth below. We have

The Parties Listed on Schedule A Hereto

Re:	TEC Receivables Corp.

______________ __, 2005

relied upon, and assumed the accuracy of, such certificates and other documents and records and statements made in response to our inquiries with respect to the factual matters set forth herein and we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals and (ii) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies.

In addition to the foregoing, we have assumed that the following statements (except for the statements set forth in paragraphs 1 through 3 below which are summaries of written documents in existence as of the date hereof and which we have reviewed) are true on the date hereof and will remain true at all other times relevant to this opinion except to the extent that any such statements (or facts or circumstances within such statements) relate to the financial condition of Tampa other than on the date of the initial Purchase and immediately following the date of the initial Purchase:

1. TRC is a newly formed limited purpose corporation organized under the laws of the State of Delaware. TRC’s Certificate of Incorporation limits its activities to: (i) purchasing or receiving receivables and other rights from Tampa under contracts between Tampa and its customers, (ii) owning, holding, servicing (or contracting for the servicing of) transferring or pledging the receivables and other rights so purchased; (iii) selling interests in the receivables to, or borrowing from one or more trusts, banks, financial institutions, commercial paper issuers, insurance companies or similar entities in order to fund such purchases; (iv) pledging the corporation’s assets, including the receivables and other rights so purchased as collateral security for any such notes, borrowings or sold interests; (v) investing proceeds derived from such activities; and (vi) engaging in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law which act or activity is incidental to and necessary, suitable or convenient for the accomplishment of the above mentioned purposes.1

2. TRC’s Certificate of Incorporation also contains the following limitations (the “Special Charter Provisions”):

(a)	TRC will at all times have at least one Independent Director (as defined in its Certificate of Incorporation);

(b)	TRC’s Board of Directors will not vote on any matter requiring the vote of an Independent Director under its Certificate of Incorporation unless and until at least one Independent Director shall have been duly appointed to serve on such Board of Directors;

(c)	TRC will not, without the affirmative vote or written consent of all of its Directors (including that of at least one duly appointed Independent

[1]	The limitations on TRC’s business activities have been adopted for a variety of reasons, including minimizing the possibility that TRC will become insolvent or subject to a bankruptcy filing. These limitations are not, however, directly relevant to the legal analysis set forth in this opinion.

The Parties Listed on Schedule A Hereto

Re:	TEC Receivables Corp.

______________ __, 2005

Director, who must be present to constitute a quorum therefor), (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of any bankruptcy or insolvency proceedings against it, (iii) file a petition seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) consent to the appointment of a receiver, trustee, liquidator, sequestrator or assignee (or other similar official) for it or a substantial part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any corporate action in furtherance of any of the actions set forth in subclauses (i) through (vi) of this paragraph or (viii) merge or consolidate with any other corporation or entity or acquire all or substantially all of the assets or capital stock of any other corporation or entity, except for the acquisition of receivables and other rights and obligations described above and not sell all or substantially all of its assets, except in connection with the financing activities expressly described in paragraph 1 above; and

(d)	TRC will not, without the affirmative vote or written consent of at least one duly appointed Independent Director, amend those provisions of its Certificate of Incorporation relating to the Independent Director and the other requirements described above, nor otherwise amend the Certificate of Incorporation in any manner so as to be inconsistent with such requirements.

(e)	TRC will not, without the affirmative vote of all of its Directors (including at least one Independent Director), incur or assume any indebtedness for borrowed money except (i) indebtedness contemplated by the Relevant Documents or (ii) indebtedness to Tampa or other transferors for the purchase of Receivables pursuant to the terms of the Subordinated Note.

3. TRC’s By-Laws provide that the Board of Directors may not authorize a committee to exercise any of the Board’s powers to the extent that the Certificate of Incorporation requires an Independent Director to approve such Board action.

4. TRC will (i) observe all corporate procedures required by its Certificate of Incorporation, By-Laws and the Delaware General Corporation Law (including those procedures described in paragraph 2 above), (ii) maintain its corporate existence in good standing under the laws of the State of Delaware, (iii) keep accurate and proper books and records of account and (iv) keep minutes of the meetings and other proceedings of its stockholders and Board of Directors. Tampa is a corporation organized under the laws of the State of Florida, and TRC is a corporation organized under the laws of the State of Delaware. Neither Tampa nor TRC will change its jurisdiction or form of organization without taking all steps required under the Relevant Documents in connection with such a change.

The Parties Listed on Schedule A Hereto

Re:	TEC Receivables Corp.

______________ __, 2005

5. TRC will at all times (a) have at least one officer responsible for managing TRC’s day-to-day operations, (b) ensure that all of its corporate actions are duly authorized by its Board of Directors, (c) have adequate capitalization for its business and operations, (d) maintain separate corporate records and books of account from those of Tampa and each of Tampa’s other Affiliates, (e) clearly identify its office (by sign or otherwise) as being separate and distinct from the offices of, or any space occupied by, Tampa or its other Affiliates even if such office space is leased or subleased from, or is on or near premises occupied by Tampa or by such Affiliates, (f) have a separate telephone number from that of Tampa or any other Affiliates, (g) be in full compliance with the terms of its Certificate of Incorporation and By-Laws, (h) use stationery, invoices, and checks bearing its own name separate from Tampa or any of its affiliates, (i) correct any known misunderstanding regarding its separate identity, and (j) maintain a sufficient number of employees, if any, in light of its contemplated business operations. TRC and Tampa will, at all times and in all respects which are material to the opinions expressed herein, comply with all provisions in the Relevant Documents to which they are parties except to the extent any such provisions (or facts or circumstances within such provisions) relate to the financial condition of Tampa other than on the date of the initial Purchase and immediately following the date of the initial Purchase.

6. TRC has pledged to the Agent all of its right and title to depository accounts to which Collections are remitted. All Obligors are instructed to remit payments on the Transferred Assets to one or more of these designated accounts or to a Lock-Box or Alternate Payment Location, the processor of which is instructed to remit payments on the Transferred Assets to one or more of such accounts. Tampa is expected to take steps to cause the Obligors of Excluded Receivables to make their payments to deposit accounts of Tampa and not to one of the deposit accounts of TRC or a Lock-Box or Alternate Payment Location. Initially, until such changes are made, proceeds of some Excluded Receivables are expected to be deposited to such accounts until the Obligors begin directing their payments to other deposit accounts of Tampa. Although such amounts that do not constitute Collections on the Transferred Assets will initially and occasionally thereafter be remitted to or deposited in such accounts, amounts that do not constitute purchased Collections will be promptly identified and remitted to Tampa as required under the Relevant Documents. Except for the occasional remittances or deposits described above in this paragraph 6, none of the assets of TRC shall be commingled with those of Tampa or any of Tampa’s other Affiliates nor shall any of Tampa’s or such Affiliates’ assets be commingled with those of TRC. Tampa will also discharge its duties as the servicer of the Transferred Assets for TRC. The servicing arrangements between Tampa and TRC were arrived at by reference to what would be established as a result of arm’s-length negotiation, and they are typical of servicing arrangements made for servicing assets such as the Transferred Assets.

7. TRC will conduct its business solely in its own name and through its duly authorized officers or agents. Furthermore, all oral and written communications made by TRC (including, without limitation, letters, invoices, purchase orders, contracts, statements and applications) will be made solely in its own name.

The Parties Listed on Schedule A Hereto

Re:	TEC Receivables Corp.

______________ __, 2005

8. Except for certain expenses which Tampa, as Servicer, has agreed to assume in consideration of the Servicing Fee paid to it by TRC, TRC will pay its own operating expenses and liabilities (including, but not limited, to the salaries paid to its employees, any fees payable to its directors and allocated operating payments owed to Tampa under the Administrative Services Agreement) from its own separate assets, although Tampa has paid expenses related to the formation of TRC. TRC will at all times retain sufficient funds or access to funds to pay its operating expenses and other liabilities. TRC will not pay any of the operating expenses or other liabilities of Tampa or any of Tampa’s other Affiliates. To the extent that tax liabilities of Tampa and TRC are consolidated as a matter of law, Tampa and TRC have agreed to, and will, allocate such tax liabilities between themselves on an arm’s length basis. Tampa will retain all ERISA liabilities related to its employees who provide services to TRC.

9. Tampa will prepare year-end financial statements on an annual basis for itself and its consolidated subsidiaries (including TRC) in accordance with generally accepted accounting principles, and such financial statements will be audited by independent accountants. Such audited consolidated financial statements will contain footnotes or other information to the effect that: (1) TRC’s business consists of the purchase and financing of the Transferred Assets and (2) TRC is a separate corporate entity with its own separate creditors which, upon liquidation of TRC, will be entitled to be satisfied out of TRC’s assets prior to any value in TRC becoming available to TRC’s equity holders. TRC will prepare separate financial statements, which statements will treat all sales of Transferred Assets pursuant to the Purchase Agreement (collectively, the “Transferred Assets Sales”) as sales and not as secured loans, and will classify all the Transferred Assets under the Purchase Agreement as assets owned by TRC. Furthermore, we note that the financial institutions party to the Loan Agreement have acknowledged that the Transferred Assets Sales are true sales to TRC and that TRC is a separate corporation.

10. Tampa and TRC have made all filings required by the Uniform Commercial Code or other applicable law to “perfect” the transfer of all Transferred Assets purchased by TRC under the Purchase Agreement, and will make any future filings required to maintain the perfection of such transfers.2

11. Each of Tampa and TRC will treat all Transferred Assets sales as true sales for tax reporting purposes, except to the extent that such transactions are not reportable for tax purposes due to the filing of Tampa’s tax returns on a consolidated basis with those of TRC.

12. Tampa owns the Transferred Assets it purports to sell or contribute to TRC pursuant to the Purchase Agreement.

13. No funds will be distributed, loaned or otherwise transferred from Tampa or any of its other Affiliates to TRC, or vice versa, except for (i) payments required under the Relevant

[2]	We refer you to the opinion dated January 6, 2005 of Holland & Knight LLP in which they opined to you, among other things, that TRC has a perfected security interest in all Receivables constituting “accounts”, “chattel paper” and “general intangibles” under the Florida Uniform Commercial Code.

The Parties Listed on Schedule A Hereto

Re:	TEC Receivables Corp.

______________ __, 2005

Documents, (ii) dividends paid by TRC to Tampa which are properly authorized by requisite corporate action and reflected in the books and records of TRC and Tampa, (iii) proceeds of the Subordinated Note, and (iv) capital contributions made by Tampa to TRC which are permitted under the Relevant Documents and properly reflected in the books and records of TRC and Tampa as such. TRC will not use any assets (except pursuant to the Administrative Services Agreement) or funds owned by Tampa or any of Tampa’s other Affiliates, or vice versa. Without limiting the generality of the foregoing, TRC’s By-Laws provide that TRC shall not pay dividends out of funds other than retained earnings unless TRC’s Board of Directors determines that the funds to be paid as dividends are no longer needed by TRC in the operations of its business and that TRC will not require additional capital contributions after the payment of such dividends.

14. Neither Tampa nor any of its Affiliates has held itself out, will hold itself out or permit itself to be held out, as having agreed to pay or as being liable for the debts of TRC; and TRC has not held itself out, will not hold itself out or permit itself to be held out, as having agreed to pay or as being liable for the debts of Tampa or any of Tampa’s other Affiliates. Neither Tampa nor any such Affiliate will guarantee any obligations or debts of TRC, or, except for the indemnities set forth in the Relevant Documents, indemnify any person or entity for losses resulting therefrom, and TRC will not guarantee any of the obligations or debts of Tampa or any of its other Affiliates, or indemnify any person for losses resulting therefrom. Other than with respect to TRC’s capitalization (as the same may change from time to time), in which Tampa’s relationship to TRC is that of a parent making an investment in a subsidiary, and the Subordinated Note in which Tampa’s relationship to TRC is that of a lender, TRC will continue to maintain an arm’s-length relationship in any future dealings it may have with Tampa or any of Tampa’s other Affiliates.

15. Except for capital contributions and dividends as described in paragraph 13 above, all arrangements and agreements between TRC and Tampa or TRC’s other Affiliates shall be evidenced by a written agreement. Accordingly, neither Tampa nor any Affiliate thereof will provide TRC with any service, or make any equipment, property or other assets available to TRC, or vice versa, unless there is a written agreement evidencing the arm’s length nature of the specific transaction.

16. TRC will pay the purchase price owed for all Transferred Assets purchased from Tampa by making cash payments, incurring Subordinated Loans or accepting capital contributions, in each case, in the manner contemplated under (and subject to the limitations contained in) the Purchase Agreement. All such transactions will be properly reflected in the books and records of each of Tampa and TRC. The total consideration for each Purchase represents an arm’s length fair market price for the Transferred Assets which is expected to generate a reasonable profit to TRC and constitutes reasonably equivalent value for the Transferred Assets so sold or transferred.

17. The parties to the Relevant Documents have all entered into the transactions based on the assumption that TRC will be maintained as a separate entity having the characteristics

The Parties Listed on Schedule A Hereto

Re:	TEC Receivables Corp.

______________ __, 2005

referred to in these assumptions. Accordingly, such parties have relied on the corporate separateness of TRC and would be prejudiced by any consolidation of TRC with Tampa.

18. No fraud or illegality on the part of any party to the Purchase Agreement or the Loan Agreement affecting any Transferred Asset or in connection with any transaction contemplated by any of the foregoing will have occurred. Neither Tampa nor TRC has taken or will have taken any action which is unreasonable, arbitrary or capricious, or which has not been in good faith or in a commercially reasonable manner, in enforcing or attempting to enforce or in performing or attempting to perform any of its rights or obligations under the Purchase Agreement or any of the related agreements.

19. Tampa and TRC have not concealed and will not conceal from any creditor or other interested party any transfers of Transferred Assets. Tampa and TRC have not removed or concealed and will not remove or conceal, from any creditor or other interested party, any of the Transferred Assets and have not participated and will not participate in removing or concealing the assets of any other entity. Tampa did not agree to sell the Transferred Assets with any intent to, and did not, hinder, delay, or defraud any of Tampa’s creditors or other interested parties. Tampa has not made, and will not make, any conveyance or transfer, nor has it incurred, nor will it incur, any obligation to or for the benefit of TRC with any intent to hinder, delay, or defraud any creditor of Tampa or TRC.

20. There is not and will not be any other agreement between or among any of Tampa, TRC, or the other parties to the Purchase Agreement, the Loan Agreement and the related agreements that supplements or modifies any of such agreements in a manner inconsistent with the assumptions set forth herein.

II.	Substantive Consolidation

You have asked whether, in connection with a bankruptcy proceeding in which Tampa is a debtor, a court would order the substantive consolidation of Tampa and TRC, thereby pooling the assets and liabilities of TRC with the assets and liabilities of Tampa.

The equitable doctrine of substantive consolidation permits a court in a bankruptcy case to disregard the corporate separateness of two or more entities and to consolidate the assets and liabilities of those entities as though held and incurred by a single entity.3 See, e.g., In re Hemingway Transp., Inc., 954 F.2d 1, 11-12 and n. 14 (1st Cir. 1992).

A variety of factors makes it difficult to determine, under any particular circumstances, whether a bankruptcy court would order substantive consolidation. First, the Bankruptcy Code does not expressly authorize substantive consolidation of separate legal entities. Rather, a

[3]	Substantive consolidation is not to be confused with procedural consolidation. Procedural consolidation merely involves administering two or more bankruptcy estates together, under one court case number, so as to reduce costs. See, e.g., In re Leslie Fay Cos., 207 B.R. 764, 779 (Bankr. S.D.N.Y. 1997).

The Parties Listed on Schedule A Hereto

Re:	TEC Receivables Corp.

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bankruptcy court has the power to order substantive consolidation pursuant to its broad equitable powers under Section 105(a) of the Bankruptcy Code.4 In re Bonham, 229 F.3d 750, 764-65 (9th Cir. 2000). Courts have generally treated substantive consolidation as the exception rather than the rule because of the “possibility of unfair treatment of creditors who have dealt solely with the corporation having a surplus as opposed to those who have dealt with related entities with deficiencies.” In re Continental Vending Machine Corp., 517 F.2d 997, 1001 (2d Cir. 1975); see also In re Reider, 31 F.3d 1102, 1109 (11th Cir. 1994) (substantive consolidation should be used sparingly because of the possibility of unfair treatment of some creditors); Chemical Bank New York Trust Co. v. Kheel, 369 F.2d 845, 847 (2d Cir. 1966) (it should be the “rare case” where substantive consolidation is granted). Second, the power of a bankruptcy court to consolidate the assets and liabilities of separate entities is of uncertain scope and dimension. Continental Vending, 517 F.2d at 1000. Third, the doctrine of substantive consolidation continues to evolve, and there is no uniform methodology for analyzing cases in which substantive consolidation is sought. Fourth, where a bankruptcy court has the power to look through the form to the substance of a transaction, or series of transactions, the characterization of a property interest under state law is not controlling for purposes of federal law. In re Langley, 30 B.R. 595 (Bankr. N.D. Ind. 1983). Adding to the uncertainty of predicting whether a bankruptcy judge will find grounds to order substantive consolidation is that the matter is fact specific, and, to a great degree, sui generis. See, e.g.,Reider, 31 F.3d at 1108; FDIC v. Colonial Realty Co., 966 F.2d 57, 60 (2d Cir. 1992).

Substantive consolidation was accomplished in early cases by “piercing the corporate veil” of the debtor, i.e., by finding that the entity with which consolidation was sought was the “alter-ego” or an “instrumentality” of the debtor which was used by the debtor to hinder, delay or otherwise defraud creditors. See, e.g., Maule Indus., Inc. v. Gerstel, 232 F.2d 294 (5th Cir. 1956); Fish v. East, 114 F.2d 177 (10th Cir. 1940). Although later cases relaxed the requirement of fraud in favor of the two-part test described below (or other tests), courts will still pierce the corporate veil to effect a substantive consolidation if fraud or similar activity is present. See, e.g., Carte Blanche Pte., Ltd. v. Diners Club Int’l, Inc., 2 F.3d 24 (2d Cir. 1993) (noting that exceptions to corporate separateness are made “to prevent fraud or other wrong, or where a parent dominates and controls a subsidiary”). See also, e.g., In re Daily, 107 B.R. 996 (D. Haw. 1989) rev’d on other grounds, 940 F.2d 1306 (9th Cir. 1991); In re Stop & Go, Inc., 49 B.R. 743 (Bankr. D. Mass. 1985); In re Tureaud, 45 B.R. 658, 662-63 (Bankr. N.D. Okla. 1985), aff’d, 59 B.R. 973 (N.D. Okla. 1986).

Although in early substantive consolidation cases courts looked to state corporate “piercing” law for guidance,5 modern courts have increasingly looked to a growing body of

[4]	Section 105(a) of the Bankruptcy Code provides, in relevant part, that “[t]he court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of [the Bankruptcy Code].”

[5]	If a bankruptcy court in a case involving Tampa looked to state “piercing” law for guidance, it is not entirely clear which state’s law would apply. The traditional choice-of law rule for matters of corporate governance, including the extent of shareholder liability for corporate obligations, has been application of the laws of the state of

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opinions decided under federal bankruptcy law. See, e.g., Eastgroup Props. v. Southern Motel Assoc., Ltd., 935 F.2d 245 (11th Cir. 1991); In re Augie/Restivo Baking Co., 860 F.2d 515 (2d Cir. 1988); In re Auto-Train Corp., 810 F.2d 270, 276-78 (C.A.D.C. 1987); Continental Vending, 517 F.2d at 1001; In re Flora Mir Candy Corp., 432 F.2d 1060 (2d Cir. 1970); Chemical Bank, 369 F.2d at 847. Consequently, modern federal courts almost uniformly rely on federal precedent rather than state corporate law doctrine when ruling on substantive consolidation motions. Many courts, in making the determination of whether substantive consolidation would be appropriate in a given case, review a number of factors which appear to fall within two general categories. First, they evaluate the internal relationships of the affiliated entities to determine whether “there is substantial identity between the entities to be consolidated.” Eastgroup Props., 935 F.2d at 250. Second, they consider whether “consolidation is necessary to avoid some harm or realize some benefit” with respect to the creditors of the entities to be consolidated. Id This second factor relates to whether “creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit.” Augie/Restivo, 860 F.2d at 518. It should be noted that, with respect to both of these categories,

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incorporation. See Blumberg, The Law of Corporate Groups: Tort, Contract, and Other Common Law Problems in the Substantive Law of Parent and Subsidiary Corporations § 26.02 (1987); Beacon Wool Corp. v. Johnson, 331 Mass. 274, 279 (1954) (applying Delaware law to determine liability of directors of a corporation organized in Delaware). This choice-of-law rule has often been disregarded; however, where another state bears a more significant relationship to the question, as may occur when the corporation has little contact with its state of incorporation other than the fact of incorporation. Id. at § 26.03; see, e.g., Evans v. Multicon Constr. Corp., 30 Mass. App. Ct. 728 (1991) (applying Massachusetts law to pierce the veil of an Ohio subsidiary on the grounds that the contract on which the plaintiff was suing was negotiated, executed and performed in Massachusetts); Gurry v. Cumberland Farms, Inc., 406 Mass. 615 (1990) (applying Massachusetts law, without any discussion of choice of law, in deciding whether to pierce the veils of two corporations previously incorporated in Massachusetts and Rhode Island that had subsequently merged into a Delaware corporation); Clarkson Co. v. Shaheen, 660 F.2d 506, 512 n.4 (2d Cir. 1981) (approving application of New York law in suit brought by creditors against directors of Canadian corporation for breach of fiduciary duty where corporation maintained its headquarters in New York, several creditors were located there, and many of the transactions at issue took place there); Secon Service System, Inc. v. St. Joseph Bank & Trust Co., 855 F.2d 406, 412 (7th Cir. 1988) (court applied “most significant contacts” approach in veil-piercing action to determine applicable state law). Under Massachusetts law, courts will pierce the corporate veil only when (1) there is active and pervasive control of related business entities by the same controlling persons and there is a fraudulent or injurious consequence by reason of the relationship among those business entities; or (2) there is a confused intermingling of activity of two or more corporations engaged in a common enterprise with substantial disregard of the separate nature of the corporate entities, or serious ambiguity about the manner and capacity in which the various corporations and their respective representatives are acting. My Bread Baking Co. v. Cumberland Farms, Inc., 353 Mass. 614, 619 (1968). Under Delaware law, a court can pierce the corporate veil of an entity where there is fraud in the use of the corporate form or, inter alia, where a subsidiary is in fact a “mere instrumentality or alter ego of its owner.” In re Foxmeyer Corp., 290 B.R. 229, 236-37 (Bankr. D. Del. 2003). Florida law appears to be stricter than that of Massachusetts or Delaware; while its test is substantially similar to that stated in My Bread Baking, Florida courts require a showing of fraud or other intentionally improper conduct under either prong. See Dania Jai-Alai Palace, Inc., 450 S.2d 1114, 1117 (Fla. 1984). As noted above, Tampa is a Florida Corporation and TRC is a Delaware corporation, and each has their principal place of business in Florida. The Purchase Agreement and the Loan Agreement are stated to be governed by New York law. Based on the precautions taken to make clear that TRC is a separate entity from Tampa, it is unlikely that a court applying Florida or Delaware law would pierce the corporate veils of TRC and Tampa.

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some courts have recently expressed a greater willingness to consider the appropriateness of substantive consolidation when faced with complex corporate structures. See, e.g., Eastgroup Props., supra.

A.	Substantial Identity

With regard to the pre-bankruptcy interrelationship between the parties, bankruptcy courts have considered several factors to be applied in substantive consolidation cases, including the following:

1.	the commingling of assets and business functions;

2.	the degree of difficulty in segregating and ascertaining individual assets and liabilities;

3.	the existence of parent and intercorporate guarantees on loans;

4.	the transfer of assets without observance of corporate formalities;

5.	the presence or absence of consolidated financial statements;

6.	the unity of interests and ownership between the various corporate entities; and

7.	the profitability of consolidation at a single physical location.

Eastgroup Props., 935 F.2d at 249-50 (citingIn re Vecco Constr. Indus., Inc., 4 B.R. 407, 410 (Bankr. E.D. Va. 1980)); see also In re Murray Indus., Inc., 119 B.R. 820, 830 (Bankr. M.D. Fla. 1990); Fish, 114 F.2d at 191 (listing ten factors). It should be stressed, however, that the above criteria, along with additional factors formulated in other cases, are merely “examples of information that may be useful to courts charged with deciding whether there is a substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or realize some benefit.” Eastgroup Props., 935 F.2d at 250. Therefore, while a “proponent of consolidation may want to frame his argument using the seven factors outlined in Vecco,” the existence or absence of any number of those factors is not necessarily determinative. Id. at 249.

On the basis of the facts and assumptions set forth herein, we believe that the first four factors listed in Vecco have little or no applicability here, and the remaining three factors, although present here to a certain degree, when properly analyzed should not lead a court to substantively consolidate TRC with Tampa.

With regard to the first factor, there will be no commingling of the assets or business functions of Tampa or any of its Affiliates with those of TRC, except that a certain portion of the Collections on the Transferred Assets will become commingled with collections of unpurchased Receivables as well as with other amounts which do not constitute purchased Collections, as

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described in paragraph 6 of Section I above. Because such amounts that do not constitute Collections on the Transferred Assets will be identified and remitted to Tampa promptly after deposit in TRC’s accounts, coupled with the relatively small percentage of such commingled collections, we do not believe that such commingling of assets rises to the level that concerned the court in Vecco. With respect to the commingling of business functions, TRC will have a primary business function (i.e., the purchase and financing of the Transferred Assets and activities incidental thereto) which is different from the primary business functions of Tampa and its other Affiliates, even though TRC’s primary business function overlaps with and supports the business of Tampa.

With regard to the second factor, it should not be difficult, at any time, to segregate and ascertain the individual assets and liabilities of each of Tampa and its other Affiliates and TRC. Tampa’s and TRC’s respective accounting records (including all records maintained by Tampa, as servicer, and all records maintained by the Agent) will identify the Transferred Assets as sold by Tampa to TRC or as assets otherwise owned by TRC. We note that under generally accepted accounting principles, the Transferred Assets sold by Tampa will be treated as assets owned by TRC. The consolidated financial statements of Tampa and its subsidiaries (including TRC) will contain footnotes which describe such sales and the separate existence of TRC. Furthermore, TRC’s consolidating financial statements will treat the Transferred Assets as assets owned by TRC.

With regard to the third factor, there will be no parent or intercorporate guarantees on any loans to or other obligations of TRC, and the only obligations of TRC for which Tampa has any contractual liabilities concern those duties which Tampa has agreed to perform in its capacity as Servicer for TRC under the Loan Agreement. We note that, while Tampa is liable to TRC under the Purchase Agreement for, among other things, indemnities on account of Diluted Receivables, none of such indemnities constitutes an unconditional guarantee by Tampa of collectibility, and Tampa has no obligation with respect to the financial inability of an Obligor to pay any Receivable or other amount owing by such Obligor under any of the Transferred Assets.

With regard to the fourth factor, we note that (i) all arrangements and agreements between TRC and any of its Affiliates will be evidenced by written agreements containing arm’s length terms, (ii) there will be no commingling of assets between TRC and any of its Affiliates except as described above and (iii) there will be no transfers of assets from any Affiliates to TRC or from TRC to any Affiliates except for (a) transfers of Transferred Assets to TRC pursuant to the Purchase Agreement, (b) payments of cash and other amounts owed thereunder by one party to the other and payments of cash under the other Relevant Documents, all of which will be properly evidenced in Tampa’s and TRC’s accounting records, and (c) the Subordinated Loan, capital contributions and dividends which will be properly evidenced in Tampa’s and TRC’s corporate and accounting records and which will otherwise comply with all necessary corporate formalities regarding such contributions or dividends.

With regard to the fifth factor, we think that the court in Vecco was concerned that the presence of consolidated financial statements would make it impossible for those creditors who read such statements to ascertain which assets were owned by which corporation within the

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consolidated group. We note that the requirement that a parent corporation prepare consolidated financial statements to include its majority-owned subsidiaries did not exist when Vecco was decided. As noted above, the consolidated financial statements will be prepared for Tampa and its subsidiaries (including TRC) will note that TRC is a separate entity and that the Transferred Assets were sold by Tampa to TRC.

We also think that the sixth factor should not lead to consolidation. While TRC’s stock will be wholly owned by Tampa, the courts have recognized a distinction between the ownership of a subsidiary’s stock and of its assets. See In re Beck Indus. Inc., 479 F.2d 410, 415 (2d Cir. 1973); In re Manville Forest Products Corp., 31 B.R. 991, 994 (S.D.N.Y. 1983). TRC’s Board of Directors (which must include at least one Independent Director), rather than Tampa’s Board of Directors, will be charged with the responsibility for managing the affairs of TRC, and TRC’s Certificate of Incorporation specifically provides that TRC’s Board of Directors, in making certain decisions, owe their primary fiduciary duties to TRC (including, without limitation, the Corporation’s creditors) and not to the stockholders (except as may specifically be required by the General Corporation Law of Delaware).

The seventh factor identified in Vecco should also not result in consolidation. Although it could be argued that the offices at TECO Plaza provide a “single physical location” at which Tampa and TRC could be profitably consolidated, at least with respect to the servicing, collection and enforcement of the Transferred Assets, Tampa also has other business locations at which such tasks could equally as easily be performed. Accordingly, we do not believe that this factor should lead to consolidation.

We note that the presence of even several of the Vecco factors does not require consolidation. See In re Creditors Service Corp., 195 B.R. 680, 690 (Bankr. S.D. Ohio 1996) (courts adopting the Vecco test have uniformly cautioned that the seven factors, standing alone, are not dispositive of the issue to consolidate) (citing, among other cases,In re Donut Queen Ltd., 41 B.R. 706, 709-710 (Bankr. E.D.N.Y. 1984); In re Snider Bros. Inc., 18 B.R. 230, 234 (Bankr. D. Mass. 1982)). Therefore, even if a court were to conclude that Tampa and TRC could be profitably consolidated at a single physical location, we would not expect a court to order consolidation after properly analyzing the intercompany relationships between Tampa and TRC within the framework of the other Vecco factors.

B.	Benefit or Harm to Creditors

In considering whether or not to impose substantive consolidation, many courts consider the potential harm or benefit to creditors. One court articulated the following balancing test principles: (i) the proponent of consolidation must demonstrate a “necessity for consolidation or a harm to be avoided by use of the equitable remedy of consolidation”; (ii) the “elements of consolidation” are “but one factor in the overall proof of the necessity or desirability for consolidation”; and (iii) even if the first two are shown, a “creditor who has looked solely to the credit of its debtor and who is certain to suffer more than minimal harm as a result of consolidation may be entitled to denial of a request for consolidation.” Snider Bros., 18 B.R. at 238.

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The Second Circuit stressed this investigation when it stated that the “sole purpose of substantive consolidation is to ensure the equitable treatment of all creditors”, In re Genesis Health Ventures, Inc., 266 B.R. 591, 618 (Bankr. D. Del. 2001) (quoting Augie/Restivo, 860 F.2d at 518), and that the Vecco factors are “merely variants on two critical factors: (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit, or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors.” Augie/Restivo, 860 F.2d at 518. Where creditors rely on the separate existence of corporate entities in extending credit, or would suffer more than minimal harm from disregarding such separate existence, the balance of equities weighs against substantive consolidation. Donut Queen, 41 B.R. at 710; Holywell Corp. v. Bank of New York, 59 B.R. 340, 347 (S.D. Fla. 1986). The Eleventh Circuit, like the Second Circuit, has stressed creditor reliance and prejudice as the key factors in any consolidation analysis: if a party opposing substantive consolidation establishes that “(1) it has relied on the separate credit of one of the entities to be consolidated; and (2) it will be prejudiced by substantive consolidation [citations omitted]”, then substantive consolidation may be ordered only if the “demonstrated benefits of consolidation ‘heavily’ outweigh the harm.” Eastgroup Props., 935 F.2d at 249 (citingAuto-Train, 810 F.2d at 276).

The parties to the Purchase Agreement are entering into such agreement in reliance on the Transferred Assets and only indirectly on the creditworthiness of Tampa. One element of such reliance is based on the concept that the Transferred Assets are subject only to claims of creditors of TRC and not to the claims of creditors of Tampa. Thus, such parties would suffer serious harm if consolidation were ordered. Under such circumstances, we assume that at least one of the Committed Lenders, the Conduit Lenders, the Managing Agents and the Program Agent would oppose any motion to consolidate TRC with Tampa arguing that consolidation would prejudice them.6 Courts have relied upon the existence of such prejudice as grounds for denying substantive consolidation. See, e.g., Flora Mir, 432 F.2d at 1062-63; See also Anaconda Bldg. Materials Co. v. Newland, 336 F.2d 625, 628 (9th Cir. 1964).7

As noted above, a court would also consider the resulting harm to Tampa’s creditors if consolidation were not ordered. Tampa has credit agreements to provide funds for its ordinary operations and separately finances certain other assets. Although TRC’s purchase of Transferred Assets is expected to be a substantial source of funds to reimburse Tampa for obligations it

[6]	We express no opinion as to whether a bankruptcy court would order consolidation should none of the parties as assignees to the Relevant Documents object to consolidation.

[7]	Conversely, courts have also noted the absence of objecting parties as a factor favoring consolidation. See, e.g., In re Standard Brands Paint Co., 154 B.R. 563, 571-572 (Bankr. C.D. Cal. 1993) (court inferred lack of harm to creditors from the fact that no party in interest objected to consolidation); In re Drexel Burnham Lambert Group, 138 B.R. 723, 768 (Bankr. S.D.N.Y. 1992) (citing lack of objections from creditors in approving a plan of reorganization premised on substantive consolidation); In re Frontier Airlines, Inc., 93 B.R. 1014, 1016 (Bankr. D. Colo. 1988) (granting substantive consolidation where “complete financial separation of the entities would be difficult to accomplish” and “[n]o party in interest” had objected).

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undertakes in the ordinary course of business, Tampa’s principal financial assets are expected to include its substantial plant and equipment, the Excluded Receivables and certain other assets it may retain at the Effective Date or which it elects to purchase from time to time, and its equity interest in TRC and its other subsidiaries. In addition, as previously described, the consolidated financial statements of Tampa will contain a footnote stating that TRC has both a separate corporate existence and separate creditors. Creditors of Tampa, therefore, should not be able to claim reasonably that they had assumed TRC was merely a division of Tampa. Creditors may be estopped from seeking substantive consolidation if they may be deemed to have dealt with the debtors with actual knowledge of their separate corporate structure. Snider Bros., 18 B.R. at 238 (citing Chemical Bank, supra). Furthermore, none of the creditors of Tampa should suffer any harm as a result of a court refusing to consolidate TRC with Tampa, assuming, as we do, that Tampa has received and will continue to receive fair value for the Transferred Assets sold to TRC.

Some courts have considered whether substantive consolidation increases the likelihood of the debtor’s rehabilitation and reorganization. Factors considered include the potential savings in cost and time, the elimination of duplicate claims and whether there is a question of who among the debtors is liable. See Continental Vending, 517 F.2d at 1001.8 Eliminating the need to disentangle assets, however, does not, without more, justify consolidation. “Substantive consolidation should be used only after it has been determined that all creditors will benefit because untangling is either impossible or so costly as to consume the assets.” Augie/Restivo, 860 F.2d at 519. Based on the facts and assumptions set forth herein, the assets and business functions of TRC will not be so entangled with those of Tampa as to make separate identification of each one’s assets impossible or prohibitively costly.

Based on the foregoing facts, and subject to the assumptions, qualifications and discussions contained herein and the reasoned analysis of analogous case law (although there is no precedent directly on point), it is our opinion that a United States bankruptcy court, in the event of a case under the Bankruptcy Code involving Tampa as debtor, would not disregard the separate corporate existence of TRC so as to consolidate TRC’s assets and liabilities with those of Tampa. Our opinion is subject to the further qualifications that (i) the assumptions set forth herein have been, are and continue to be true in all material respects, (ii) there are no additional facts that would materially affect the validity of the assumptions and conclusions set forth herein or upon which this opinion is based, (iii) such case is properly presented and argued and (iv) the law is properly applied.

[8]	See also Drexel Burnham, 138 B.R. at 766 (approving a plan of reorganization premised on substantive consolidation where no creditors had objected and where establishing to whom actual liability, if any, should be allocated would be a “herculean task, consuming years of costly professional services, thereby draining significant amounts of value from the Debtors’ estates”).

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III.	Nature of the Transfer of the Transferred Assets from Tampa to TRC

Section 541(a)(1) of the Bankruptcy Code provides that the property of a bankruptcy estate includes “all legal or equitable interests of the debtor in property as of the commencement of the case.” Although federal law governs the extent to which a debtor’s interest in property is part of its bankruptcy estate, state law governs whether a debtor has any “legal or equitable interest” in property. In re Kalter, 292 F.3d 1350, 1353 (11th Cir. 2002) (citing Butner v. United States, 440 U.S. 48, 55 (1979)). Accordingly, you have asked our opinion whether the purchase and sale transactions and capital contributions contemplated by the Purchase Agreement would be characterized as an absolute transfer of Tampa’s property interests in the Transferred Assets, or, alternatively, as a secured loan, in which event Tampa would be deemed to have retained an interest in the Transferred Assets so that such Transferred Assets would be property of its bankruptcy estate, and consequently subject to the automatic stay in the event of Tampa’s bankruptcy.

There is limited judicial authority relating to the issue of when a transaction styled as a sale of receivables constitutes a true sale or an otherwise absolute transfer as opposed to a secured loan, and we have not located any definitive judicial authority that would conclusively characterize the transactions evidenced by the Purchase Agreement as constituting a true sale or an absolute transfer. The existing case law, however, does indicate that a true sale analysis should examine the intent of the parties as well as whether the “legal rights and economic consequences of the Agreement bear a greater similarity to a financing transaction or to a sale.” In re Evergreen Valley Resort, Inc., 23 B.R. 659, 661-62 (Bankr. D. Me. 1982) (citing Major’s Furniture Mart Inc. v. Castle Credit Corp., 602 F.2d 538, 544-45 (3d Cir. 1979)).

A.	Intent of Parties

The threshold issue in a true sale analysis is whether “the parties actually intended to effect an absolute transfer of ownership.” In re Kassuba, 562 F.2d 511, 514 (7th Cir. 1977); see also In re Omne Partners II, 67 B.R. 793 (Bankr. D.N.H. 1986); Fox v. Peck Iron and Metal Co., 25 B.R. 674 (Bankr. S.D. Cal. 1982). As one court stated, in determining whether a contract between two sophisticated parties creates a true sale or a secured financing, “[w]here the intention of the parties is clearly and unambiguously set forth in the agreement, effect must be given to the parties’ intent as revealed in the language used without regard to extrinsic evidence.” In re Bevill, Bresler & Schulman Asset Mgmt. Corp., 67 B.R. 557, 586 (D.N.J. 1986) (because the parties’ expressed intent was to enter into a sale, the court found that even though the agreement contained elements of both a secured loan and a sale, the transaction (a repurchase agreement) was a sale rather than a secured loan); accord In re Comark, 145 B.R. 47 (B.A.P. 9th Cir. 1992). The intent of the parties is gleaned from the express terms employed in the transaction documents, as well as relevant extrinsic evidence of intent, including trade custom and usage, market realities, and the parties’ course of conduct and performance. Bevill, 67 B.R. at 597.

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The terms of the Purchase Agreement consistently and expressly state that the intent of the parties is to effect a true sale of the Transferred Assets subject to such Agreement. Section 2.01(b) of the Purchase Agreement provides that:

“It is the intention of the parties hereto that each Purchase of Transferred Assets to be made hereunder shall be absolute and irrevocable and will provide the Purchaser with the full risks and benefits of ownership of such Transferred Assets so purchased (such that the Transferred Assets would not constitute property of the Originator’s estate in the event of the Originator’s bankruptcy) and shall constitute a ‘sale of accounts[.]’”

Section 2.01(b) also states that, “In view of the intention of the parties hereto that the Purchases of Receivables to be made hereunder shall constitute a sale of such Receivables rather than a loan secured by such Receivables, . . . ..” Section 2.02(d) states that, “Each contribution of a Receivable by the Originator to Purchaser shall be deemed to be a Purchase of such Receivable by the Purchaser for all purposes of this Agreement.” To ensure that the intention of Tampa and TRC that the transfers be true sales is made known to creditors, in addition to marking its master data processing records relating to the Receivables, the Purchase Agreement requires Tampa to account for the transactions thereunder as true sales. Section 4.03(h) of the Purchase Agreement preclude Tampa and TRC from accounting for the Transferred Assets Sales in any manner other than as a sale or an absolute conveyance. Furthermore, certain provisions typically found in a loan agreement are not found in the Purchase Agreement. For example, there exists no repayment schedule for TRC’s recovery of the dollar amounts previously paid to Tampa in consideration of the Transferred Assets, nor is there an “acceleration clause” that permits TRC to demand immediate repayment of such dollar amount from Tampa in the event that certain events of default occur with respect to Tampa. The contractual language described above appears to be at least as descriptive of the parties’ intent to create a sale as the contractual language reviewed by the court in Bevill, supra.

B.	Economic Substance of the Transactions Under the Purchase Agreement

Clear and unambiguous evidence of the parties’ intention to effect a true sale transaction is a significant factor in any true sale analysis. Many courts have also reviewed, however, the economic substance of the transaction to determine whether it is consistent with true sale characterization, and have suggested that the economic consequences of a transaction may, in fact, be more important than the parties’ intent.9 Decisions following this approach utilize a myriad of attributes, often without indicating which are the most significant or what effect the presence or absence of certain attributes would have in any given case. As a result, conflicting case law has developed.

[9]	Cf. Resolution Trust Corp. v. Aetna Cas. & Sur. Co., 25 F.3d 570, 578 (7th Cir. 1994) (court looked to “economic substance” of securities repurchase transaction to determine whether losses stemming under such transaction fell within “loan loss exclusion” of insurance policy and determined that such transaction was in substance a collateralized loan).

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Perhaps the most important factor relevant to this economic analysis, however, is whether the Purchaser has assumed the risks inherent in the ownership of the receivables purportedly sold. The court in Major’s Furniture, 602 F.2d at 545, found that a purported sale was actually a secured transaction mainly because the transferee had “attempted to shift all risk to [the transferor], and incur none of the risks or obligations of ownership.” See also In re De-Pen Line, Inc., 215 B.R. 947, 950-51 (Bankr. E.D. Pa. 1997) (as in Major’s Furniture, not a true sale, because no risk of loss, due to 60 day chargeback provision). Although the ownership of receivables may involve a number of risks, the Ninth Circuit Court of Appeals has indicated that the risk of loss borne by a “purchaser” is a most significant indicium of whether a transaction constitutes a true sale or a secured loan. In re Woodson Co., 813 F.2d 266, 270-72 (9th Cir. 1987) (holding that investors in real estate loans had not purchased the related notes and deeds of trust because the investors were “relieved . . . of all risk of loss”). It is appropriate, therefore, to begin an analysis of the economic consequences of the transactions evidenced by the Purchase Agreement with an examination of whether Tampa has shifted to TRC the credit risk associated with nonpayment of amounts owed by the Obligors.

The language of Section 2.01(a) of the Purchase Agreement provides that “the Originator shall sell to the Purchaser without recourse” except that Tampa remains liable to TRC for breaches of the representations, warranties and covenants made in the Purchase Agreement and for certain specific indemnities, including the obligation to pay reductions in the balance of an Transferred Asset on account of Diluted Receivables. None of such indemnities, however, nor any other representations, warranties or covenants in the Purchase Agreement, however, relate to the ongoing ability of Obligors to pay for the Transferred Assets nor, we believe, could reasonably be construed as a guaranty of payment of the Transferred Assets. Accordingly, the risk of credit loss has clearly shifted from Tampa to TRC. Indemnities on account of Diluted Receivables arise when an Obligor fails to pay a Receivable in whole or in part as a result of credits, rebates, allowances, disputes, billing errors and other similar adjustments. The future credit failure of any Obligor is not covered by the recourse for Diluted Receivable.

Another feature of a purchase transaction is the presence of a fixed purchase price. Once the Purchase Price is paid under the Purchase Agreement, it is not subject to further adjustment except for the Deemed Collections contemplated under Section 2.02(f) of the Purchase Agreement. If actual losses realized by TRC relating to an Obligor’s financial inability to pay amounts owed or increased financing costs cause TRC to incur a loss as a result of the Transferred Assets Sales, TRC has no recourse against Tampa; instead, that risk has been shifted from Tampa to TRC. TRC retains all profit from the excess of collections over its costs of operations and the purchase price paid, and Tampa has no rights under the Purchase Agreement to recover such profit.

In addition to limited recourse and a fixed purchase price, another factor relevant to the economic analysis of a purported sale transaction is whether the transferee’s rights in the purchased receivables could be extinguished by repayment of a debt owed by the transferor or by the recovery of the purchase price payments. See, e.g., Evergreen Valley Resort, 23 B.R. at 661; In re Joseph Kanner Hat Co., 482 F.2d 937, 940 (2d Cir. 1973). The terms of the Purchase

The Parties Listed on Schedule A Hereto

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Agreement provide for the absolute transfer of the Transferred Assets to TRC. TRC’s rights in such Transferred Assets are unaffected by the recovery of the purchase price amounts paid to Tampa.

Another factor relevant to the economic analysis of a purported sale transaction is whether a receivable transferee must account to the transferor for any recoveries that exceed the purchase price for such receivable. Evergreen Valley Resort, 23 B.R. at 661. As described above, TRC has no obligation to pay Tampa any amounts realized as a result of losses that are less than those anticipated or as a result of the earlier than anticipated recovery of collections. Once the Purchase Price is paid, it is not subject to subsequent recalculation.

We note that Tampa will retain a 100% equity interest in TRC and will therefore have an indirect but significant interest in the surplus value of the Transferred Assets transferred to or otherwise funded by TRC. We know of no judicial precedent concluding that such indirect benefit to a parent corporation prevents characterization of a transfer of receivables to a subsidiary as an absolute transfer.10 In at least one bankruptcy court order authorizing post-petition financing, the court found a true sale of receivables to exist between a parent corporation and its subsidiary, and such court did not refer to such indirect benefit when reaching its true sale conclusion. In re Carter Hawley Hale Stores, 1991 Bankr. LEXIS 2185 (Bankr. C.D. Cal. Oct. 24, 1991); see also In re Federated Dept. Stores, 1990 WL 120751 (Bankr. S.D. Ohio July 26, 1990). In the absence of any contrary precedents, it appears that, if the transactions under the Purchase Agreement would qualify as a sale among or between unrelated entities, Tampa’s ownership of TRC should not change that result.

We also note that, on the Effective Date, Tampa will, and from time to time thereafter in order to maintain the Minimum Capital for TRC, Tampa may contribute certain Transferred Assets to the capital of TRC. As noted earlier, the courts have recognized a distinction between the ownership of a subsidiary’s stock and ownership of its assets. So long as Tampa and TRC are maintained as separate entities in accordance with our assumptions set forth earlier in this opinion, Tampa’s interest through such capital contributions will be in the net equity of TRC and will be no different from that retained by any company that sells or contributes assets to its subsidiary. Accordingly, we do not think that any Transferred Assets transferred to TRC as capital contributions would, in a properly presented and analyzed case, be characterized as property of Tampa.

[10]	In a different context, the Ninth Circuit Court of Appeals found that, for tax purposes, a parent that obtains insurance from a captive insurance subsidiary had not shifted the risk of loss and was therefore not allowed to deduct insurance premiums paid to the captive. Clougherty Packing Co. v. Commissioner, 811 F.2d 1297 (9th Cir. 1987). The court found that the risk of loss was not shifted because any losses paid for by the captive would reduce the value of the parent’s investment in such subsidiary. The court expressly limited its holding to the tax issues before it, and stated specifically that cases involving risk of loss in noninsurance transactions between related entities were not relevant to its analysis.

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Certain features of the transaction, we note, are often present in a secured loan transaction: (i) Tampa and TRC are not required to disclose to the Obligors that specific Transferred Assets have been sold to or otherwise funded by TRC, and (ii) Tampa, as Servicer, will retain possession of the documentation relating to the Transferred Assets, will retain the ability under some circumstances to make adjustments to the Transferred Assets and will retain principal responsibility for collecting the Transferred Assets, as agent for TRC. We do not think, however, that these features are significant when contrasted with all of the attributes of a sale described above. In particular, Tampa will note, in its computer records relating to the Transferred Assets, that the ownership of the Transferred Assets has been transferred, and an appropriate UCC filing to “perfect” the transfers under Article 9 of the UCC with respect to the Transferred Assets to be transferred pursuant to the Purchase Agreement will be recorded.11 Tampa and TRC will treat the transfers as a sale on their consolidated financial statement and for income tax purposes, to the extent that tax consolidation principles are inapplicable. Moreover, Tampa has no right to repurchase or make adjustments to the Transferred Assets, and has no obligations with respect thereto except for Deemed Collections and indemnification for breaches of representations and warranties and other items (but none of which constitute credit recourse for the failure of an Obligor to pay a Receivable).

In rendering this opinion, we do not express any opinion as to how long TRC or the Agent, if Tampa became a debtor under the Bankruptcy Code, might be denied possession of the Transferred Assets or the proceeds thereof in Tampa’s possession before a determination were made of the validity of an assertion that the beneficial interest in such Transferred Assets were part of Tampa’s estate. We also express no opinion as to whether, in the event it were asserted that the Transferred Assets and their proceeds were part of Tampa’s estate in a proceeding under the Bankruptcy Code, a court would permit Tampa to use the proceeds relating to the Transferred Assets in Tampa’s possession without the consent of TRC or the Agent, either before deciding the issue or pending a final decision on the merits were a prior decision to be the subject of an appeal, nor do we express any opinion as to the availability or effect of a preliminary injunction, temporary restraining order or other such temporary relief pending a decision on the merits. See, e.g., In re LTV Steel Co., 274 B.R. 278 (Bankr. N.D. Ohio 2001).12

[11]	Article 9 of the UCC governs sales of accounts and payment intangibles whether intended as “true sales” or as collateral assignments. If the sales of Receivables from Tampa to TRC were not perfected under Article 9, a trustee in bankruptcy would have the right to avoid such transfers and the Receivables so recovered would be property of Tampa’s bankruptcy estate. In a 1993 case the Tenth Circuit stated, in light of the perfection and priority requirements of Article 9, that a seller of accounts always retains a “legal or equitable interest” in the accounts sold for purposes of Section 541 of the Bankruptcy Code. Octagon Gas Sys., Inc. v. Rimmer, 995 F.2d 948, 956-57 (10th Cir.), cert. denied, 114 S. Ct. 554 (1993). However, §9-318(a) of the Uniform Commercial Code, as revised in 2001, rejects the holding of the Octagon decision and provides that the seller of accounts and payment intangibles retains no “legal or equitable interest” in the assets sold. U.C.C. §9-318(a). See alsoid. §9-109, Comment 5. We would expect that even courts in the 10th Circuit in a case properly presented and argued would no longer follow the Octagon decision.

[12]	In In re LTV Steel, the bankruptcy court refused to grant relief from its interim cash collateral order permitting the debtor to use the proceeds of accounts receivable previously sold to a non-debtor special purpose finance subsidiary

(continued…)

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We also express no opinion as to the sale of any of the Transferred Assets as to which the consideration required to be paid under the Purchase Agreement had not been paid prior to the time of the commencement of a bankruptcy proceeding of Tampa or which at the time of such commencement had not been earned and constituted an account receivable from an Obligor.

Based on the foregoing facts, and subject to the qualifications and discussion contained herein and the reasoned analysis of analogous case law (although there is no precedent directly on point), it is our opinion that, a court, under the Bankruptcy Code or similar state insolvency law, would hold that the assignment of the Transferred Assets from Tampa to TRC pursuant to the Purchase Agreement (even if the purchase price for such Transferred Assets is funded through proceeds of a capital contribution by Tampa or through the capital contributions of Transferred Assets described above) constitutes a true sale or absolute transfer, and therefore that such Transferred Assets would not (i) constitute property of the estate of Tampa under Section 541(a)(1) of the Bankruptcy Code, or (ii) be subject to the automatic stay under Section 362(a) of this Bankruptcy Code.

IV.	Qualifications

We are admitted to practice law in the Commonwealth of Massachusetts and express no opinion as to the laws of any jurisdiction other than the laws of such Commonwealth, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We note that the Purchase Agreement and the Loan Agreement each provide that they are governed by the laws of the State of New York. We are rendering the opinions expressed herein as though the Purchase Agreement and the Loan Agreement each were governed by the internal laws of Massachusetts.

Our opinion is subject to the further qualifications that (i) the assumptions set forth herein are and continue to be true in all material respects, (ii) there are no additional facts that would materially affect the validity of the assumptions and conclusions set forth herein or upon which this opinion is based, (iii) such case is properly presented and argued and (iv) the law is properly applied.

The opinions expressed herein are being delivered to you as of the date hereof and we assume no obligation to advise you of any changes of law or fact that may occur after the date hereof, notwithstanding that such changes may affect the legal analysis or conclusions contained herein. These opinions are solely for your benefit in connection with the transactions contemplated in the Relevant Documents and may not be quoted or relied upon by, nor may copies be delivered to, any other person or used for any other purpose without our prior written

(continued…)

The motion to modify the interim order was filed by the lender that had been granted a security interest in the transferred accounts by the debtor’s finance subsidiary. The court, without citing to Octagon or any of the factors in the foregoing true sale analysis, premised its decision on an unspecified equitable interest retained by the debtor after a transfer of receivables that the parties characterized as a true sale. In re LTV Steel, 274 B.R. at 285-86.

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consent, except that copies of this opinion may be furnished to any of your permitted or prospective assignees and participants, included in your files for such transactions, and shown to your accountants and other professional advisors and any applicable regulatory authorities, and as may otherwise be required by law. We also hereby confirm that each nationally recognized statistical rating organization which rates the commercial paper notes issued by any Conduit Lender is entitled to rely on this opinion as if it were addressed to it.

This opinion should be interpreted in accordance with the Special Report by the TriBar Opinion Committee, Opinion in the Bankruptcy Context: Rating Agency, Structured Financing, and Chapter 11 Transactions, 46 Business Lawyer 717 (1991).

Very truly yours,

PALMER & DODGE LLP

SCHEDULE A

Addressees of Opinion Letter

Citicorp North America, Inc.

As Program Agent under the Loan Agreement and

The Conduit Lenders, the Committed Lenders and the Managing Agents

under the Loan Agreement

c/o Citicorp North America, Inc. as Program Agent

Citigroup Global Securitized Markets

388 Greenwich Street, 19th Floor

New York, NY 10017

SCHEDULE I

LENDER GROUPS

Citicorp North America, Inc. Lender Group

Managing Agent:	Citicorp North America, Inc.

Conduit Lender:	CAFCO, LLC

Conduit Lending Limit:	$150,000,000

Committed Lender:	Citibank, N.A.

Commitments:	$150,000,000

Reference Bank:	Citibank, N.A.

SCHEDULE II

NOTICE ADDRESSES

Citicorp North America, Inc.

Citigroup Global Securitized Markets

388 Greenwich Street, 19th Floor

New York, NY 10017

Attention: Raymond Dizon

Telephone: (212) 816-0517

Facsimile No.: (212) 816-0262

Email: raymond.f.dizon@citigroup.com

CAFCO, LLC

450 Mamaroneck Avenue

Harrison, New York 10528

Attention: Global Securitization

Fax: (914) 899-7015

Citibank, N.A.

399 Park Avenue

New York, New York 10043

Attention: Global Securitization

Fax: (212) 758-7245

TEC Receivables Corp.

TECO Plaza

702 N. Franklin Street, 2nd Floor

Tampa, FL 33602

Attention: Kim Caruso, Treasury Department

Telephone: (813) 228-1012

Facsimile No.: (813) 228-4262

Tampa Electric Company

TECO Plaza

702 N. Franklin Street

Tampa, FL 33602

Attention: Corporate Secretary

Telephone: (813) 228-1808

Facsimile No.: (813) 228-1328

SCHEDULE III

SPECIAL CONCENTRATION LIMITS

None.

SCHEDULE IV

CONCENTRATION PERCENTAGES

	Unbilled Overconcentration Percentage	Customer Deposit Overconcentration Percentage	Taxes Overconcentration Percentage	Government Receivables Overconcentration Percentage
Level 1 Ratings Period	100%	100%	100%	5%

Level 2 Ratings Period	100%	100% if one Debt Rating of Tampa Electric is BBB- or higher by S&P or Baa3 or higher by Moody’s and the other Debt Rating of Tampa Electric is BB+ by S&P or Ba1 by Moody’s.	100%	5%

		75% if the Debt Rating of Tampa Electric is BB+ by S&P and Ba1 by Moody’s.

Level 3 Ratings Period	95%	50%	100%	5%

Level 4 Ratings Period	90%	0%	50%	0%

Level 5 Ratings Period	70%	0%	0%	0%

SCHEDULE V

LIST OF APPROVED SUB-SERVICERS

[Intentionally omitted]

Schedule VI

Excluded Receivables

[Intentionally omitted]